As filed with the Securities and Exchange Commission on September 1, 1999

                                                Registration No. 333-83349

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          UNITED PARCEL SERVICE, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                          4210                 58-2480149
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or organization)    Classification Code Number) Identification No.)


                           55 Glenlake Parkway, N.E.
                               Atlanta, GA 30328
                                (404) 828-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            Joseph R. Moderow, Esq.
                      Senior Vice President and Secretary
                          United Parcel Service, Inc.
                           55 Glenlake Parkway, N.E.
                               Atlanta, GA 30328
                                (404) 828-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

    John F. Olson, Esq.                           Jeffrey L. Schulte, Esq.
 Gibson, Dunn & Crutcher LLP                   Morris, Manning & Martin LLP
1050 Connecticut Avenue,  N.W.             3343 Peachtree Road, N.E., Suite 160
   Washington, DC 20036                              Atlanta, GA 30326
      (202) 955-8500                                   (404) 233-7000

                                ---------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the filing of the certificate of merger referred to herein.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
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

                                    UPS LOGO

                                                         September   , 1999

To our shareowners:

   You are cordially invited to a special meeting of shareowners of United Parcel Service of America, Inc., which will be held at The Corporation Trust
Company, 1209 Orange Street, Wilmington, Delaware 19801, on October   , 1999,
at 9:00 A.M. At the special meeting, shareowners will vote on a merger of UPS and our wholly owned subsidiary, UPS Merger Subsidiary, Inc.

   The purpose of the proposed merger is to enable us to become a publicly traded company. In the merger, UPS will become a wholly owned subsidiary of United Parcel Service, Inc. Your existing UPS shares will convert automatically into class A shares of this new company, which we call New UPS, and you will continue to own the same percentage of New UPS stock that you now own of UPS stock. Class A shares will be entitled to ten votes each.

   After the merger, we intend to offer New UPS class B shares to the public. Class B shares will have the same economic rights as class A shares, but will be entitled to one vote each. We have designed New UPS's certificate of incorporation and bylaws to be appropriate for a public company while helping us preserve our unique UPS culture. As a publicly traded company, New UPS will have no right of first refusal on transfers of its common stock and no right to call any of its shares.

   We plan to use the net proceeds of the public offering to purchase some of the class A shares. We will do this in a cash tender offer to all shareowners, which we intend to launch within several months after the public offering. Upon completion of these transactions, we anticipate that current UPS shareowners will own about 90% of New UPS's total outstanding shares and control about 99% of the votes.

   Our board of directors has carefully considered the merger, the public offering and the related transactions that are described in the enclosed proxy statement/prospectus. We believe that implementing this program will position us for continued success in an increasingly competitive world while preserving the essence of our employee-owned and owner-managed culture.

   In order to proceed with these transactions, our shareowners must approve the merger. Our board of directors has unanimously determined that the merger is in the best interests of our shareowners, and unanimously recommends that you vote FOR the proposals described in the enclosed proxy statement/prospectus.

   You should carefully consider the risk factors relating to the merger, the related transactions and our business, which are described beginning on page 13 of the enclosed proxy statement/prospectus.

   Your vote is important. We urge you to vote FOR the merger.

                                                    /s/ James P. Kelly
                                        _______________________________________
                                                      James P. Kelly
                                               Chairman and Chief Executive
                                                         Officer

                   NOTICE OF SPECIAL MEETING OF SHAREOWNERS

                      to be held on October   , 1999

To our shareowners:

   A special meeting of shareowners of United Parcel Service of America, Inc. will be held at The Corporation Trust Company, 1209 Orange Street, Wilmington,
Delaware 19801, on October   , 1999, at 9:00 A.M., for the purpose of voting
on two proposals:

  .  to approve an Agreement and Plan of Merger, dated as of September   ,
     1999, among United Parcel Service of America, Inc., United Parcel Service, Inc. and UPS Merger Subsidiary, Inc., pursuant to which UPS Merger Subsidiary, Inc. will merge with and into United Parcel Service of America, Inc. and all of our currently outstanding stock will be converted into shares of class A common stock of United Parcel Service, Inc.; and

  .  to approve the United Parcel Service, Inc. Incentive Compensation Plan.

   The board of directors has fixed the close of business on August 30, 1999 as the record date for determining holders of our common stock entitled to notice of and to vote at the special meeting.

                                                   /s/ Joseph R. Moderow
                                          _____________________________________
                                                     Joseph R. Moderow
                                                         Secretary

Atlanta, Georgia

September   , 1999

   Your vote is important. Even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You have the right to revoke your proxy at any time before it is voted by giving us written notice of revocation, by submitting a subsequent proxy or by voting in person at the special meeting. If you indicate no instructions on your proxy card with respect to a proposal, we will vote your shares FOR that proposal. It is important that you vote. To approve these proposals, it is necessary that a majority of our outstanding shares be voted in favor of the merger, and that a majority of the shares present at the meeting, in person or by proxy, be voted in favor of the incentive compensation plan.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the class A shares to be distributed as a result of the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

   The date of this proxy statement/prospectus is September   , 1999. It is
first being mailed to UPS shareowners on September   , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Questions and Answers....................................................   1

Where You Can Find More Information About UPS............................   6

Summary..................................................................   7

Risk Factors.............................................................  13

Special Note About Forward-Looking Statements............................  17

Dividend Policy..........................................................  18

Selected Consolidated Financial and Operating Data.......................  19

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21

Industry Overview........................................................  33

Business.................................................................  35

The Merger, the Public Offering and the Tender Offer.....................  51

Purposes of the Merger...................................................  55

The Special Meeting; Voting Rights and Proxies...........................  56

Description of Capital Stock, Certificate of Incorporation and Bylaws....  58

Market for Old UPS's Common Equity and Related Shareowner Matters........  64

Management and Stock Ownership Information...............................  67

Incentive Compensation Plan..............................................  77

Relationships with Overseas Partners Ltd.................................  81

Federal Income Tax Consequences to Shareowners...........................  83

Legal Matters............................................................  85

Submission of Shareowner Proposals.......................................  85

Experts..................................................................  85

Index to Financial Statements............................................ F-1

Annex A--Form of Agreement and Plan of Merger............................ A-1

Annex B--Form of Restated Certificate of Incorporation of United Parcel
 Service, Inc............................................................ B-1

Annex C--Form of Incentive Compensation Plan............................. C-1

                          QUESTIONS AND ANSWERS

Why are we doing this?

   Our goal is to continue to be the pre-eminent global company in our industry in the 21st century. In order to achieve this goal, we want to have greater financial flexibility to respond to changes in global market conditions, including the ability to use a publicly traded security to make strategic acquisitions in important markets around the world. The proposal will allow us to achieve this goal in a manner that keeps voting control in the hands of our current shareowners. Our board of directors has given this question careful study and unanimously believes that creating a publicly traded security is the right thing for us to do at this time.

What does this mean for UPS?

   UPS is a very special company. For 92 years, spanning almost the entire 20th century, UPS has been primarily owned by its employees and managed by its owners. Over that period of time, UPS has become the largest package distribution company in the world. We owe our success, to a significant degree, to our ownership structure and to the commitment it inspires in our current and former employee owners. We believe that these proposals will help preserve the best aspects of our employee-owned and owner-managed culture. Current shareowners will retain voting control, and we will be positioned for success in the 21st century.

Will New UPS basically be the same company after we have outside investors?

   Yes. The proposals will preserve our corporate culture and structure. Our commitment to our shareowners, employees and customers is unchanged. New UPS will have the same directors, officers and employees and the same goals and visions.

What does this mean for me?

   If you are a current employee owner:

  . your shares will no longer be subject to our right of first refusal, or to recall when you leave UPS or retire

  . eligibility to participate in stock purchase plans will be unchanged, although you will be able to purchase New UPS common stock

   If you are a retired or former employee owner, an heir of a retired or former employee owner, or a foundation:

  .  your shares will no longer be subject to recall or repurchase

  . after the expiration of the transfer restrictions discussed below, you will be able to sell your shares in the public markets

How and when will we complete the public offering?

   As soon as our board of directors deems advisable after the merger is approved, we plan to sell shares of New UPS class B common stock to the public in an underwritten public offering. If the merger is approved, we will complete it simultaneously with the completion of our public offering. If the merger is not approved, the public offering will not occur. If the public offering does not occur, we will not effect the merger.

How much stock are we selling to the public?

   Our financial advisers tell us that it is advisable to sell about 10% of our outstanding shares to the public in order to create a satisfactory trading market in our class B common stock. After the public offering:

  . class A common stock will constitute about 90% of our total outstanding common stock and about 99% of our total voting power

  . class B common stock will constitute about 10% of our total outstanding common stock and about 1% of our total voting power

What do we plan to do with the proceeds of the public offering?

   We plan to use the net proceeds of the public offering to offer to purchase class A common stock from all of our existing shareowners in a cash tender offer.

Why do we plan to make a tender offer for class A common stock?

   Because we do not need the proceeds of the public offering for our current or foreseeable operations, we could have gone public by allowing our shareowners to sell some of their shares to the public instead of offering new shares to the public. But we wanted all of our shareowners to have the same opportunity to sell some of their stock on a voluntary basis, and an offering that permitted all of our existing 125,000 shareowners to participate would have been extremely difficult to accomplish. The public offering followed by the tender offer will produce a result similar to a direct offering by our shareowners.

What effect will there be on voting control?

   Voting control of New UPS will remain in the hands of current shareowners after we complete the public offering.

What will I receive in the merger?

   In the merger, all of your outstanding common stock will convert automatically into New UPS's class A common stock. Of the UPS shares you currently own:

  .  one-third will be converted into class A-1 common stock

  .  one-third will be converted into class A-2 common stock

  .  one-third will be converted into class A-3 common stock

   Except for the transfer restrictions that we describe below, each share of class A common stock will be identical. Since the class A-1 common stock, class A-2 common stock and class A-3 common stock are exactly the same except for the length of these restrictions, we refer to them collectively as the class A common stock.

How will the merger and the public offering affect UPS's corporate structure?

   There is a diagram that illustrates the merger and the public offering, and their effect on UPS's structure, on page 5.

Will I be able to sell or transfer my class A common stock immediately?

   No. To facilitate our public offering, New UPS's certificate of incorporation will restrict you from selling or transferring class A common stock to anyone other than a "permitted transferee," entering into any swap or other arrangement that transfers any of the economic consequences of ownership of your class A common stock, or converting class A common stock into class B common stock, for a period after the public offering. These restrictions will expire:

  .  180 days after our public offering for class A-1 common stock

  .  360 days after our public offering for class A-2 common stock

  .  540 days after our public offering for class A-3 common stock

   Our financial advisers tell us that these restrictions are necessary to ensure an orderly initial trading market for our class B shares for a period following the commencement of trading. It is a common practice to impose transfer restrictions on existing shares in connection with an initial public offering. We have staggered the expiration of the transfer restrictions so that all existing shares do not become freely tradeable at the same time.

   The percentage of your shares that you will be able to sell in the tender offer will depend on the amount of proceeds we receive in the public offering, the market price of the class B shares when we make the tender offer and the level of participation by other shareowners in the tender offer. As a result, we will not be able to determine the percentage of your shares that you will be able to sell in the tender offer until the tender offer is complete.

   After the expiration of the restricted periods referred to above, you also will be able to sell your shares in the public market. If you transfer your class A common stock to anyone but a "permitted transferee" or sell your class A common stock in the public markets, it will convert automatically into class B common stock, so that the buyers will acquire only class B common stock.

Does management still think it is important for our people to own shares?

   Yes. Management believes that it is important for our managers and employees to have a significant investment in our company so that they will be motivated to strive for our continued success. Other than sales in the tender offer, management expects that, in the future, our people will maintain their investment in our company until retirement.

Who is a "permitted transferee"?

   Permitted transferees generally include:

  .  your spouse and children

  .  trusts for your, your spouse's or your children's benefit

  .  your individual retirement account

  .  your estate

  .  a bank to which you pledge your shares as collateral

  .  charitable organizations

   Each of these is not a permitted transferee under some circumstances. You should read "The Merger, The Public Offering and The Tender Offer--Transfer Restrictions on Shares of Class A Common Stock" for important details and conditions of transfers to permitted transferees.

What must I do to get my new class A common stock?

   In the merger, your shares will be converted automatically, without any action on your part, into New UPS class A common stock. Shortly after the completion of our public offering, we will send you a letter telling you how you will receive your class A common stock. You should not send us any share certificates at this time.

What will happen to UPS's right of first refusal to repurchase my stock?

   When we are a publicly traded company, you will not be required to offer your shares to us before you can sell them to third parties.

What will happen to the right of recall and the UPS Employees Stock Trust and UPS Managers Stock Trust?

   We intend to terminate the UPS Managers Stock Trust, Employees Stock Trust and similar trusts that give us recall rights. Separately, we are seeking the approval of these terminations by a majority of participants in each of these Trusts. On termination of these Trusts, our right to recall shares from members of the Trusts will terminate.

Will the Managers Incentive Plan be continued?

   Yes, but future awards that we historically would have granted under the Managers Incentive Plan will be awarded under the new incentive compensation plan. We believe that this type of compensation is an appropriate incentive for our managers, and we intend to continue it in the future.

Will I be able to buy more shares?

   Yes. You will be able to buy shares of our class B common stock on a stock exchange at market-determined prices after the public offering.

When will the initial public offering price be determined and what will my stock be worth after the public offering?

   The class B common stock will be listed on a stock exchange and will trade at prices that depend on a number of factors, including market conditions, our net income and operating performance, and our performance relative to that of comparable companies with publicly traded stock. Our stock price may fluctuate based on these factors. We do, however, expect that our initial public stock price will be higher than the current price. We expect that the market price of our class B common stock will significantly influence the value of our class A common stock.

What will our dividend policy be after the public offering?

   We expect to continue to declare dividends on our common stock after the public offering. The declaration of future dividends is subject to the discretion of our board of directors in light of all relevant factors, including earnings, general business conditions and working capital requirements.

If I sell class A common stock, how does it convert into class B common stock?

   You will sell your class A common stock through a stockbroker and our transfer agent will issue new class B common stock to the buyer. You will not have to do anything more to cause the conversion from class A to class B.

What will my tax consequences be?

   The merger, the conversion of your shares into New UPS's class A common stock and the public offering will not be taxable transactions for you for U.S. federal income tax purposes. Any sale of your class A common stock, in the tender offer or otherwise, will be a taxable transaction for you for U.S. federal income tax purposes.

Why are we merging with one of our subsidiaries?

   We need the flexibility of New UPS's certificate of incorporation to go public. To obtain this type of certificate of incorporation, we could amend our existing certificate of incorporation, which would require the approval of 80% of our outstanding shares, or merge with New UPS, which requires the approval of only a majority of our outstanding shares. Our board concluded that pursuing the merger alternative would be a more efficient method of achieving this goal.

How will New UPS's certificate of incorporation be different from our current certificate of incorporation?

   New UPS's certificate of incorporation will:

  . authorize a class of common stock, called class A common stock, that will be entitled to ten votes per share and will be issued to you in exchange for your current shares of our common stock

  . authorize a class of common stock, called class B common stock, that will have the same economic rights as the class A common stock, but will be entitled to one vote per share

  . eliminate the existing requirement that you must offer your shares to us for purchase before you can sell them to third parties

  . modify our "scaled voting" provision so that it does not reduce the voting power of shareowners unless they own more than 25% of our total voting power

  . add provisions that restrict the transferability of the class A common stock for a period of time to allow us to complete a successful public offering

   Separately, we are seeking approval to terminate the UPS Managers Stock Trust, the UPS Employees Stock Trust and other similar trusts, so that we will not have the right to recall any New UPS common stock.

What do I need to do now?

   It is important that you vote. In order to make sure that your vote is counted, you must return a completed, signed and dated proxy card. To approve the merger, it is necessary that a majority of our outstanding shares be voted in favor of the merger. To approve the incentive compensation plan, it is necessary that a majority of the shares present at the meeting, in person or by proxy, be voted in favor of the plan. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you indicate no instruction on your proxy card with respect to a proposal, we will vote your shares FOR that proposal at the special meeting.

Who can help answer any questions I have?

   If you have any questions, you should contact UPS Shareowner Relations at
(404) 828-6000.

                               ----------------

   The following diagram illustrates the effect of the merger and the public offering on UPS:

[DIAGRAM OF MERGER AND PUBLIC OFFERING APPEARS HERE]

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT UPS

   Old UPS files, and after the public offering we will file, annual, quarterly and special reports, proxy statements and other information with the SEC. Old UPS's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, NY 10048, and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

   We have filed a registration statement on Form S-4 with the SEC. This proxy statement/prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. We also have filed a registration statement on Form S-1 relating to our proposed public offering of shares of class B common stock.

                                    SUMMARY

   This summary highlights selected information in this proxy statement/prospectus, but it may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the merger and related transactions, you should read this entire document and the other documents that we refer you to. See "Where You Can Find More Information About UPS" on page 6.

                                      UPS

Our Company

   We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver over 12 million packages each business day for 1.7 million shipping customers to six million consignees. In 1998, our 330,000 employees delivered more than three billion packages and documents worldwide, generating revenues of $24.8 billion and net income of $1.7 billion.

   Our primary business is the delivery of packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including comprehensive management of supply chains, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet. We seek to position ourselves as an indispensable branded component of e-commerce and to focus on the movement of goods, information and funds.

   We have the following competitive strengths:

  . Global Reach and Scale. We believe that our integrated worldwide ground and air network is the most extensive in the industry. We operate about 149,000 delivery vehicles and over 500 airplanes, and we estimate that our end-to-end delivery system carries goods having a value in excess of 6% of the U.S. gross domestic product.

  . Distinctive People and Culture. Our people are our most valuable asset. We believe that the dedication of our employees results in large part from our distinctive "employee-owner" concept. Currently, employees and retirees own about two-thirds of our outstanding shares. Every one of our executive officers has more than 25 years of service with UPS and has accumulated a meaningful ownership stake in our company.

  . Broad, Flexible Range of Distribution Services. We offer to our customers as broad and flexible a range of delivery services as any provider in the industry. All of our air, international and business-to-business ground delivery service offerings are time-definite, which means that they arrive at times specified by our customers, and guaranteed. Our integrated air and ground network enhances pickup and delivery density and provides us with the flexibility to transport packages using the most efficient and cost-effective transportation mode or combination of modes.

  . Brand Equity. We have built strong brand equity by being a leader in quality service and product innovation in our industry. We have been rated the second strongest business-to-business brand in the U.S. in a recent Image Power(R) survey and have been Fortune magazine's Most Admired Transportation Company in the mail, package and freight category for 16 consecutive years.

  . Customer Relationships. We focus on building and maintaining long-term customer relationships. We serve all of the Fortune 1000 companies.

  . Technology Systems. Over the past decade, we invested extensively in technology to capture and move electronic information to serve our customers and support our operations. We currently collect electronic data on 7.5 million packages each day--more than any of our competitors. As a result, we have improved our efficiency and price competitiveness, and we provide improved customer solutions.

  . E-Commerce Capabilities. According to Zona Research, during the 1998 holiday season we shipped 55% of the goods purchased over the Internet. We have teamed with over 100 e-commerce leaders to offer our existing and potential customers Web-based solutions that integrate our delivery products and information services into their websites.

  . Financial Strength. Our balance sheet gives us financial strength that few companies can match. We are one of the few companies--and the only transportation company--with a triple-A credit rating from both Standard & Poor's and Moody's.

Our Industry

   The package delivery business has evolved rapidly over the last two decades, driven by the integration of world markets, the rationalization of corporate supply chains and the implementation of enterprise software and Internet-based information technology solutions. Customers increasingly focus on the timing and predictability of deliveries rather than the mode of transportation. Time-definite transportation, which is no longer limited to air express, has become a critical part of inventory management and improving overall distribution efficiency, and has grown from 4% of the U.S. parcel delivery market in 1977 to over 60% today.

   The four key industry trends are:

  .  globalization

  .  increased need for time-definite services

  .  significant advances in technology

  .  industry consolidation

   Individual shipments are generally smaller but more frequent, and a greater proportion of products is being delivered directly to end-users. Customers expect high performance levels and broad product offerings as they seek to optimize supply chain efficiency. Companies, such as UPS, that provide logistics support to third parties have become extensively involved in the full range of customer supply chain functions. We believe that these trends will benefit companies like UPS with global reach, diverse product portfolios, extensive distribution capabilities and sophisticated tracking and information technology.

Our Growth Strategy

   The principal components of our growth strategy are as follows:

  . Expand Our Leadership Position in Our Core Domestic Business. Our strategy is to increase core domestic revenues through cross-selling of our existing and new services to our large and diverse customer base, to limit the rate of expense growth and to employ technology-driven efficiencies to increase operating profit. Our core business is also a springboard for our growth in all other areas, including international, e-commerce, logistics, supply chain management and financial services.

  . Continue International Expansion. We plan to leverage our worldwide infrastructure and broad product portfolio to continue to improve our international business mix, to grow high margin premium services and to continue to implement cost, process and technology improvements. We plan to solidify and expand our market position in Europe, where we have already created a pan-European network. We intend to continue to seek additional air operating authority to enhance our Asian operations. We are expanding our market presence in Latin America to enable us to enhance our cargo business and pursue additional express package volume.

  . Provide Comprehensive Logistics and Financial Solutions. We believe that we are well positioned to capitalize on the expected strong growth in the market for logistics support. We now redesign and operate supply chains for major companies in 45 countries where we have improved customers' inventory flows while reducing their need for capital assets, lowering their costs and enhancing their customer service. To complement our existing logistics and supply chain solutions, we plan to design a portfolio of financial products and services that capitalizes on our financial strength, customer relationships and extensive package-level data on our customers' shipments.

  . Leverage Our Leading-Edge Technology and E-Commerce Advantage. A key component of our strategy is to expand relationships with technology providers in the areas of enterprise resource planning, electronic procurement, or "e-procurement," systems integration and others, to integrate UPS technologies into their solutions and into the websites and systems of their customers.

  . Pursue Strategic Acquisitions and Global Alliances. Our public offering will better position us to aggressively pursue strategic acquisitions and enter into global alliances that can complement our core business, build our global brand, enhance our technological capabilities or service offerings, lower our costs and expand our geographic presence and managerial expertise.

                              THE SPECIAL MEETING

Date and Time...............  October   , 1999, at 9:00 A.M.

Location....................  The Corporation Trust Company, 1209 Orange
                              Street, Wilmington, Delaware 19801.

Record Date.................  August 30, 1999. Only shareowners of record as of the close of business on the record date will be entitled to vote at the special meeting.

Voting Shares Held in the     If you own shares of our common stock that are
Trusts......................  held by First Union National Bank as Trustee under the UPS Managers Stock Trust, the UPS
                              Employees Stock Trust or the UPS Qualified Stock
                              Ownership Plan and Trust, you may direct voting of these shares by executing and returning to First Union voting instructions that are included with this proxy statement/prospectus.

Shares Entitled to Vote.....  We had     shares of common stock outstanding and
                              entitled to vote as of the close of business on
                              the record date. These shares are the only
                              securities that may be voted at the special
                              meeting. Each share is entitled to one vote on
                              each proposal, except that the voting rights of
                              any shareowner or shareowners as a group who
                              beneficially own more than 10% of the common
                              stock (except for the UPS Managers Stock Trust,
                              the UPS Employees Stock Trust, the UPS Qualified
                              Stock Ownership Plan and Trust or any of our
                              other employee benefit plans) may cast only
                              1/100th of a vote on each proposal with respect
                              to each share in excess of 10% of the outstanding
                              shares of common stock. First Union, as trustee,
                              owns    shares, which constitute % of our
                              outstanding common stock entitled to vote as of the record date.

Quorum......................  Holders of a majority of the issued and outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

Votes Required..............  A majority of all issued and outstanding shares of our common stock entitled to vote is required to approve the merger at the special meeting. A majority of the shares present at the meeting, in person or by proxy, is required to approve the incentive compensation plan.

No Appraisal Rights.........  You will not be entitled to appraisal rights under Section 262 of the Delaware General
                              Corporation Law in connection with the merger or the conversion of our outstanding common stock into New UPS class A common stock.

                               FINANCIAL ADVISERS

   Morgan Stanley & Co. Incorporated and Tanner & Co., Inc. are acting as our financial advisers in connection with the proposed merger and the related transactions.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

   The following table sets forth summary consolidated financial and operating data. The financial data as of and for the periods ended December 31, 1997 and 1998 and June 30, 1999, and for the periods ended December 31, 1996 and June 30, 1998, presented in this table are derived from the consolidated financial statements and notes thereto which are included elsewhere in this proxy statement/prospectus. You should read the financial data below in conjunction with those consolidated financial statements and notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial data appearing elsewhere in this proxy statement/prospectus. The remaining financial data are derived from consolidated financial statements that are not contained in this proxy statement/prospectus.

   The financial and operating data as of and for the year ended December 31, 1997 reflect the impact of the Teamsters strike. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, compared to net income of $113 million and operating profit of $187 million for August 1996. Except as noted, the financial data for the six months ended June 30, 1999 reflect a tax assessment charge relating to a Tax Court decision.

                                                                       Six Months Ended
                                  Year Ended December 31,                  June 30,
                          -------------------------------------------  ------------------
                           1994     1995     1996     1997     1998      1998      1999
                          -------  -------  -------  -------  -------  --------  --------
                           (financial data in millions, except per share amounts)
Statement of Income
 Data:
Revenue:
 U.S. domestic package..  $16,998  $17,773  $18,881  $18,868  $20,650  $  9,982  $ 10,665
 International package..    2,291    2,886    2,989    2,934    3,237     1,560     1,700
 Non-package............      287      386      498      656      901       424       526
                          -------  -------  -------  -------  -------  --------  --------
Total revenue...........   19,576   21,045   22,368   22,458   24,788    11,966    12,891
Operating expenses:
 Compensation and
  benefits..............   11,727   12,401   13,326   13,289   14,346     7,002     7,377
 Other..................    6,293    6,478    7,013    7,471    7,352     3,519     3,646
 Restructuring charge...       --      372       --       --       --        --        --
                          -------  -------  -------  -------  -------  --------  --------
Total operating
 expenses...............   18,020   19,251   20,339   20,760   21,698    10,521    11,023
Operating profit (loss):
 U.S. domestic package..    1,896    1,937    2,181    1,654    2,899     1,341     1,643
 International package..     (465)    (250)    (281)     (67)      56        34       109
 Non-package............      125      107      129      111      135        70        58
 Corporate..............       --       --       --       --       --        --        58
                          -------  -------  -------  -------  -------  --------  --------
Total operating profit..    1,556    1,794    2,029    1,698    3,090     1,445     1,868
Other income (expense):
 Investment income......       13       26       39       70       84        30        70
 Interest expense.......      (29)     (77)     (95)    (187)    (227)     (115)     (105)
 Tax assessment.........       --       --       --       --       --        --    (1,786)
 Miscellaneous, net.....       35      (35)     (63)     (28)     (45)        6       (22)
                          -------  -------  -------  -------  -------  --------  --------
Income before income
 taxes..................    1,575    1,708    1,910    1,553    2,902     1,366        25
Income taxes............      632      665      764      644    1,161       556       380
                          -------  -------  -------  -------  -------  --------  --------
Net income (loss).......  $   943  $ 1,043  $ 1,146  $   909  $ 1,741  $    810  $   (355)
                          =======  =======  =======  =======  =======  ========  ========
Per share amounts:
 Basic earnings (loss)
  per share.............  $  1.68  $  1.87  $  2.06  $  1.65  $  3.18  $   1.49  $   (.64)
 Diluted earnings (loss)
  per share.............     1.66     1.84     2.03     1.63     3.14      1.47      (.64)
 Dividends declared per
  share.................      .55      .64      .68      .70      .85       .40       .55
As Adjusted Net Income
 Data:
Net income before impact
 of tax assessment in
 1999...................  $   943  $ 1,043  $ 1,146  $   909  $ 1,741  $    810  $  1,087
As a percentage of
 revenue................      4.8%     5.0%     5.1%     4.0%     7.0%      6.8%      8.4%

                                                                       Six Months Ended
                                    Year Ended December 31,                June 30,
                          -------------------------------------------- ----------------
                            1994     1995     1996     1997     1998    1998     1999
                          -------- -------- -------- -------- -------- ----------------
                                          (financial data in millions)
Balance Sheet Data
 (at end of period):
Working capital.........  $    120 $    261 $  1,097 $  1,079 $  1,708         $    434
Long-term debt..........     1,127    1,729    2,573    2,583    2,191            2,138
Total assets............    11,182   12,645   14,954   15,912   17,067           18,302
Shareowners' equity.....     4,647    5,151    5,901    6,087    7,173            6,122

Operating Data:
Delivery volume (in
 millions of packages)..     3,028    3,094    3,153    3,038    3,137   1,530    1,574

Average daily package
 volume (in thousands):
 U.S. domestic:
  Next day air..........       589      671      760      822      938     912      995
  Deferred..............       628      724      763      771      783     752      790
  Ground................     9,917    9,956   10,015    9,521    9,645   9,414    9,639
                          -------- -------- -------- -------- -------- ------- --------
 Total U.S. domestic....    11,134   11,351   11,538   11,114   11,366  11,078   11,424
 International:
  Domestic..............       664      722      683      678      730     723      684
  Export................       123      177      194      217      256     246      286
                          -------- -------- -------- -------- -------- ------- --------
 Total International....       787      899      877      895      986     969      970
 Total average daily
  package volume........    11,921   12,250   12,415   12,009   12,352  12,047   12,394
                          ======== ======== ======== ======== ======== ======= ========
Average revenue per
 piece:
 U.S. domestic:
  Next day air..........  $  19.53 $  19.39 $  19.34 $  19.49 $  19.69 $ 19.48 $  19.71
  Deferred..............     12.12    11.46    11.39    11.87    12.39   12.35    12.45
  Ground................      4.83     4.91     5.09     5.19     5.51    5.47     5.66
                          -------- -------- -------- -------- -------- ------- --------
 Total U.S. domestic....      6.02     6.19     6.44     6.71     7.15    7.09     7.35
 International:
  Domestic..............      5.88     6.39     6.10     5.35     5.14    5.03     5.26
  Export................     41.15    38.43    39.10    36.70    35.12   35.09    34.21
                          -------- -------- -------- -------- -------- ------- --------
 Total International....     11.39    12.69    13.42    12.95    12.93   12.67    13.80
 Total average revenue
  per piece.............  $   6.37 $   6.67 $   6.94 $   7.18 $   7.61 $  7.54 $   7.86
Operating weekdays......       254      253      254      253      254     127      127
Employees
 (at September 30)......   320,000  337,000  338,000  331,000  333,000
Shipping customers (in
 millions)..............      1.50     1.61     1.64     1.61     1.69
Aircraft fleet (at end
 of period).............       462      467      529      555      536
Delivery vehicles (at
 end of period).........   134,000  153,000  160,000  149,000  149,000
Capital expenditures (in
 millions)..............  $  1,789 $  2,096 $  2,333 $  1,984 $  1,645 $   504 $    597

                                 RISK FACTORS

Risks Relating to New UPS's Certificate of Incorporation and Bylaw Provisions and the Public Offering

   The class A common stock that you receive initially will be illiquid

   The class A common stock that you receive as a result of the merger will not be listed on a national securities exchange or traded in an organized over-the-counter market. In addition, New UPS's certificate of incorporation will further restrict transferability of your class A shares. Under these provisions:

  . class A-1 common stock may not be transferred to anyone other than a permitted transferee or converted into class B common stock until 180 days after our public offering

  . class A-2 common stock may not be transferred to anyone other than a permitted transferee or converted into class B common stock until 360 days after our public offering

  . class A-3 common stock may not be transferred to anyone other than a permitted transferee or converted into class B common stock until 540 days after our public offering

   You also will be prohibited from entering into any swap or other arrangement that transfers any of the economic consequences of ownership of your class A common stock during these restricted periods.

   After the merger and the public offering are completed, we intend to discontinue purchasing shares of our common stock as a general practice when those shares are offered to us by shareowners. Therefore, you may not be able to sell or transfer the class A common stock that you receive for a period of time.

   The market price of our class B common stock may be volatile, which could cause the value of your investment in UPS to decline

   Because class A common stock will convert automatically into class B common stock upon a valid transfer to anyone who is not a permitted transferee, the market price of our class B common stock will significantly influence the value of our class A common stock. Any of the following factors could affect the market price of our class B common stock:

  .  changes in earnings estimates by financial analysts

  .  our failure to meet financial analysts' performance expectations

  . changes in market valuations of other transportation and logistics companies

  . the expiration of any of the three restricted periods on class A common stock

  .  general market and economic conditions

   In addition, many of the risks described elsewhere in this "Risk Factors" section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies' stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our class B common stock.

   Our certificate of incorporation and bylaw provisions, and several other factors, could limit another party's ability to acquire us and deprive you of the opportunity to obtain a takeover premium for your shares

   A number of provisions that are in our certificate of incorporation and bylaws, and will be in New UPS's certificate of incorporation and bylaws after we effect the merger, will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. For example, our certificate of incorporation severely reduces the voting power of any person or group that beneficially owns more than 10% of our shares, allows our board of directors to issue up to 200,000,000 preferred shares without a shareowner vote and provides that shareowners may not act by written consent and may not call a special meeting. New UPS's certificate of incorporation has similar provisions, although the 10% threshold has been raised to 25%.

   In addition, New UPS's capital structure may deter a potential change in our control, because our voting power will be concentrated in our class A common stock. These shares will be held by our current shareowners and, upon any valid transfer to someone who is not a "permitted transferee," will automatically convert into class B common stock. This automatic dilution of voting power in the hands of a potential acquiror may be a deterrent to any potential acquisition transaction. We anticipate that in the future we will issue class A common stock to our managers and employees, which may include managers and employees of companies we acquire. Our managers and employees may be less inclined to accept a takeover offer for their shares than other shareowners.

   Sales by current shareowners of a large number of our shares could cause the value of your shares to decline

   As the restricted periods on class A common stock expire, those shares will be eligible to be sold, including in the public market, upon automatic conversion into class B common stock. Substantial numbers of our shares are held by foundations and trusts established by the founders of UPS and by the heirs and descendants of those founders. These holders have owned their shares for many years and have not had access to a public market in which to sell their shares. We cannot assure you that these significant shareowners will not take advantage of a public market to sell significant amounts of their stock. Substantial sales could adversely affect the market value of the class B common stock and the value of your shares.

Risks Relating to Our Business

   We face aggressive competition

   We compete with many companies and services on a local, regional, national and international basis. Our competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers and others. Postal services may be able to obtain government subsidies or to subsidize operating costs through profits from their monopoly operations. Our industry is undergoing rapid consolidation, and the combining entities are competing aggressively for business at low rates. If we are unable to compete on price with these competitors as they attempt to increase their market share, our business will be materially adversely affected.

   Historically, we competed primarily in the U.S., where our size and geographic reach have given us a competitive advantage. As our domestic competitors have grown and consolidated, and as the market for our services has grown increasingly international, we face more significant competitive challenges both here and abroad.

   Strikes, work stoppages and slowdowns by our employees can negatively affect our results of operations

   Our business depends to a significant degree on our ability to avoid strikes and other work stoppages by our employees. As our competitors have grown in size and strength, we face permanent loss of customers if we are unable to provide uninterrupted service. In 1997, a labor strike by the International Brotherhood of Teamsters, and the refusal of the Independent Pilots Association to cross the picket lines, had a material adverse effect on our results of operations.

   The International Brotherhood of Teamsters represents about 202,000 (62%) of our employees. The Independent Pilots Association represents all of our non-management pilots. Our new collective bargaining agreement with the Teamsters, which was negotiated in August 1997, terminates on July 31, 2002. We have an eight-year agreement with the Independent Pilots Association that becomes amendable on January 1, 2004.

   A number of our competitors are less unionized than we are, which may enable them to implement more flexible work rules than we are able to employ. These more flexible rules could provide our competitors with the ability to offer services that we are unable to match without concessions from our unions.

   We cannot assure you as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without service interruptions or the possible impact of future collective bargaining agreements on our financial condition and results of operations. And we cannot assure you that strikes will not occur in the future in connection with labor negotiations or otherwise. Any prolonged strike or work stoppage could have a material adverse effect on our results of operations and financial condition.

   We have incurred significant costs, and may incur significant additional costs, as a result of a recent unfavorable Tax Court decision

   On August 9, 1999 the U.S. Tax Court issued an opinion unfavorable to UPS regarding a Notice of Deficiency asserting that we are liable for additional tax for the 1983 and 1984 tax years. The Court held that we are liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by our customers beginning in 1984. Excess value package insurance, also called shippers' risk insurance, is insurance purchased by UPS shippers for packages whose declared value exceeds $100. UPS arranged primary insurance from unaffiliated insurance companies to cover possible loss or damage to these packages. OPL historically has reinsured the primary insurance companies' risk in exchange for substantially all of the premiums collected.

   The Court held that for the 1984 tax year we are liable for taxes of $31 million on income reported by OPL, additions to tax of $93 million and interest for a total after-tax exposure we estimate at approximately
$246 million.

   In addition, during the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that we are liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. The primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1984 tax year. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

   We anticipate that the IRS will take similar positions for tax years subsequent to 1990. Based on the Tax Court opinion, we currently estimate that our total after-tax exposure for the tax years 1984 through 1999 could be as high as $2.353 billion. We are in the process of analyzing our position in light of the Tax Court opinion and are evaluating our options, including appeal of the Tax Court decision, continuance of the litigation or negotiation of a settlement.

   In our second quarter 1999 financial statements, we have recorded a tax assessment charge of $1.786 billion, which includes an amount for related state tax liabilities. The charge includes taxes of $915 million and interest of $871 million. This assessment resulted in a tax benefit of $344 million related to the interest component of the assessment. As a result, our net charge to net income for the tax assessment was $1.442 billion, increasing our total after-tax reserve with respect to these matters to $1.672 billion.

   We determined the size of our reserve with respect to these matters in accordance with generally accepted accounting principles based on our estimate of our most likely liability. In making this determination, we concluded that it was more likely that we would be required to pay taxes on income reported by OPL and interest, but that it was not probable that we would be required to pay any additions to tax. If additions to tax ultimately are determined to be payable, we would have to record an additional charge of up to $681 million. We cannot assure you that our ultimate liability for these matters will not exceed the level of our reserves.

   We may have conflicts of interest in connection with transactions we enter into with Overseas Partners Ltd.

   We have a significant historical and current relationship with OPL. At least a majority of our current shareowners also are shareowners of OPL, and a majority of OPL's directors and officers are current and former UPS employees. We and OPL do not have any formal conflict of interest resolution procedure. We cannot assure you that transactions between us and OPL have been or will be made on the most favorable terms that we could obtain in transactions with an unrelated party.

   Our relationship with OPL is described in greater detail under the heading "Relationships with Overseas Partners Ltd."




   Our failure to comply with, or the costs of complying with, government regulation could negatively affect our results of operations

   Our operations are subject to a number of complex and stringent aviation, transportation, environmental, labor, employment and other laws and regulations. These laws and regulations generally require us to maintain and comply with a wide variety of certificates, permits, licenses and other approvals. See "Business--Government Regulation." Our failure to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations, could result in substantial fines or possible revocation of our authority to conduct our operations.

   We cannot assure you that existing laws or regulations will not be revised or that new laws or regulations, which could have an adverse impact on our operations, will not be adopted or become applicable to us. We also cannot assure you that we will be able to recover any or all increased costs of compliance from our customers or that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

   Some of our systems, and the systems of third parties we work with, may not be year 2000 compliant

   Our failure to appropriately address a material year 2000 issue, or the failure by any third parties who provide goods or services that are critical to our business activities to appropriately address their year 2000 issues, could have a material adverse effect on our financial condition, liquidity or results of operations. Our business is increasingly reliant on sophisticated computer systems, and we would suffer material adverse consequences if our systems malfunctioned due to year 2000 issues.

   Economic and other conditions in the international markets in which we operate can affect demand for our services and our results of operations

   A key component of our business, and a major target for our future growth, is our operations outside of the United States. For the year ended December 31, 1998, we derived approximately 13% of our revenues from international operations. If we are unable to compete successfully in these markets, our results of operations will be adversely affected.

   In many countries, we face vigorous competition from government-owned or sponsored postal services that are able to price their services extremely competitively due to their ability to obtain government subsidies or to subsidize operating costs through profits from their monopoly operations.

   Operations in international markets also present currency exchange and inflation risks. In some countries where we operate, economic and monetary conditions could affect our ability to convert our earnings to United States dollars or to remove funds from those countries. We may experience adverse tax consequences as we attempt to repatriate funds to the United States from other countries.

   Increases in aviation and motor fuel prices can negatively affect our results of operations

   We require significant quantities of gasoline, diesel fuel and jet fuel for our aircraft and delivery vehicles. We therefore are exposed to commodity price risk associated with variations in the market price for petroleum products. Competitive and other pressures may prevent us from passing these costs on to our customers. We cannot assure you that our supply of these products will continue uninterrupted, that rationing will not be imposed or that the prices of, or taxes on, these products will not increase significantly in the future. Increases in prices that we are unable to pass on to our customers will adversely affect our results of operations.

   Our operating results are subject to cyclical and seasonal fluctuations

   We serve numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond our control. Demand for our services could be materially adversely affected by downturns in the businesses of our customers.

   Historically, we have experienced our best operating results in the second and fourth quarters of each year. Shipping activity is generally lowest during the first quarter, and weather conditions also can adversely affect first quarter operating results. Shipping activity is generally highest in the fourth quarter as a result of the holiday season. Our European operations experience lower volumes in the third quarter due to the general slowdown in business activity in August.

              SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this document, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the merger, the public offering and the tender offer, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement/prospectus, consistent with our obligations under Item 512 of Regulation S-K under the Securities Act.

   You should understand that many important factors, in addition to those discussed elsewhere in this proxy statement/prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, strikes, work stoppages and slowdowns, governmental regulation, our year 2000 issues, year 2000 issues of third parties we work with, increases in aviation and motor fuel prices and cyclical and seasonal fluctuations in our operating results.

                                DIVIDEND POLICY

   The following table sets forth the dividends declared on our common stock for the periods indicated:

                                                               Six Months Ended
                                      Year Ended December 31,      June 30,
                                      ------------------------ -----------------
                                      1994 1995 1996 1997 1998   1998     1999
                                      ---- ---- ---- ---- ---- -------- --------
Dividends per share.................. $.55 $.64 $.68 $.70 $.85     $.40     $.55

   Our board of directors' policy is to declare dividends each year out of current earnings. Our board of directors expects to continue to declare dividends on our common stock after the public offering. The declaration of future dividends is subject to the discretion of our board of directors in light of all relevant factors, including earnings, general business conditions and working capital requirements.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   The following table sets forth consolidated financial and operating data. The financial data as of and for the periods ended December 31, 1997 and 1998 and June 30, 1999, and for the periods ended December 31, 1996 and June 30, 1998, presented in this table are derived from the consolidated financial statements and notes thereto which are included elsewhere in this proxy statement/prospectus. You should read the financial data below in conjunction with those consolidated financial statements and notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial data appearing elsewhere in this proxy statement/prospectus. The remaining financial data are derived from consolidated financial statements that are not contained in this proxy statement/prospectus. The consolidated financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which are included in this proxy statement/prospectus and which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the six months ended June 30, 1999 are not necessarily indicative of results for the full year.

   The financial and operating data as of and for the year ended December 31, 1997 reflect the impact of the Teamsters strike. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, compared to net income of $113 million and operating profit of $187 million for August 1996. Except as noted, the financial data for the six months ended June 30, 1999 reflect a tax assessment charge relating to the Tax Court decision.

                                                                         Six Months
                                                                            Ended
                                  Year Ended December 31,                 June 30,
                          -------------------------------------------  ----------------
                           1994     1995     1996     1997     1998     1998     1999
                          -------  -------  -------  -------  -------  -------  -------
                          (financial data in millions, except per share amounts)
Statement of Income
 Data:
Revenue:
 U.S. domestic package..  $16,998  $17,773  $18,881  $18,868  $20,650  $ 9,982  $10,665
 International package..    2,291    2,886    2,989    2,934    3,237    1,560    1,700
 Non-package............      287      386      498      656      901      424      526
                          -------  -------  -------  -------  -------  -------  -------
Total revenue...........   19,576   21,045   22,368   22,458   24,788   11,966   12,891
Operating expenses:
 Compensation and
  benefits..............   11,727   12,401   13,326   13,289   14,346    7,002    7,377
 Other..................    6,293    6,478    7,013    7,471    7,352    3,519    3,646
 Restructuring charge...       --      372       --       --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
Total operating
 expenses...............   18,020   19,251   20,339   20,760   21,698   10,521   11,023
Operating profit (loss):
 U.S. domestic package..    1,896    1,937    2,181    1,654    2,899    1,341    1,643
 International package..     (465)    (250)    (281)     (67)      56       34      109
 Non-package............      125      107      129      111      135       70       58
 Corporate..............       --       --       --       --       --       --       58
                          -------  -------  -------  -------  -------  -------  -------
Total operating profit..    1,556    1,794    2,029    1,698    3,090    1,445    1,868
Other income (expense):
 Investment income......       13       26       39       70       84       30       70
 Interest expense.......      (29)     (77)     (95)    (187)    (227)    (115)    (105)
 Tax assessment.........       --       --       --       --       --       --   (1,786)
 Miscellaneous, net.....       35      (35)     (63)     (28)     (45)       6      (22)
                          -------  -------  -------  -------  -------  -------  -------
Income before income
 taxes..................    1,575    1,708    1,910    1,553    2,902    1,366       25
Income taxes............      632      665      764      644    1,161      556      380
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss).......  $   943  $ 1,043  $ 1,146  $   909  $ 1,741  $   810  $  (355)
                          =======  =======  =======  =======  =======  =======  =======
Per share amounts:
 Basic earnings (loss)
  per share.............  $  1.68  $  1.87  $  2.06  $  1.65  $  3.18  $  1.49  $  (.64)
 Diluted earnings (loss)
  per share.............     1.66     1.84     2.03     1.63     3.14     1.47     (.64)
 Dividends declared per
  share.................      .55      .64      .68      .70      .85      .40      .55

As Adjusted Net Income
 Data:
Net income before impact
 of tax assessment in
 1999...................  $   943  $ 1,043  $ 1,146  $   909  $ 1,741  $   810  $ 1,087
As a percentage of
 revenue................      4.8%     5.0%     5.1%     4.0%     7.0%     6.8%     8.4%

                                                                            Six
                                                                        Months Ended
                                    Year Ended December 31,               June 30,
                          -------------------------------------------- --------------
                            1994     1995     1996     1997     1998    1998   1999
                          -------- -------- -------- -------- -------- ------ -------
                                         (financial data in millions)
Balance Sheet Data
 (at end of period):
Working capital.........  $    120 $    261 $  1,097 $  1,079 $  1,708        $   434
Long-term debt..........     1,127    1,729    2,573    2,583    2,191          2,138
Total assets............    11,182   12,645   14,954   15,912   17,067         18,302
Shareowners' equity.....     4,647    5,151    5,901    6,087    7,173          6,122

Operating Data:
Delivery volume (in
 millions
 of packages)...........     3,028    3,094    3,153    3,038    3,137  1,530   1,574

Average daily package
 volume (in thousands):
 U.S. domestic:
  Next day air..........       589      671      760      822      938    912     995
  Deferred..............       628      724      763      771      783    752     790
  Ground................     9,917    9,956   10,015    9,521    9,645  9,414   9,639
                          -------- -------- -------- -------- -------- ------ -------
 Total U.S. domestic....    11,134   11,351   11,538   11,114   11,366 11,078  11,424
 International:
  Domestic..............       664      722      683      678      730    723     684
  Export................       123      177      194      217      256    246     286
                          -------- -------- -------- -------- -------- ------ -------
 Total International....       787      899      877      895      986    969     970
 Total average daily
  package volume........    11,921   12,250   12,415   12,009   12,352 12,047  12,394
                          ======== ======== ======== ======== ======== ====== =======
Average revenue per
 piece:
 U.S. domestic:
  Next day air..........  $  19.53 $  19.39 $  19.34 $  19.49 $  19.69 $19.48 $ 19.71
  Deferred..............     12.12    11.46    11.39    11.87    12.39  12.35   12.45
  Ground................      4.83     4.91     5.09     5.19     5.51   5.47    5.66
                          -------- -------- -------- -------- -------- ------ -------
 Total U.S. domestic....      6.02     6.19     6.44     6.71     7.15   7.09    7.35
 International:
  Domestic..............      5.88     6.39     6.10     5.35     5.14   5.03    5.26
  Export................     41.15    38.43    39.10    36.70    35.12  35.09   34.21
                          -------- -------- -------- -------- -------- ------ -------
 Total International....     11.39    12.69    13.42    12.95    12.93  12.67   13.80
 Total average revenue
  per piece.............  $   6.37 $   6.67 $   6.94 $   7.18 $   7.61 $ 7.54 $  7.86

Operating weekdays......       254      253      254      253      254    127     127
Employees
 (at September 30)......   320,000  337,000  338,000  331,000  333,000
Shipping customers (in
 millions)..............      1.50     1.61     1.64     1.61     1.69
Aircraft fleet (at end
 of
 period)................       462      467      529      555      536
Delivery vehicles (at
 end of period).........   134,000  153,000  160,000  149,000  149,000
Capital expenditures (in
 millions)..............  $  1,789 $  2,096 $  2,333 $  1,984 $  1,645 $  504 $   597

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   We are one of the leading global providers of specialized transportation and logistics services. Our primary business is the delivery of time-definite packages and documents for 1.7 million shipping customers throughout the United States and in over 200 other countries and territories. We also provide logistics services, including integrated supply chain management, for major companies worldwide. Since the founding of our company in 1907, we have successfully established a vast and reliable global transportation infrastructure, developed a comprehensive, competitive and guaranteed portfolio of services, and consistently supported them with advanced technology.

   We report our operations in three segments: U.S. domestic package operations, international package operations and non-package operations. Package operations represent our core business and are divided into regional operations around the world. Regional operations managers are responsible for both domestic and export operations within their geographic region. International package operations include shipments wholly outside the U.S. as well as shipments with either origin or distribution outside the U.S. Non-package operations, including logistics, are distinct from package operations. Third-party logistics is one of our fastest growing businesses.

   E-commerce affects all of our operating segments. We have teamed with over 100 leading providers of e-commerce solutions to offer fully integrated Internet-based solutions for our customers, and believe that we are well positioned for growth in this area.

Sources of Revenue

   We derive our revenue primarily from the delivery of packages and also from non-package services. Package delivery rates vary depending on weight, size, distance and level of service. We review rates periodically, and have increased our rates across most product lines in each of 1997, 1998 and 1999. We derive our non-package revenue primarily from logistics, warehousing operations, truck leasing, refrigerated transport services and courier services.

   Over the past two decades, we have been developing our international business and have become a global company. As our international business has evolved, we have improved our product mix by focusing on our core express package business. We are now shipping more time-definite cross-border packages and fewer lower-yielding intra-country packages. As a result, our international business achieved profitability in 1998.

   The following table sets forth the percentage of our revenue attributable to each operating segment:

                                                                   Six Months
                                                 Year Ended           Ended
                                                December 31,        June 30,
                                              -------------------  ------------
   Operating Segment                          1996   1997   1998   1998   1999
   -----------------                          -----  -----  -----  -----  -----
   U.S. domestic package.....................  84.4%  84.0%  83.3%  83.4%  82.7%
   International package.....................  13.4   13.1   13.1   13.0   13.2
   Non-package...............................   2.2    2.9    3.6    3.6    4.1
                                              -----  -----  -----  -----  -----
                                              100.0% 100.0% 100.0% 100.0% 100.0%
                                              =====  =====  =====  =====  =====

   We are in the process of implementing a new arrangement for providing excess value package insurance for our customers through UPS subsidiaries. This new arrangement will result in including in our non-package operating segment the net operations of the excess value package insurance program offered to our customers. This revised arrangement, once in place, should eliminate for future periods the issues considered by the Tax Court in the Notices of Deficiency relating to OPL and increase our revenue and net income in future periods as compared to what our revenue and net income would have been were the arrangement with OPL still in place. See "Relationships with Overseas Partners Ltd."

Components of Expenses

   The largest components of our costs are compensation and benefits, fuel, purchased transportation, depreciation and amortization, repairs and maintenance and other occupancy expenses. Purchased transportation expenses include rail, contractor compensation and airlift costs. Other occupancy expenses consist primarily of facility rental and utilities.

   Our operating ratio, which measures operating expenses as a percentage of revenue, improved in 1998 and again in the first six months of 1999. This improvement reflects our continuing initiative to increase our operating efficiency and to reduce the rate by which our costs grow across our company. We will continue to focus on ways to limit the growth of our costs to improve our competitiveness.

Results of Operations

   The following table sets forth statement of income data as a percentage of revenue. Results for 1997 reflect the impact of the Teamsters strike, and results for the six months ended June 30, 1999 reflect a tax assessment charge relating to the Tax Court decision:

                                                                 Six Months
                                               Year Ended           Ended
                                              December 31,        June 30,
                                            -------------------  ------------
                                            1996   1997   1998   1998   1999
                                            -----  -----  -----  -----  -----
   Revenue................................. 100.0% 100.0% 100.0% 100.0% 100.0 %
   Operating expenses:
     Compensation and benefits.............  59.6   59.2   57.9   58.5   57.2
     Other.................................  31.4   33.3   29.7   29.4   28.3
                                            -----  -----  -----  -----  -----
   Operating ratio.........................  90.9   92.4   87.5   87.9   85.5
   Operating profit........................   9.1    7.6   12.5   12.1   14.5
   Net income (loss).......................   5.1%   4.0%   7.0%   6.8%  (2.8)%*

   * Net income as adjusted to eliminate the impact of the tax assessment charge would have been 8.4% of revenue.

   Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   The following table shows the change in revenue, both in dollars and in percentage terms:

                                                        Six Months
                                                           Ended
                                                         June 30,      Change
                                                      --------------- ---------
   Operating Segment                                   1998    1999    $    %
   -----------------                                  ------- ------- ---- ----
                                                        (dollars in millions)
   U.S. domestic package............................. $ 9,982 $10,665 $683  6.8%
   International package.............................   1,560   1,700  140  9.0
   Non-package.......................................     424     526  102 24.1
                                                      ------- ------- ----
     Consolidated revenue............................ $11,966 $12,891 $925  7.7
                                                      ======= ======= ====

   U.S. domestic package revenue increased primarily due to a 3.1% volume increase and a shift by our customers to more time-definite services, as well as an increase in rates. Package volume for our express and ground products increased 7.3% and 2.4%, respectively.

   During the first quarter of 1999, we increased rates for standard ground shipments an average of 2.5% for commercial deliveries. The ground residential charge continues to be $1.00 over the commercial ground rate, with an additional delivery area surcharge added to some less accessible areas. In addition, we increased rates for UPS Next Day Air, UPS Next Day Air Saver and UPS 2nd Day Air an average of 2.5%, while we decreased the rate for UPS 2nd Day Air A.M. by 2.2%. The rate for UPS Next Day Air Early A.M. did not change. Rates for international shipments originating in the U.S. did not change for UPS Worldwide Express, Worldwide Express Plus, UPS Worldwide Expedited and UPS International Standard service. Rate changes for shipments originating outside the U.S. were made throughout the past year and varied by geographic market.

   The increase in international package revenue was primarily due to an overall improvement in product mix, specifically volume growth for express and pan-European products. Although overall volume was relatively flat for international operations, all international operations posted volume increases for express products, with the largest increases experienced in our Asia Pacific and European operations.

   Operating expenses increased by $502 million, or 4.8%. Compensation and benefits expenses, which increased 5.4%, accounted for $375 million of this increase. The operating ratio improved from 87.9 during the first six months of 1998 to 85.5 during the first six months of 1999. This improvement resulted primarily from containment of operating expense growth through better utilization of existing capacity and from continued company-wide cost containment efforts. Fuel costs during the first six months of 1999 were also slightly lower.

   The following table shows the change in operating profit, both in dollars and in percentage terms:

                                                       Six Months
                                                          Ended
                                                        June 30,      Change
                                                      ------------- -----------
   Operating Segment                                   1998   1999   $      %
   -----------------                                  ------ ------ ----  -----
                                                       (dollars in millions)
   U.S. domestic package............................. $1,341 $1,643 $302   22.5%
   International package.............................     34    109   75  220.6
   Non-package.......................................     70     58  (12) (17.1)
   Corporate.........................................     --     58   58      *
                                                      ------ ------ ----
     Consolidated operating profit................... $1,445 $1,868 $423   29.3
                                                      ====== ====== ====

  * Not meaningful.

   U.S. domestic package operating profit improved due to a 3.6% increase in revenue per piece, combined with the volume increases discussed previously. Operating expenses increased at a lower rate than revenue, due to the factors noted above.

   International package operating profit more than tripled due to volume growth in our higher revenue per piece express products. Revenue per piece for this segment increased 9.0%. The largest contributor to the operating profit improvement was the Europe region, followed closely by the Asia Pacific region.

   The decrease in non-package operating income reflects, in part, higher third-party underwriting losses by UPINSCO, our captive insurance company, lower profits for our UPS Logistics Group, and start-up costs at UPS Capital Corporation during the first six months of 1999. UPINSCO's third-party underwriting losses relate primarily to the reinsurance of personal automobile liability coverage.

   Beginning in 1999, we have added a "Corporate" line-item to our segment reporting. This line-item reflects a new accounting pronouncement that requires us to capitalize some of our costs to develop or obtain computer software for internal use. These costs are not allocated to segments. We discuss this new accounting pronouncement further under the heading "Future Accounting Changes."

   In our financial statements for the six months ended June 30, 1999, we have recorded a tax assessment charge that reduced our net income by $1.442 billion. Further discussion is included under the heading "Liquidity and Capital Resources."

   1998 Compared to 1997

   The following table shows the change in revenue, both in dollars and in percentage terms:

                                                      Year Ended
                                                     December 31,     Change
                                                    --------------- -----------
   Operating Segment                                 1997    1998     $     %
   -----------------                                ------- ------- ------ ----
                                                       (dollars in millions)
   U.S. domestic package........................... $18,868 $20,650 $1,782  9.4%
   International package...........................   2,934   3,237    303 10.3
   Non-package.....................................     656     901    245 37.3
                                                    ------- ------- ------
     Consolidated revenue.......................... $22,458 $24,788 $2,330 10.4
                                                    ======= ======= ======

   The increase in U.S. domestic package revenue in 1998 resulted from continued improvement in product mix, combined with generally higher revenue per piece. The 1997 revenues were adversely affected by the 15-day Teamsters strike. The Teamsters union, which represents about 202,000 of our employees, was on strike from August 4 through August 19, 1997. In addition, the Independent Pilots Association, which represents all of our non-management pilots, observed picket lines in support of the Teamsters strike. Excluding the period of the strike, average daily domestic volume in 1998 was 2.2% below 1997, reflecting residual lost volume following the strike. Domestic express volume, however, increased by 4.0%.

   During the first quarter of 1998, we increased rates for standard ground shipments an average of 3.6% for commercial deliveries, and increased the ground residential premium from $.80 to $1.00 over the commercial ground rate. In addition, we increased rates for each of UPS Next Day Air, UPS 2nd Day Air and UPS 3 Day Select about 3.3%. Rates for international shipments originating in the U.S. did not change for UPS Worldwide Express, UPS Worldwide Expedited and UPS Standard Service to Canada. Rate changes for shipments originating outside the U.S. were made throughout 1998 and varied by geographic market.

   The increase in international package revenue in 1998 was attributable primarily to a 10.5% increase in volume and an improvement in product mix. The revenue increase was partially offset by the stronger U.S. dollar. Europe was a significant contributor to international revenue growth in 1998 as a result of a 12.2% volume increase and improved product mix. The increase in non-package revenue in 1998 was driven mainly by continued growth of the UPS Logistics Group.

   Consolidated operating expenses increased $938 million, or 4.5%, in 1998 over 1997, while the operating ratio improved from 92.4 during 1997 to 87.5 during 1998. Compensation and benefits expenses increased $1.057 billion in 1998, in part due to labor costs not incurred during the Teamsters strike in August 1997. Other operating expenses decreased $119 million from 1997 to 1998, mainly driven by lower fuel costs and the reduction of overhead costs in 1998.

   The following table shows the change in operating profit, both in dollars and in percentage terms:

                                                      Year Ended
                                                     December 31,     Change
                                                     -------------- -----------
   Operating Segment                                  1997    1998    $     %
   -----------------                                 ------  ------ ------ ----
                                                       (dollars in millions)
   U.S. domestic package............................ $1,654  $2,899 $1,245 75.3%
   International package............................    (67)     56    123    *
   Non-package......................................    111     135     24 21.6
                                                     ------  ------ ------
     Consolidated operating profit.................. $1,698  $3,090 $1,392 82.0
                                                     ======  ====== ======

  * Not meaningful.

   Approximately $703 million of the U.S. domestic package operating profit increase resulted from improvements in U.S. domestic revenue per piece, improved product mix and containment of operating expense growth. The remaining $542 million of the increase reflects the change between August 1998 and August 1997, the period in which the Teamsters strike occurred.

   The favorable trend in international operations resulted primarily from higher volume, improved product mix and better utilization of existing capacity. Most of this improvement was due to the Europe region. Despite the economic problems in Asia, operating results associated with the Asia Pacific region continued to improve in 1998.

   Net income increased by $832 million in 1998 over 1997. Approximately $496 million of this improvement was due primarily to higher revenue per piece on U.S. domestic products, improved product mix, improved international operating results and the containment of operating expense growth. The remaining increase of $336 million resulted from the change in net income for August 1998 as compared to August 1997, the period in which the Teamsters strike occurred.

   1997 Compared to 1996

   The Teamsters strike severely limited U.S. domestic package operations during August 1997 and also curtailed international operations. The strike resulted in a net loss of $211 million and an operating loss of $349 million for the month of August 1997, compared to net income of $113 million and operating profit of $187 million for August 1996, causing a significant adverse effect on net income for 1997.

   The following table shows the change in revenue, both in dollars and in percentage terms:

                                                      Year Ended
                                                     December 31,    Change
                                                    --------------- ----------
   Operating Segment                                 1996    1997    $     %
   -----------------                                ------- ------- ----  ----
                                                      (dollars in millions)
   U.S. domestic package........................... $18,881 $18,868 $(13) (0.1)%
   International package...........................   2,989   2,934  (55) (1.8)
   Non-package.....................................     498     656  158  31.7
                                                    ------- ------- ----
     Consolidated revenue.......................... $22,368 $22,458 $ 90   0.4
                                                    ======= ======= ====

   U.S. domestic package revenue decreased in 1997 primarily due to lower volume, which was down 4.1% for the year compared to 1996, due to the downtime from the strike, along with residual lost volume following the strike. The decline in volume was offset by higher revenue per piece in 1997. Despite the strike, volume in higher yielding express packages increased 4.2%. Although ground volume subsequent to the strike had not returned to pre-strike levels by year-end, overall U.S. domestic package revenue improved by $137 million, or 2.7%, for the fourth quarter of 1997 in comparison to the fourth quarter of 1996. This improvement is attributable mainly to higher revenue per piece and a 6.2% volume growth in express services.

   During the first quarter of 1997, we increased rates for standard ground shipments an average of 3.4% for commercial deliveries and 4.3% for residential deliveries. We increased rates for each of UPS Next Day Air, UPS 2nd Day Air and UPS 3 Day Select approximately 3.9% during the same time period. We increased rates for international shipments originating in the U.S. by 2.6% for UPS Worldwide Express and 4.9% for UPS Worldwide Expedited during the first quarter of 1997. Rate changes for shipments originating outside the U.S. were made throughout 1997 and varied by geographic market. Rates for Standard Service to Canada did not change during 1997.

   The decrease in international package revenues was primarily a result of the strengthening of the U.S. dollar, particularly in the Europe region.

   For 1997, operating expenses increased by $421 million, or 2.1%, over 1996. A combination of increased operating expenses along with decreased revenues due to the strike resulted in a deterioration of the operating ratio from 90.9 during 1996 to 92.4 during 1997.

   The following table shows the change in operating profit, both in dollars and in percentage terms:

                                                   Year Ended
                                                  December 31,      Change
                                                  --------------  ------------
   Operating Segment                               1996    1997     $      %
   -----------------                              ------  ------  -----  -----
                                                    (dollars in millions)
   U.S. domestic package......................... $2,181  $1,654  $(527) (24.2)%
   International package.........................   (281)    (67)   214   76.2
   Non-package...................................    129     111    (18) (14.0)
                                                  ------  ------  -----
     Consolidated operating profit............... $2,029  $1,698  $(331) (16.3)
                                                  ======  ======  =====

   The decrease in U.S. domestic package operating profit resulted from lower revenues in 1997 due to the strike. The international package operating loss improvement was primarily due to cost reductions associated with our efforts to reduce unprofitable volume. While improvements in operations in 1997 occurred throughout all regions, Europe was the primary contributor.

   Interest expense amounted to $187 million in 1997, an increase of $92 million over 1996. The increase is primarily attributable to interest costs incurred on higher debt levels outstanding during 1997. In addition, investment income increased by $31 million in 1997 over 1996 as a result of correspondingly higher cash and cash equivalent balances.

Quarterly Results of Operations

   We typically experience our best operating results in the second and fourth quarters of each year. Shipping activity is generally lowest during the first quarter and weather conditions also can adversely affect first quarter operating results. Shipping activity is generally highest in the fourth quarter as a result of the holiday season. Our European operations experience lower volumes in the third quarter due to the general slowdown in business activity in August.

   The following table sets forth revenues, operating profit and net income by fiscal quarter. Results for the third quarter of 1997 reflect the impact of the Teamsters strike. Following the strike, the fourth quarter of 1997 was our most profitable quarter to that date. Results for the second quarter of 1999 reflect a tax assessment charge relating to the Tax Court decision.

                                                               Three Months Ended
                         ----------------------------------------------------------------------------------------------
                         March 31, June 30, Sept. 30, Dec. 31, March 31, June 30, Sept. 30, Dec. 31, March 31, June 30,
                           1997      1997     1997      1997     1998      1998     1998      1998     1999      1999
                         --------- -------- --------- -------- --------- -------- --------- -------- --------- --------
                                                                 (in millions)
Revenue:
 Domestic package......   $4,804    $4,933   $3,977    $5,154   $4,892    $5,090   $5,147    $5,521   $5,231    $5,434
 International
  package..............      709       747      672       806      761       799      782       895      839       861
 Non-package...........      151       166      161       178      206       218      229       248      261       265
                          ------    ------   ------    ------   ------    ------   ------    ------   ------    ------
 Total revenue.........    5,664     5,846    4,810     6,138    5,859     6,107    6,158     6,664    6,331     6,560
Operating profit:
 Domestic package......      464       588       26       576      594       747      757       801      765       878
 International
  package..............      (51)      (10)     (46)       40       11        23      (15)       37       44        65
 Non-package...........       13        40       34        24       35        35       35        30       25        33
 Corporate.............       --        --       --        --       --        --       --        --       32        26
                          ------    ------   ------    ------   ------    ------   ------    ------   ------    ------
 Total operating
  profit...............      426       618       14       640      640       805      777       868      866     1,002
Net income (loss)......   $  228    $  340   $  (10)   $  351   $  352    $  458   $  449    $  482   $  499    $ (854)*

* Net income as adjusted to eliminate the impact of the tax assessment charge would have been $588 million.

Liquidity and Capital Resources

   Our primary source of liquidity is our cash flow from operations. We maintain significant cash, cash equivalents and marketable securities, amounting to $3.2 billion at June 30, 1999. We maintain a commercial paper program under which we are authorized to borrow up to $2.0 billion. Approximately $819 million was outstanding under that program as of June 30, 1999. Since we do not intend to refinance the full commercial paper balance outstanding at June 30, 1999, $719 million has been classified as a current liability on our balance sheet. The average interest rate on the amount outstanding at June 30, 1999 was 5.1%.

   We maintain two credit agreements with a consortium of banks. These agreements provide revolving credit facilities of $1.25 billion each, with one expiring in April 2000 and the other expiring in April 2003. There were no borrowings under either of these agreements as of June 30, 1999. Interest on any amounts we borrow under these facilities would be charged at 90-day LIBOR plus 15 basis points.

   We also maintain a European medium-term note program with a borrowing capacity of $1.0 billion. Under this program, we may issue notes from time to time denominated in a variety of currencies. At June 30, 1999, $500 million was available under this program. Of the amount outstanding at June 30, 1999, $200 million bears interest at 6.625% and $300 million bears interest at 6.25%.

   In January 1999, we filed a shelf registration statement with the SEC, under which we may issue debt of up to $2.0 billion, which may be denominated in a variety of currencies. There is currently no debt issued under this shelf registration statement.


   On August 9, 1999 the U.S. Tax Court issued an opinion unfavorable to UPS regarding a Notice of Deficiency asserting that we are liable for additional tax for the 1983 and 1984 tax years. The Court held that we are liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by our customers beginning in 1984. The Court held that for the 1984 tax year we are liable for taxes of $31 million on income reported by OPL, additions to tax of $93 million and interest for a total after-tax exposure we estimate at approximately $246 million.

   In addition, during the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that we are liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. The primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1984 tax year. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

   We anticipate that the IRS will take similar positions for tax years subsequent to 1990. Based on the Tax Court opinion, we currently estimate that our total after-tax exposure for the tax years 1984 through 1999 could be as high as $2.353 billion. We are in the process of analyzing our position in light of the Tax Court opinion and are evaluating our options, including appeal of the Tax Court decision, continuance of the litigation or negotiation of a settlement.

   In our second quarter 1999 financial statements, we have recorded a tax assessment charge of $1.786 billion, which includes an amount for related state tax liabilities. The charge includes taxes of $915 million and interest of $871 million. This assessment resulted in a tax benefit of $344 million related to the interest component of the assessment. As a result, our net charge to net income for the tax assessment was $1.442 billion, increasing our total after-tax reserve with respect to these matters to $1.672 billion. The tax benefit of deductible interest is included in income taxes; however, since none of the income on which this tax assessment is based is our income, we have not classified the tax charge as income taxes.

   We determined the size of our reserve with respect to these matters in accordance with generally accepted accounting principles based on our estimate of our most likely liability. In making this determination, we concluded that it was more likely that we would be required to pay taxes on income reported by OPL and interest, but that it was not probable that we would be required to pay any additions to tax. If additions to tax ultimately are determined to be payable, we would have to record an additional charge of up to $681 million. We cannot assure you that our ultimate liability for these matters will not exceed the level of our reserves.

   We have sufficient cash, cash equivalents and marketable securities on hand to deposit with the IRS, if we choose to do so, the full amount necessary to satisfy our total estimated maximum after-tax exposure for these tax matters, without affecting our ability to meet our foreseeable operating expenses and budgeted capital expenditures.

   We believe that funds from operations and borrowing programs will provide adequate sources of liquidity and capital resources to meet our expected long-term needs for the operation of our business, including anticipated capital expenditures such as commitments for aircraft purchases, through 2005.

   Following is a summary of capital expenditures:

                                                           Year Ended December
                                                                   31,
                                                           --------------------
                                                            1996   1997   1998
                                                           ------ ------ ------
                                                              (in millions)
   Building and facilities................................ $  517 $  523 $  408
   Aircraft and parts.....................................  1,124    907    942
   Vehicles...............................................    474    333    141
   Information technology.................................    218    221    154
                                                           ------ ------ ------
                                                           $2,333 $1,984 $1,645
                                                           ====== ====== ======

   Our capital expenditures have declined over the past three years primarily as a result of better utilization of our existing transportation system and other assets and our focus on return on invested capital.

   We anticipate capital expenditures of approximately $1.5 billion in 1999 and $1.7 billion in 2000. These expenditures will provide for replacement of existing capacity and anticipated future growth.

Market Risk

   We are exposed to a number of market risks in the ordinary course of business. These risks, which include interest rate risk, foreign currency exchange risk and commodity price risk, arise in the normal course of business rather than from trading. We have examined our exposures to these risks and concluded that none of our exposures in these areas is material to fair values, cash flows or earnings. We have engaged in several strategies to manage these market risks.

   Our indebtedness under our various financing arrangements creates interest rate risk. In connection with each debt issuance and as a result of continual monitoring of interest rates, we may enter into interest rate swap agreements for purposes of managing our borrowing costs.

   For all foreign currency-denominated borrowing and certain lease transactions, we simultaneously entered into currency exchange agreements to lock in the price of the currency needed to pay the obligations and to hedge the foreign currency exchange risk associated with such transactions. We are exposed to other foreign currency exchange risks in the ordinary course of our business operations due to the fact that we provide our services in more than 200 countries and collection of revenues and payment of certain expenses may give rise to currency exposure.

   We require significant quantities of gasoline, diesel fuel and jet fuel for our aircraft and delivery vehicles consume. We therefore are exposed to commodity price risk associated with variations in the market price for petroleum products. We manage this risk, in part, by purchasing commodity forward contracts on crude oil.

Future Accounting Changes

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that some costs to develop or obtain computer software for internal use be capitalized. We adopted the new standard on January 1, 1999. Since we had previously expensed all such costs, the change will result in lower expenses in the initial year of adoption and is estimated to increase 1999 net income by approximately $70 million to $90 million.

   In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The new statement is effective for fiscal years beginning after June 15, 2000, with earlier adoption encouraged but not required. We have not yet completed our analysis of the effects of adopting this standard.

Impact of the Year 2000 Issue

   Introduction

   The term "year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software historically have used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000s" from dates in the "1900s." These problems also may arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

   State of Readiness

   In 1995, we created a Year 2000 Committee tasked with evaluating the year 2000 issue and taking appropriate action to address the implications of the year 2000 issue for us. The Year 2000 Committee has developed and is implementing a comprehensive initiative to make our business critical information technology assets, including embedded microprocessor systems incorporated into computer hardware and related software, and business critical non-IT assets, such as vehicles, facilities, equipment and their embedded microprocessor systems, year 2000 ready. The year 2000 initiative covers the following eight phases:

  1. inventory of IT and non-IT assets

  2. assessment of repair requirements

  3. repair of IT and non-IT assets

  4. unit and system integration testing of individual IT and non-IT assets to determine correct manipulation of dates and date-related data

  5. certification by users that IT and non-IT assets correctly handle dates and date-related data

  6. selected verification by our internal auditors that phases 1 through 5 were properly completed for IT and non-IT assets

  7. "end-to-end" testing of selected IT and non-IT assets, both internally developed and vendor-provided, to determine correct manipulation of dates and date-related data

  8. creation of contingency plans in the event of year 2000 failures

   Since we believe that the majority of our business-critical IT assets are controlled by our Information Services Group, we began implementation of the year 2000 initiative with these assets. Generally, we consider an IT asset to be business critical if its failure would have a material adverse effect on package movement, customer relations or our financial condition, liquidity or results of operations, or if other factors, including regulatory requirements, require the characterization of the IT asset as business critical. This group includes, for example, package tracking, billing, customer telephone service centers, and UPS OnLine(R) automation systems.

   As of July 31, 1999:

  . The first seven phases of the year 2000 initiative had been completed for substantially all of the IT assets which are controlled by our IS Group.

  . The first six phases of the year 2000 initiative had been completed for approximately 91% of the other assets covered by the year 2000 initiative (non-IT assets and IT assets controlled by all business functions other than the IS Group).

   We have contacted suppliers who provide both critical IT assets and other critical goods and services such as vehicles, fuel, packaging materials and forms to evaluate their year 2000 compliance plans and state of readiness and to determine whether a year 2000-related event will impede the ability of such suppliers to continue to provide such goods and services. We have received assurances from substantially all of our suppliers of critical IT assets controlled by the IS Group that these assets will correctly manipulate dates and date-related data. We have reviewed the responses received from these vendors to evaluate the accuracy and adequacy of the disclosures made by the vendors as to their year 2000 compliance status. Moreover, the majority of these assets are subject to evaluation under applicable phases of our year 2000 initiative.

   In addition, we have sent letters to all of our suppliers of critical non-IT and IT assets controlled by business functions other than the IS Group. As of July 31, 1999:

  .  We have received responses from substantially all of these suppliers.

  . We are reviewing these responses to evaluate the assertions from the vendors as to their year 2000 compliance status.

  . We are seeking additional information from selected vendors to substantiate their claims of year 2000 readiness.

  . We are also conducting interface testing between ourselves and vendors who transfer data directly with us.

   We have conducted meetings with the majority of business critical suppliers. We intend to develop appropriate contingency plans for any business critical supplier that does not provide an adequate response to us on a timely basis. We currently are working with four material suppliers to obtain appropriate responses to our letters and ongoing dialogue. If we do not receive appropriate responses from these suppliers, we will address our concerns in our contingency plans. As a general matter, we are vulnerable to significant suppliers' inability to remedy their own year 2000 issues.

   We also rely, both domestically and internationally, upon government agencies, particularly the Federal Aviation Administration, telecommunication service companies, utility companies and other service providers outside of our control. As part of the year 2000 initiative, we are involved with several national and international associations to pursue common year 2000 objectives. For example, we have been and remain involved, through our participation in the International Air Transport Association and the Air Transport Association of America, in a global and industry-wide effort to understand the year 2000 compliance status of airports, air traffic systems, customs clearance and other U.S. and international government agencies, and common vendors and suppliers. In addition, we continue to monitor publicly available information describing the year 2000 compliance plans and status of our vendors. But we cannot assure you that suppliers, governmental agencies or other third parties will not suffer a year 2000 business disruption. Such failures could have a material adverse effect on our financial condition, liquidity or results of operations.

   We are aware that the media and other third parties have reported that year 2000 compliance activity is generally considered to be further ahead in the United States than in other countries. We continue to monitor these reports and to evaluate the possible impact of year 2000 events outside of the United States on our operations. Additionally, we have included contingency planning for international operations in our overall contingency planning process.

   We have also retained independent consultants to assess whether the year 2000 initiative, if appropriately implemented, can result in our year 2000 readiness, and our progress on the year 2000 initiative. Based on our consultants' July 1999 review, the initiative is progressing at a satisfactory rate to achieve year 2000 readiness. In addition, our consultants are involved in the contingency planning phase of the year 2000 initiative.

   Testing

   As part of the year 2000 initiative, we maintain a testing program to determine whether our business-critical IT and non-IT assets are year 2000 ready. Our testing program is conducted in three stages:

  . The initial stage--"unit testing"--consists of testing individual systems (units) for year 2000 readiness. Unit testing includes, for example, testing a particular application to ensure that it correctly manipulates dates and date-related data and properly operates in a year 2000 ready environment. Following successful completion of unit testing, a system will move into stage two.

  . Stage two--"integration testing"--includes testing interfaces between systems units to ensure that these interfaces will correctly send and receive date-related data. Stages one and two are included in phase four of the overall year 2000 initiative. All business critical IT and non-IT assets are subject to the first two testing stages. After successful completion of phases four and five of the year 2000 initiative, some tested assets are subject to independent review and verification by our internal auditors in conjunction with phase six of the year 2000 initiative.

  . Stage three--"end-to-end testing"--involves validating core business processes. We perform end-to-end testing on selected core processes. We have completed our end-to-end testing program for substantially all business critical IT assets related to the selected core processes. We plan to complete the majority of end-to-end testing for other assets by the end of the third quarter of 1999.

  . In addition, with respect to business critical IT assets, we maintain a change management process to reduce the likelihood that remediation efforts adversely affect functionality and to retest units or systems after changes where appropriate.

   We currently are deploying IT and non-IT assets that have completed at least the fifth phase of the year 2000 initiative and will continue that process throughout 1999. We have not deferred any major information technology project as a result of the implementation of the year 2000 initiative, although we may have incurred an opportunity cost in dedicating resources to year 2000 compliance activity rather than other endeavors. We have elected to limit the deployment of new releases, upgrades or implementation of information technology assets from October 1, 1999 through January 31, 2000, to facilitate our ability to manage year 2000-related concerns.

   Costs to Address the Year 2000 Issue

   We estimate that we have spent approximately $78 million through June 30, 1999 on implementation of the year 2000 initiative, with the majority of the work being performed by our employees. We expect to spend an estimated additional $24 million to complete the year 2000 initiative.

   These costs do not include the costs of developing our year 2000 contingency plans. Currently, we estimate that we will incur approximately $6 million to $10 million in direct costs in connection with developing our contingency plans.

   We also are incurring costs in connection with the assessment and remediation of IT assets and non-IT assets that are not business critical. Our management believes that the costs associated with these activities are significantly less than the costs of our year 2000 initiative.

   These are our management's best estimates and may be revised as additional information becomes available. We intend to fund all costs associated with our year 2000 efforts from operations.

   Risks Presented by the Year 2000 Issue

   Our failure to appropriately address a material year 2000 issue, or the failure by any third parties who provide goods or services that are critical to our business activities to appropriately address their year 2000 issues, could have a material adverse effect on our financial condition, liquidity or results of operations. To date, we have not identified any material IT or non-IT assets critical to our operations that present a material risk of not being year 2000 ready, that cannot be replaced with a suitable alternative, or for which we do not have an acceptable contingency plan.

   As the year 2000 initiative has proceeded, we have identified our highest risk third party providers that present a potential risk of a year 2000-related disruption. We will continue to monitor these suppliers and develop contingency plans, as necessary. Although there is inherent uncertainty in the year 2000 problem, we expect that the year 2000 initiative will significantly reduce our level of uncertainty about our year 2000 issues. At this point, we believe that our most reasonably likely worst case scenario will result from challenges presented by year 2000 disruptions experienced by third parties located both within and outside the United States, such as the following:

  .  air traffic control systems

  .  airports

  .  customers

  .  customs brokerages

  .  railroads

  .  utility service providers

  .  other government agencies

  .  other suppliers

A significant disruption in services provided by such a third party could have a material adverse impact on our financial condition, liquidity or results of operations.

   Contingency Plans

   In the normal course of business, we maintain and deploy contingency plans designed to address potential business interruptions. These plans may be applicable to address the interruption of support provided by third parties resulting from their failure to be year 2000 ready. We have also established a Contingency Plan Committee to monitor and address the development of additional contingency plans. The year 2000 initiative calls for us to conduct risk assessment reviews to determine whether an additional contingency plan should be developed. Under this process, a contingency plan may be required for reasons other than an expectation of failure, such as the importance of a business process. The majority of business units have completed risk assessment reviews. The business units are in the process of developing year 2000 contingency plans required by these reviews. We expect that substantially all contingency plans will be complete by October 31, 1999. We have also elected to establish Command and Control Centers at our key operational locations and at other regional centers of operations, to facilitate management of year 2000 events.

   As discussed above, we currently are working with four material suppliers to obtain appropriate responses to our letters and ongoing dialogue. If we do not receive appropriate responses from these suppliers, we will address our concerns in our contingency plans.

   Our contingency plans call for some of our employees to be involved in such contingency planning activities as command center staffing and plan implementation at operating locations, and to validate IT and non-IT assets before and during the millennium weekend. We will monitor year 2000 events which may result in additional staffing needs beyond the millennium weekend.

                               INDUSTRY OVERVIEW

   The package delivery business has evolved rapidly over the last two decades, driven by the integration of world markets, the rationalization of corporate supply chains and the implementation of enterprise software and Internet-based information technology solutions. The ability to provide time-definite delivery options and process and transfer information increasingly determines success. Customer demands for real-time information processing and worldwide distribution and logistics capabilities favor large, global companies with integrated services. These trends are driving increased consolidation in the industry.

   Customers increasingly focus on the timing and predictability of deliveries rather than the mode of transportation. As customers re-engineer the total distribution process, which includes order processing, administration, warehousing, transportation and inventory management, they are attempting to reduce the most expensive and fastest growing component--inventory carrying costs. Time-definite transportation, which is no longer limited to air express, has become a critical part of just-in-time inventory management and improving overall distribution efficiency.

   Technology advances have made it easier for companies to analyze and compare distribution options. Rapid advances in technology have also helped move the traditional business model where manufacturers "pushed" products into the supply chain, often based on incomplete information, toward a model where end-user demand "pulls" products through the supply chain. This evolution has placed greater demands on transportation systems for visibility of information at all stages of the order/delivery process, because time-to-market is becoming a key component of financial and operating success.

   As a result of these changes, individual shipments are generally smaller but more frequent, and a greater proportion of products is being delivered directly to end-users. Customers expect high performance levels and broad product offerings as they seek to optimize supply chain efficiency. We believe that these trends will benefit companies like UPS with global reach, diverse product portfolios, extensive distribution capabilities and sophisticated tracking and information technology.

Time-Definite Package Delivery

   Delivery of packages to a specific destination at a guaranteed time has been the growth engine for the package delivery industry over the past decade. Time-definite service has grown from 4% of the U.S. parcel delivery market in 1977 to over 60% today. Time-definite service has grown from just under 10 billion revenue ton miles in 1989 to over 14 billion revenue ton miles in 1997, for a compound annual growth rate of 4.3%, while charter, scheduled mail and scheduled freight have remained relatively flat during that period. Internationally, however, time-definite service represents only 6% of the parcel delivery market, demonstrating the potential for substantial growth.

Logistics, Supply Chain Management and Integrated Services

   Many businesses have decided to outsource the management of all or part of their supply chain. As a result, third-party logistics providers, such as UPS, have become extensively involved in the full range of customer supply chain functions. Third-party services include order fulfillment, freight bill auditing and payment, cross-docking, product marking, labeling and packaging, inventory and warehouse management, parts return and repair and the actual physical movement of goods. The domestic third-party logistics market was estimated to be between $18 billion and $20 billion in 1998, or about 4% of an estimated $450 billion in contractible logistics dollars. We believe the third-party portion of this market will continue to grow significantly over the next several years. Finally, we believe that the third-party logistics market is highly fragmented and likely to experience consolidation.

Industry Trends

   The key industry trends are:

   Globalization. The growing demand for global consumer brands, the increasing number of multinational corporations, global sourcing and the breaking down of trade barriers have all spurred substantial growth in cross-border delivery. As a result, international freight traffic has grown consistently at a rate three times that of United States domestic freight traffic.

   The use of express services in Europe is estimated to be about half as prevalent as in the U.S., but further opening of European trade markets is likely to lead to substantial growth in European cross-border deliveries. In addition, the European Commission is expected to consider deregulation of European mail markets by 2003. In Asia and Latin America, growth in package deliveries continued throughout the recent economic difficulties.

   Increased Need for Time-Definite Services. The need for just-in-time and other time-definite delivery has increased as a result of the globalization of manufacturing, greater implementation of demand-driven supply chains, the shortening of product cycles and the increasing value of individual shipments. It is estimated that 46% of all goods in the U.S. will be shipped just-in-time by the year 2000, up from 17% in 1994. Companies have also recognized that increased spending on time-definite delivery services can reduce total distribution costs by reducing inventory levels and inventory loss, either through shrinkage, spoilage or obsolescence.

   Significant Advances in Technology. There has been dramatic growth in the utilization of e-commerce by both consumers and businesses for the transfer of goods. Consumers who use the Internet for home shopping and other services shop across borders and require global delivery capabilities. According to Forrester Research, $80 billion in goods were purchased globally over the Internet in 1998, and this figure is expected to reach over $3.2 trillion in 2003. Of this $80 billion, 80% to 85% represented business-to-business sales, with the remainder representing business-to-residential sales.

   Customers are demanding increasingly complex supply chain management solutions that require more sophisticated information technology systems. Major manufacturers require increased precision in delivery time, and customers demand precise tracking and timely information about potential service disruptions. As a result, third-party providers need increasing amounts of capital and technological know-how.

   Industry Consolidation. The industry has become increasingly dominated by large integrated carriers that provide seamless services, including pick-up and delivery, shipment via air and/or road transport and customs clearance. The pace of consolidation in the package delivery industry has increased on a global scale, particularly in Europe, due to the following factors:

  . the need for global distribution networks, large vehicle fleets, global information technology systems and the resources necessary for their development or acquisition

  .  customers' desire for integrated services

  .  high growth in the international and cross-border delivery segments

  .  deregulation of European delivery markets

   Industry participants are acquiring, merging with or forming alliances with partners that can expand global reach, breadth of services or technological capabilities in order to better enable those participants to compete in a rapidly changing global environment. In particular, government-run post offices have made several recent alliances with and acquisitions of private-sector companies. Post offices, which still maintain numerous advantages over private-sector companies, create significant challenges for competitors worldwide.

                                   BUSINESS

Overview

   We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver over 12 million packages each business day for 1.7 million shipping customers to six million consignees. In 1998, our 330,000 employees delivered more than three billion packages and documents worldwide, generating revenues of $24.8 billion and net income of $1.7 billion.

   Our primary business is the time-definite delivery of packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including integrated supply chain management, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet. We seek to position ourselves as an indispensable branded component of e-commerce and to focus on the movement of goods, information and funds.

   We were founded in 1907 to provide private messenger and delivery services in the Seattle, Washington area. Over the past 92 years, we have expanded our small regional parcel delivery service into a global company. Our founders fostered the development of our employee ownership culture with the initiation of employee stock ownership in 1927. Today, we have established a vast and reliable global transportation infrastructure, developed a comprehensive, competitive and guaranteed portfolio of services, and consistently supported these services with advanced technology.

Competitive Strengths

   We have the following competitive strengths:

   Global Reach and Scale. We believe that our integrated worldwide ground and air network is the most extensive in the industry. We operate about 149,000 delivery vehicles and over 500 airplanes. We estimate that our integrated end-to-end delivery system carries goods having a value in excess of 6% of the U.S. gross domestic product and covers about 99% of U.S. businesses and virtually all U.S. residential addresses. We have invested billions of dollars in information technology, a fleet of airplanes and many other improvements across our vast global delivery network. Based on number of aircraft operated, we are now the ninth largest airline in the United States and the tenth largest airline in the world, with our primary air hub in Louisville, Kentucky.

   We established our first international operation when we entered Canada in 1975, and we first entered Europe in 1976 when we established a domestic operation in West Germany. In the 1980s and early 1990s, we expanded our operations throughout Europe, as we identified the opportunities presented by the development of the single market and responded to the need for pan-European delivery services. Today, we offer the broadest portfolio of time-definite services available, ranging from same-day service to logistics solutions for total supply chain management. We currently have what we believe is the most comprehensive integrated delivery and information services portfolio of any carrier in Europe.

   In the last decade, we entered into more than two dozen alliances with various Asian delivery companies and currently serve more than 40 Asia Pacific countries and territories. Our primary focus has been on the transport of express packages to and from the region, and volumes remained strong throughout the recent economic downturn in Asia. We have also established operations in Latin America and the Caribbean, and are positioned to capitalize upon the growth potential there. This was most recently exemplified by our agreement to acquire the assets and air routes of Challenge Air Cargo. In addition, we have formed alliances with more than 50 service partners in countries throughout our Americas region.

   In 1998, Fortune magazine recognized us as the World's Most Admired Global Mail, Package and Freight Delivery Company. The Fortune magazine survey also ranked us as the fourth most admired U.S. company overall.

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   Distinctive People and Culture. Our people are our most valuable asset. We believe that the dedication of our employees results in large part from our distinctive "employee-owner" concept. Our employee stock ownership tradition dates from 1927, when our founders, who believed that employee stock ownership was a vital foundation for successful business, first offered stock to UPS employees. To facilitate stock ownership by employees, we have maintained several stock-based compensation plans. Currently, employees and retirees own about two-thirds of our outstanding shares, and the founders' families and foundations own the remaining shares. Following the public offering that is contemplated as part of the proposed change in our capital structure, the current UPS shareowners will own about 90% of our total outstanding shares and will control about 99% of the vote.

   Complementing our tradition of employee ownership, we also have a long-standing policy of "promotion from within," and this policy has significantly reduced our need to hire managers and executive officers from outside UPS. A majority of our management team began their careers as full-time or part-time hourly UPS employees, and have since spent their entire careers with UPS. Every one of our executive officers, including our CEO, has more than 25 years of service with UPS and has accumulated a meaningful ownership stake in our company. Therefore, our executive officers have a strong incentive to provide effective management of UPS, which will benefit all of our shareowners.

   We have a legacy of commitment to the communities in which our employees live and work. Our many community service activities include:

  . UPS Foundation. Since 1951, our Foundation has provided financial support to alleviate social problems--most notably programs that support family and workplace literacy, food distribution and nationwide volunteerism. Our Foundation also supports high-impact educational and urgent human needs programs.

  . Community Internship Program. For the past 30 years, selected managers have participated in four weeks of intense community service in underprivileged areas. We designed this initiative to educate managers about the needs of a diverse work force and customer base and to allow these managers to apply their problem solving skills in the community.

  . Neighbor to Neighbor. Through an ongoing company-wide initiative, we match our employees' and their families' volunteer efforts with local programs. In 1998, about 30,000 volunteers participated in this program.

  . United Way. Since our first campaign in 1982, we and our employees have contributed over $355 million to the United Way, making us the United Way's second largest corporate giver in the U.S.

  . Welfare to Work. In 1997, we became one of the five founding members of the White House-sponsored Welfare-to-Work program, which places people on public assistance into private sector jobs. We have developed, trained and mentored over 20,000 qualified candidates nationwide for positions at UPS.

  . School to Work. We have introduced a school-to-work program, which promotes education and real-world work experience for at-risk youth.

   Broad, Flexible Range of Distribution Services. We offer to our customers as broad and flexible a range of delivery services as any provider in the industry. All of our air, international and business-to-business ground delivery service offerings are time-definite and guaranteed. Our portfolio of service offerings enables customers to choose the delivery option that is most appropriate for their requirements.

   Our express air services are complemented by our vast ground delivery system. Our integrated air and ground network enhances pickup and delivery density and provides us with the flexibility to transport packages using the most efficient and cost-effective transportation mode or combination of modes. Our sophisticated engineering systems allow us to optimize our network efficiency and asset utilization.

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   We make guaranteed international shipments to more than 200 countries and territories worldwide, including guaranteed overnight delivery of documents to many of the world's most important business centers. We offer a complete portfolio of time-definite services for customers in major markets.

   We pioneered technologies that allow for secure, encrypted and trackable digital file deliveries over the Internet, such as UPS OnLine Courier in 1998. To make our services more easily available and to integrate our presence on the Web wherever e-commerce is taking place, we have developed a wide range of Internet tools accessible both from our website and from the websites of many of our customers. Among these tools are online tracking, rating and service selection, address validation, time in transit detail, package detail upload, shipping and handling and service mapping.

   Brand Equity. We have built strong brand equity by being a leader in quality service and product innovation in our industry. A recent survey of senior business executives, called Image Power(R), rated UPS as the second strongest business-to-business brand in the U.S., behind Microsoft. Among the factors that contribute to our brand equity are our:

  . friendly, professional delivery employees and familiar brown delivery vehicles

  .  long history of service reliability

  .  comprehensive service portfolio

  .  state-of-the-art technology

  .  history of innovation and industry firsts

  .  competitive pricing

  . consistent advertising and communications to customers and the public about our evolving capabilities

  . longstanding and significant contributions to the communities in which we live and work

   Our brand has successfully made the transition from a U.S.-based ground delivery company to a global time-definite service provider with the ability to launch innovative new products and services around the globe. For example, we were the first company to offer next day delivery to every address in the 48 contiguous states and guaranteed next business day delivery of packages and documents by 8:00 a.m. or 8:30 a.m. We were also the first full service carrier to introduce same-day delivery services in the U.S. and the first company to provide guaranteed nationwide ground service in the U.S. Increasingly, our customers recognize that UPS is not just a reliable carrier of packages, but an innovator of transportation and information-based business solutions on a broadening global scale.

   One of the many ways that we have supported our brand is through sponsorship arrangements, such as our status as the official package delivery company of the National Football League in the U.S. and globally as a Worldwide Olympic Partner. We have been Fortune magazine's Most Admired Transportation Company in the mail, package and freight category for 16 consecutive years.

   Customer Relationships. We serve the ongoing package distribution requirements of our customers worldwide, and provide additional services that both enhance customer relationships and complement our position as the foremost provider of package distribution services. Our current volume mix is about 80% business-to-business, and our customer base includes all of the Fortune 1000 companies.

   We focus on building and maintaining long-term customer relationships. We provide automatic daily pick-up services at the request of 1.7 million shipping customers. In addition, thousands of our other customers access us daily through on-call pick-up for air delivery services, 51,000 letter drop-boxes and 30,000 independently owned shipping locations. We also have affinity relationships with 486 professional associations.

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   We place significant importance on the quality of our customer relationships and conduct comprehensive market research to monitor customer service. Since 1992, we have conducted telephone interviews with shipping decision makers virtually every business day to determine their satisfaction with delivery providers and perception of performance on 17 key service factors. We use the telephone interview data to develop a statistical model that identifies those service factors that have the greatest impact on improving customer satisfaction, leading to enhanced profitability. This proprietary Customer Satisfaction Index allows us to continuously monitor satisfaction levels and helps us to focus our sales and communications efforts and new service development. The 1998 CSI showed that our customer satisfaction level for domestic U.S. service exceeded that of any of our competitors. One particular area of UPS strength relative to all the competitors measured was in the area of customer communications. This service advantage is attributable in large part to our Preferred Customer Loyalty program, aggressive ongoing communications through customer publications, direct marketing, teleservicing, and personal contact programs through our drivers, sales force and other management personnel.

   Our customer focus is exemplified by the fact that we received the 1998 Platinum Pentastar, the most prestigious award that DaimlerChrysler presents to its suppliers. This was the third time that we have been named "best in class" for Chrysler's, and now DaimlerChrysler's, entire supplier base.

   Technology Systems. We have expanded our reputation as a leading package distribution company by developing an equally strong capability as a mover of electronic information. We currently collect electronic data on 7.5 million packages each day--more than any of our competitors. As a result, we have improved our efficiency and price competitiveness, and we provide improved customer solutions.

   We have made significant investments in technology over the past decade. CIO magazine ranked us 35th in the U.S. for our corporate information systems, and we have won two Computerworld Smithsonian Awards for our technology. The state-of-the-art technology that we currently deploy over our network enables us to serve our customers globally in the most efficient ways. This technology provides our customers with total order visibility and improves customer service, receiving, order management and accounting operations. Currently, about 64% of our volume is with shipping customers that are connected to us electronically. We have found that customers that are connected to us electronically on average generate 10-15% higher revenues to us than before they were connected to our systems.

   The following are examples of our technology:

  .  We built and maintain the world's largest private DB2 database.

  . We recently introduced DIAD III, which provides the fastest and most complete delivery information of any hand-held computer used by any delivery company in the world.

  . We are the only company to provide electronic capture and retrieval of package recipients' signatures.

  . In selected hubs, we have installed sophisticated, automated sortation systems to improve processing speed and operational efficiency.

  . We developed an array of UPS Online Solutions, which are proprietary software and hardware packages that we provide to our customers. UPS Online Solutions enable our customers to send, manage and track their shipments and provide us with electronic package-level detail to support these functions.

   E-Commerce Capabilities. We are a leading participant in and facilitator of e-commerce, which we define as the use of networked computer technology to facilitate the buying and selling of goods and services. We have teamed with over 100 e-commerce leaders to offer fully integrated Web-enabled solutions for our customers. According to Zona Research, during the 1998 holiday season we shipped 55% of the goods purchased over the Internet. Over two-thirds of ActivMedia, Inc.'s top 50 websites that use transportation services are UPS customers.

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   We have integrated our systems with software produced by leading manufacturers of enterprise resource planning, Internet transactions, e-procurement and systems integration solutions. Our e-commerce alliance partners include AT&T, Harbinger, IBM, Oracle and PeopleSoft. These solutions give our customers the integration of UPS delivery options into their websites, including real-time package delivery information. This allows our customers to lower their package tracking costs, to improve their collections through closed loop billing and to provide better customer service. At the same time, we gain a competitive advantage as the preferred transportation solution.

   Our website strategy is to provide our customers with the convenience of all the functions that they would otherwise perform over the phone or at one of the shipping outlets. Our site, www.ups.com, which receives 350,000 separate user sessions per day, including over one million package tracking transactions, uses technology to strengthen ties to our customers. Our customers can easily download our tools on to their own websites for direct use by their customers. This allows users to access our tools without leaving our customers' websites. Our Internet tools include enhanced tracking, rate calculation, service selection, address validation, time-in-transit, service mapping and electronic manifesting. Matrix Media and The Economist both rated our website as the top transportation website in the world. Business Marketing's NetMarketing also named our website one of the top 25 business-to-business sites.

   Financial Strength. Our balance sheet gives us financial strength that few companies can match. We are one of the few companies--and the only transportation company--with a triple-A credit rating from both Standard & Poor's and Moody's. This credit rating reflects the strength of our competitive position, our consistent earnings and cash flow growth and our conservative balance sheet. As of June 30, 1999, we had a balance of cash, cash equivalents and marketable securities of approximately $3.2 billion and shareowners' equity of $6.1 billion. Long-term debt was $2.1 billion, slightly lower than at the end of 1998. Our financial strength has given us the resources to achieve global scale and to make needed investments in technology and fleet to position us for growth.

Growth Strategy

   Our growth strategy is designed to take advantage of our competitive strengths while maintaining our focus on meeting or exceeding our customers' requirements. The principal components of our growth strategy are as follows:

   Expand Our Leadership Position in Our Core Domestic Business. Our U.S. package operation is the foundation of our business and the primary engine for our future growth. We believe that our tradition of reliable parcel service, our experienced and dedicated employees and our unmatched delivery system provide us with the advantages of reputation, service quality and economies of scale that differentiate us from our competitors. Our strategy is to increase core domestic revenues through cross-selling of our existing and new services to our large and diverse customer base, to limit the rate of expense growth and to employ technology-driven efficiencies to increase operating profit. Our core business is also a springboard for our growth in all other areas, including international, e-commerce, logistics, supply chain management and financial services.

   We plan to focus on maintaining and improving service quality, meeting customer demands and providing innovative service offerings in order to continue to grow domestic package revenues. A good example of this is last year's introduction of the first nationwide guaranteed ground package delivery service.

   Continue International Expansion. We have built a strong international presence through significant investments over a number of years. In 1998, our international package operations generated $3.2 billion of revenue and became profitable. The international package delivery market has grown, and continues to grow, at a faster rate than the U.S. market. We plan to leverage our worldwide infrastructure and broad product portfolio to continue to improve our international business mix, to grow high margin premium services and to implement cost, process and technology improvements.

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


   Europe, which includes our operations in Africa and the Middle East, remains our largest regional market outside of the U.S., accounting for more than half of our international revenue. As the European Community evolves into a single marketplace, with well-established regional standards and regulations, we believe that our business will benefit from additional growth within Europe as well as continued growth in imports and exports worldwide. We plan to solidify and expand our market position in Europe, where we have already created a pan-European network. We have introduced new aircraft and additional capacity in Europe to support volume growth and add flexibility to our European air operations. In addition, we have gained operating rights, enhanced our European hubs and supported the Express Shuttle, a high-speed rail project that would facilitate the use of rail transportation of packages throughout Europe. We believe that we have the strongest portfolio of pan-European services of any integrated carrier in Europe, combining time-definite delivery options and related information capabilities. We plan to continue to expand our service offerings in Eastern Europe and the Middle East.

   In Asia, we primarily focus on the movement of express packages to and from, as opposed to within, that region, and volumes remained strong throughout the recent economic downturn. We are investing in our Asian air network to enhance our operations. We recently developed new multi-million dollar hubs in Hong Kong and Taiwan. We also acquired operating rights to provide service to points in Asia and beyond from Tokyo, and we are seeking to acquire additional air operating authority from a number of countries.

   We believe that there is significant untapped potential in Latin America for us to expand our service offerings. To this end, we are introducing overnight delivery between key cities in the Mercosur and other trade blocs, introducing 8:00 a.m. delivery to the U.S., Canada and Europe and launching domestic express service in selected markets. Most importantly, through our recently announced agreement to acquire the assets and air routes of Challenge Air Cargo, we will become the largest air cargo carrier in Latin America. This position will enable us to further develop our cargo business and provide advantages in pursuit of additional express package volume, a market which is less developed in the region.

   Provide Comprehensive Logistics and Financial Solutions. Many businesses have decided to outsource the management of all or part of their supply chains to cut costs and to improve service. The domestic third-party logistics market was estimated to be between $18 billion and $20 billion in 1998, and this market is expected to grow at 15% to 20% annually. We believe that this trend, evident in North America, Asia and Europe, will be closely followed by a further demand for a service offering that incorporates transportation and logistics supply chain services with complete financial support and information services. We believe that we are well positioned to capitalize on these trends for the following reasons:

  . We now redesign and operate supply chains for major companies in 45 countries, with about five million square feet of distribution space and 35 centralized locations worldwide.

  . We focus on technology and management-based solutions for our customers rather than the more traditional logistics focus on trucks, warehouses and assets.

  . Maintaining long-term relationships with our customers allows us to share our expertise in organizing supply chain management, to establish an innovative way to speed the product to market and to recommend to our customers more efficient services for their customers.

   To complement our existing logistics and supply chain solutions, we plan to design a portfolio of financial products and services that capitalizes on our financial strength, customer relationships and extensive package-level data on our customers' shipments. We have recently developed UPS Capital Corporation to provide customers with funding in a variety of forms.

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


   Leverage Our Leading-Edge Technology and E-Commerce Advantage. Forrester Research projects that the worldwide e-commerce business will grow from $80 billion in 1998 to over $3.2 trillion in 2003, for a compounded annual growth rate of 109%. According to Zona Research, we are the preferred shipper for e-commerce, shipping 55% of the goods purchased over the Internet during the 1998 holiday season. E-commerce is an important part of our future growth because we believe that it will drive smaller and more frequent shipments and provide a strong complement to our core delivery service offerings.

   Our goal is to integrate UPS technology into the business processes of our customers, providing information to assist them in serving their customers and improving their cash flows. We will also use our technology and our physical infrastructure to help provide the operational backbone to businesses striving to create new business models in e-commerce. These new business models will operate in just-in-time or manufacturer-direct distribution modes, which are heavily dependent on smaller, more frequent shipments. In the process, we will gain knowledge of new repeatable business models and market this expertise elsewhere. A key component of this strategy is to expand relationships with technology providers in the areas of enterprise resource planning, e-procurement, systems integration and others, to integrate UPS technologies into their solutions and into the websites and systems of their customers.

   To date, our leading-edge technology has enabled our e-commerce partners to integrate our shipping functionality into their e-commerce product suites. Our partners' products are being installed throughout the Internet and these legacy systems should provide us with a competitive advantage. In addition, the UPS technology integrated into our partners' products creates significant value for our customers through reduced cycle times, lower operating costs, improved customer service, enhanced collections and the ability to offer strong delivery commitments.

   Pursue Strategic Acquisitions and Global Alliances. In order to remain the pre-eminent global company in our industry, we will continue to make strategic acquisitions and enter into global alliances. Our public offering will better position us to aggressively pursue strategic acquisitions and enter into global alliances that can:

  .  complement our core business

  .  build our global brand

  .  enhance our technological capabilities or service offerings

  .  lower our costs

  .  expand our geographic presence and managerial expertise

Products and Services

   Domestic Ground Services

   For most of our history, we have been engaged primarily in the delivery of packages traveling by ground transportation. We expanded this service gradually, and today standard ground service is available for interstate and intrastate destinations, serving every address in the 48 contiguous states and intrastate in Alaska and Hawaii. We restrict this service to packages that weigh no more than 150 pounds and are no larger than 108 inches in length and 130 inches in combined length and girth. In 1998, we introduced UPS Guaranteed GroundSM, which gives guaranteed, time-definite delivery of all commercial ground packages.


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   In addition to our standard ground delivery product, UPS Hundredweight
Service(R) offers discounted rates to customers sending multiple package shipments having a combined weight of 200 pounds or more, or air shipments totaling 100 pounds or more, addressed to one recipient at one address and shipped on the same day. Customers can realize significant savings on these shipments compared to regular ground or air service rates. UPS Hundredweight Service is available in all 48 contiguous states.

   Domestic Air Services

   We provide domestic air delivery throughout the United States. UPS Next Day Air(R) offers guaranteed next business day delivery by 10:30 a.m. to more than 75% of the United States population, delivery by noon to areas covering an additional 13% and end-of-day delivery to the remainder. We offer Saturday delivery for UPS Next Day Air shipments for an additional fee.

   UPS Early A.M.(R) guarantees next business day delivery of packages and documents by 8:00 a.m. or 8:30 a.m. to more than 55% of the United States population. UPS Early A.M. is available from virtually all overnight shipping locations coast to coast. In addition, UPS Next Day Air Saver(R) offers next day delivery by 3:00 or 4:30 p.m. to commercial destinations and by the end of the day to residential destinations in the 48 contiguous United States.

   UPS SonicAir Best FlightSM provides same-day and next-flight-out delivery services to virtually any location in the United States.

   We offer three options for customers who desire guaranteed delivery services but do not require overnight delivery.

  . UPS 2nd Day Air A.M.(R) provides guaranteed delivery of packages and documents to commercial addresses by noon of the second business day.

  . UPS 2nd Day Air(R) provides guaranteed delivery of packages and documents in two business days.

  . UPS 3 Day Select(R) provides guaranteed delivery in three business days. 3 Day Select is priced between traditional ground and air-express services.

   In 1998, we introduced the first reusable Next Day Air letter container, which features a resealable flap and is made from 100% recycled material. We also expanded our On-Call Air Pickup services to 94% of all businesses.

   International Delivery Services

   We deliver international shipments to more than 200 countries and territories worldwide, and we provide guaranteed overnight delivery to many of the world's most important business centers. Throughout 1998, we continued to develop our global delivery and logistics network. We offer a complete portfolio of services that are designed to provide a uniform service offering across major countries. This portfolio includes guaranteed 8:30 a.m. and 10:30 a.m. next business day delivery to major cities, as well as scheduled day-definite ground service. We offer complete customs clearance service for any mode of transportation, regardless of carrier, at all UPS Customhouse Brokerage sites in the U.S. and Canada.

   UPS Worldwide ExpressSM provides door-to-door, customs-cleared delivery to over 200 countries and territories. This service includes guaranteed overnight delivery of documents from major U.S. cities to many international business centers. For package delivery, UPS Worldwide Express provides guaranteed overnight delivery to major cities in Mexico and Canada and guaranteed second business day delivery for packages to over 290 cities in Europe. Shipments to other destinations via UPS Worldwide Express are generally delivered in two business days.


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   UPS Worldwide Express Plus SM complements our regular express service by providing guaranteed early morning delivery options from international locations to major cities around the world and guaranteed early morning second business day delivery from the United States to over 150 cities in Europe. In February 1998, we introduced two new shipment pricing options for UPS Worldwide Express and UPS Worldwide Express Plus: the UPS 10KG Box(TM) and the UPS 25KG Box(TM). These new options offer a simple, convenient, door-to-door fixed-rate shipping solution for express shipments up to 10 kilograms and 25 kilograms. Customers using this packaging option receive flat rates based on destination.

   We also offer UPS Worldwide Expedited SM service, which is designed to meet customers' requirements for routine shipments that do not require overnight or express delivery. From the United States, shipments to Mexico and Canada are delivered in three business days, and shipments to most major destinations in Europe and Asia are generally delivered in four business days. Both UPS Worldwide Express and UPS Worldwide Expedited services are offered between many international locations and from international locations to the United States, providing guaranteed service from international locations that vary from country to country.

   UPS International Standard SM service provides scheduled delivery of shipments within and between the European Union countries, within Canada and Mexico and between the United States and Canada. This service includes day-specific delivery of less-than-urgent package shipments. The service offers delivery typically between one and three days, depending on the distance.

   We operate a European air hub in Cologne, Germany and an Asia Pacific air hub in Taipei, Taiwan.

   Non-Package Operations

   We provide other services that are distinct from our package operations, a component of which is UPS Logistics Group, Inc., discussed below. We formed UPS Logistics Group, Inc. in early 1996. It is the parent company for a number of operating subsidiaries.

   UPS Worldwide Logistics(R), Inc., a subsidiary of UPS Logistics Group, Inc., provides third-party supply chain management solutions for a number of industries, including high-tech, telecommunications, apparel, automotive and electronics. It designs and operates basic inventory, warehouse and transportation management services, as well as complex integrated logistics services for its customers' inbound, outbound and international logistics needs. It operates warehouses in the United States, Mexico, Singapore, Hong Kong, Japan, The Netherlands, Germany, Taiwan, France and the United Kingdom, using state-of-the-art information systems that reduce customers' distribution and capital costs.

   Service Parts Logistics. We believe that supply chain management will be a significant new segment of opportunity. Service Parts Logistics brings together a number of our competencies to the management of field service technicians for manufacturers of computers and other office equipment. Our services include call center and technical service hotline management, inventory financing, just-in-time inventory stocking and transportation, and parts repair and return.

   Some of the other subsidiaries of UPS Logistics Group, Inc. are:

  . SonicAir(R), Inc., which provides same-day and next-flight-out delivery services and critical parts warehousing to virtually any location in the United States and locations in more than 180 countries.

  .  Roadnet(R) Technologies, Inc., a route scheduling software developer.

  . Diversified Trimodal, Inc., also known as Martrac(R), which transports produce and other commodities in temperature-controlled trailers over railroads.

  . Worldwide Dedicated Services, Inc., which provides dedicated contract fleet management services.


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


  . UPS Truck Leasing(R), Inc., a subsidiary of UPS Logistics Group, Inc., rents and leases trucks and tractors to commercial users under full-service rental agreements. In addition, it provides maintenance for other companies' fleets of vehicles on a contract basis.

   Electronic Services

   We also provide a family of electronic shipping and tracking solutions under the UPS OnLine(R) shipping system. UPS OnLine Office is software that helps shippers streamline their shipping activities. It processes shipments, prints address labels, tracks packages and provides basic management reports from a desktop computer. Office software supports international shipments as easily as domestic shipments and quickly prepares any export documentation. UPS OnLine Professional is designed to support a complex shipping environment with solutions for domestic and international shipping. It combines a powerful shipping and tracking system with sophisticated information management tools. UPS OnLine Tracking software is easily installed on personal computers and provides the user with immediate tracking and delivery information for packages anywhere in the world. Packages can be tracked with a tracking number or the shipper's own reference number. UPS OnLine Host Access provides electronic connectivity between UPS and the shipper's host computer system, linking UPS shipping information directly to all parts of the customer's organization. UPS OnLine Host Access can be used to enhance and streamline the customer's sales, service, distribution and accounting functions by providing direct access to vital transportation planning, shipment status and merchandise delivery information. UPS OnLine Compatible Solutions offer similar benefits to customers using shipping systems supplied by third parties.

   Our website, www.ups.com, brings a wide array of information services to customers worldwide. Package tracking, pick-up requests, rate quotes, service mapping, drop-off locator, transit times and supply ordering services are all available at the customer's desktop. The site also displays full domestic and international service information and provides an avenue for customers to download UPS software.

   UPS Document ExchangeSM, featuring UPS OnLine Courier ServiceSM, is a delivery solution that utilizes the Internet as the mode of transport. This service offers features not found in traditional e-mail applications, such as document tracking, version translation, scheduled delivery, delivery confirmation, security options and the ability to carry any type of digital file. This gives customers the ability to send any digitally produced material in a secured environment, which allows them to take advantage of the speed and efficiencies of electronic delivery.

   In April 1998, we established a web site at www.ec.ups.com to support our commitment to e-commerce. This site promotes the advantages of e-commerce and spotlights our unique position with regard to the facilitation of commerce.

   Delivery Service Options

   We offer additional services such as Consignee Billing, Delivery Confirmation and Call Tag Service to those customers who require customized package distribution solutions. We designed Consignee Billing for customers who receive large volumes of merchandise from a number of vendors. We bill these consignee customers directly for their shipping charges, enabling the customer to obtain tighter control over inbound transportation costs. Delivery Confirmation provides automatic confirmation and weekly reports of deliveries and is available throughout the United States and Puerto Rico. Immediate confirmation is also available upon request. Call Tag Service provides prompt pick-up and return of packages previously delivered by UPS from any address in the 48 contiguous states.

Sales and Marketing

   Our sales force consists of about 3,500 account executives worldwide, spread across our 15 regions. Account executives, except for regional management account executives, are further allocated to individual operating districts. We have an organization of regionally based account managers, who report directly to our corporate office, for our biggest multi-site customers.

   We recently instituted our new Sales Force 2000 initiative, which realigned our sales force based on an assessment of customer revenue and potential. Account responsibilities were rationalized, and account executives' workloads were distributed based on the size and strategic importance of individual customers.

   We are also in the process of providing each of our account executives with laptop computers loaded with our proprietary "Link" account management software. These systems will provide account executives with useful productivity tools, and we have determined that the systems increase the time our account executives are able to spend with customers and potential customers and improve their overall effectiveness.

   In addition to our general sales force, we have overlaid three supplemental sales forces: International Business, focused on international business out of major U.S. business centers; UPS HundredWeight ServiceSM business; and e-commerce. Within these specialty sales forces, the account executives report to their respective districts. Our logistics operations and other subsidiaries maintain their own sales forces.

   Our marketing organization is generally organized along similar lines. At the corporate level, the marketing group is engaged in rate-making and revenue management policy, market and customer research, product development, brand management, product management, marketing alliances and e-commerce, including the non-technical aspects of our web presence. Advertising, public relations and most formal marketing communications are centrally conceived and controlled.

   Individual district and region marketing personnel are engaged in business planning, bid preparation and other revenue management activities, and in coordinating alignment with corporate marketing initiatives. Individual regions and districts may engage in local promotional and public relations activities pertinent to their locales.

Employees

   During 1998, we employed over 330,000 employees. We were recently named one of Fortune magazine's Diversity Elite--one of the 50 best companies for Asians, Blacks and Hispanics.

   Approximately 89,000 full-time and 116,000 part-time employees are represented by various labor unions, primarily the International Brotherhood of Teamsters. We and the Teamsters are parties to a five-year master agreement that expires July 31, 2002. This is the longest agreement we have ever reached with the Teamsters. In addition, we employ about 2,100 pilots represented by the Independent Pilots Association. We and the Independent Pilots Association have an eight-year agreement that becomes amendable on January 1, 2004.

   We believe that our relations with our employees are good.

Properties and Facilities

   We own our headquarters, which are located in Atlanta, Georgia and consist of about 735,000 square feet of office space on an office campus.

   We also own our 29 principal U.S. package operating facilities, which have floor spaces that range from about 354,000 to 693,000 square feet. In addition, we have a 1.9 million square foot operating facility near Chicago, Illinois, which is designed to streamline shipments between East Coast and West Coast destinations.

   We also own about 730, and lease about 873, smaller operating facilities, throughout the United States for our package operations. The smaller of these facilities have vehicles and drivers stationed for the pickup of packages and facilities for the sorting, transfer and delivery of packages. The larger of these facilities have additional facilities for servicing our vehicles and equipment and employ specialized mechanical installations for the sorting and handling of packages. We also own or lease other facilities that support our international package and non-package operations. We believe our facilities are adequate to support our current operations.

   Our aircraft are operated in a hub and spokes pattern in the United States. Our principal air hub in the United States is located in Louisville, Kentucky, with regional air hubs in Columbia, South Carolina, Dallas, Texas, Hartford, Connecticut, Ontario, California, Philadelphia, Pennsylvania and Rockford, Illinois. These hubs house facilities for the sorting, transfer and delivery of packages. Our Louisville, Kentucky hub handles the largest volume of packages for air delivery in the United States. Our European air hub is located in Cologne, Germany, and our Asia-Pacific air hub is in Taipei, Taiwan. Regional air hubs in Canada include facilities in Hamilton, Ontario and Montreal, Quebec. Our new automated sorting facility, "Hub 2000," is currently under construction in Louisville, Kentucky, and we expect it to commence partial operations in 2000. We expect this new facility to increase our hub capacity by over 40% in Louisville.

   Our computer operations are consolidated in a 435,000 square foot leased facility, the Ramapo Ridge facility, which is located on a 39-acre site in Mahwah, NJ. We have leased this facility for an initial term ending in 2019 for use as a data processing, telecommunications and operations facility. We also own a 160,000 square foot facility located on a 25-acre site in the Atlanta, Georgia area, which serves as a backup to the main computer operations facility in New Jersey. This facility provides production functions and backup capacity in case a power outage or other disaster incapacitates the main data center. It also helps us to meet communication needs.

Fleet

   Aircraft

   As of December 31, 1998, our fleet consisted of the following 536 aircraft:

                                                  Leased
   Description                           Owned from Others On Order Under Option
   -----------                           ----- ----------- -------- ------------
   McDonnell-Douglas DC-8-71............   23       --        --         --
   McDonnell-Douglas DC-8-73............   26       --        --         --
   Boeing 727-100.......................   51       --        --         --
   Boeing 727-200.......................   10       --        --         --
   Boeing 747-100.......................   12       --        --         --
   Boeing 747-200.......................    4       --        --         --
   Boeing 757-200.......................   64        9         2         --
   Boeing 767-300.......................   21        6         3         --
   Airbus A300-600......................   --       --        30         30
   Other................................   --      310        --         --
                                          ---      ---       ---        ---
     Total..............................  211      325        35         30
                                          ===      ===       ===        ===

   We maintain an inventory of spare engines and parts for each aircraft.

   All of the aircraft we own meet Stage III federal noise regulations, and can operate at airports that have aircraft noise restrictions. We became the first major airline to successfully operate a 100% Stage III fleet more than three years in advance of the date required by federal regulations.

   During 1998, we took delivery of two Boeing 747-200, three Boeing 757-200 and five Boeing 767-300 aircraft. We also exercised options to purchase ten Boeing 757-200 aircraft that we previously accounted for under operating leases. During 1999, we have taken delivery of two Boeing 757-200 and two Boeing 767-200 aircraft, and we expect to take delivery of one Boeing 767-200 aircraft in September. We also have firm commitments to purchase four Airbus A300-600 aircraft during 2000 and 26 Airbus A300-600 aircraft between 2001 and 2005, and we have options to purchase 30 Airbus A300-600 aircraft between 2002 and 2009.

   Because of our maintenance schedules, and our fewer daily flight cycles as compared to commercial passenger airlines, we do not anticipate the need to retire any currently owned aircraft in the next ten years.

   Vehicles

   We operate a fleet of about 149,000 delivery vehicles, ranging from panel delivery vehicles to large tractors and trailers, including about 1,400 temperature-controlled trailers owned by Martrac and about 4,000 vehicles owned by UPS Truck Leasing.

   Our management believes that these aircraft and vehicles are adequate to support our operations over the next year.

Safety

   We promote safety throughout our operations.

   Our Automotive Fleet Safety Program is built with the following components:

  . Selection. Six out of every seven drivers come from our part-time ranks. Therefore, many of our new drivers are familiar with our philosophy, policies, practices and training programs.

  . Training. Training is the cornerstone of our Fleet Safety Program. Our approach starts with training the trainer. All trainers undergo a rigorous training workshop to ensure that they have the skills and motivation to effectively train novice drivers. The first 30 days of a new driver's employment includes eight hours of classroom "space and visibility" training followed by three safety training rides integrated into their training cycle.

  . Responsibility. Our operations managers are responsible for their drivers' safety records. We investigate every accident. If we determine that the accident could have been prevented, we re-train the driver.

  . Preventive Maintenance. An integral part of our Fleet Safety Program is a comprehensive Preventive Maintenance Program. Our fleet is tracked by computer to ensure that each vehicle is serviced before a breakdown or accident can occur.

  . Honor Plan. A well-defined safe driver honor plan recognizes and rewards our drivers when they achieve success. We currently have about 2,850 drivers who have driven for 25 years or more without an avoidable accident.

   Our workplace safety program consists of a comprehensive health and safety program that is monitored by our employee-management health and safety committees. The workplace safety process focuses on employee conditioning and safety-related habits. We enlist employees' help in designing facilities and work processes.

Competition

   We are the largest package distribution company in the world, in terms of both revenue and volume. We offer a broad array of services in the package delivery industry and therefore compete with many different companies and services on a local, regional, national and international basis. These competitors include the postal services of the United States and other nations, various motor carriers, express companies, freight forwarders, air couriers and others. Our major competitors include Federal Express, the United States Postal Service, RPS, Inc., Airborne Express, DHL Worldwide Express, Deutsche Post and TNT Post Group.

   Competition is increasingly based on a carrier's ability to integrate its distribution and information systems with its customers' systems to provide unique transportation solutions at competitive prices. We rely on our vast infrastructure and service portfolio to attract and maintain customers. As we move into the logistics and other non-package areas, we compete with a number of participants in the logistics, financial services and information technology industries.

Government Regulation

   Both the Department of Transportation and the Federal Aviation
Administration regulate air transportation services.

   The DOT's authority relates primarily to economic aspects of air transportation, such as discriminatory pricing, non-competitive practices, interlocking relations or cooperative agreements. The DOT also regulates, subject to the authority of the President of the United States, international routes, fares, rates and practices, and is authorized to investigate and take action against discriminatory treatment of United States air carriers abroad. The FAA's authority relates primarily to safety aspects of air transportation, including aircraft standards and maintenance, personnel and ground facilities. In 1988, the FAA granted us an operating certificate, which remains in effect so long as we meet the operational requirements of federal aviation regulations.

   The FAA has issued rules mandating repairs on all Boeing Company and McDonnell-Douglas Corporation aircraft that have completed a specified number of flights, and has also issued rules requiring a corrosion control program for Boeing Company aircraft. Our total expenditures under these programs for 1998 were about $16.4 million. The future cost of repairs pursuant to these programs may fluctuate. All mandated repairs have been completed or are scheduled to be completed within the timeframes specified by the FAA.

   Our ground transportation of packages in the United States is subject to the DOT's jurisdiction with respect to the regulation of routes, and both the DOT's and the states' jurisdiction with respect to the regulation of safety, insurance and hazardous materials.

   We are subject to similar regulation in many non-U.S. jurisdictions. In addition, we are subject to non-U.S. government regulation of aviation rights to and beyond non-U.S. jurisdictions, and non-U.S. customs regulation.

   Postal Rate Proceedings

   The Postal Reorganization Act of 1970 created the postal service as an independent establishment of the executive branch of the federal government, and vested the power to recommend domestic postal rates in a regulatory body, the Postal Rate Commission. We believe that the postal service consistently attempts to set rates for its monopoly services, particularly first class letter mail, above the cost of providing these services, in order to use the excess revenues to subsidize its expedited, parcel, international and other competitive services. Therefore, we participate in the postal rate proceedings before the Postal Rate Commission in an attempt to secure fair postal rates for competitive services.

   On June 29, 1998, the Postal Service Board of Governors adopted, with minor exceptions, the Postal Rate Commission's Recommended Decision in the general rate case filed by the postal service in 1997. On July 13, 1998, we filed a notice of appeal with the United States Court of Appeals for the District of Columbia, claiming the Postal Rate Commission erred in the treatment of air transportation costs associated with the movement of parcel post packages in the state of Alaska and Priority Mail's contribution to covering institutional (overhead) costs. The appeal is pending.

   Legislation has been proposed that would result in significant amendments to the Postal Reorganization Act. If adopted, it would introduce a form of rate-cap regulation of monopoly services, loosen regulation of competitive services and, for some matters, strengthen the powers of the Postal Rate Commission.

   Environmental Regulation

   The Clean Air Act Amendments of 1990 require a ten-year phase-in of clean-fuel vehicles by some fleets in urban areas with the worst air quality problems. We began a project in 1989 using clean compressed natural gas as a fuel in some package cars. By the end of 1998, more than 850 UPS package cars were running on compressed natural gas in various cities. The EPA's final rules under the Clean Air Act Amendments of 1990 established regulations governing the exemption of clean fuel fleet vehicles from some transportation control measures. The regulations exempt clean fuel vehicles, such as our compressed natural gas vehicles, from urban transportation control measures, which include truck bans and time-of-day restrictions. The regulations also permit the compressed natural gas vehicles to travel in high occupancy vehicle lanes, if they meet emission criteria.

   All of the aircraft we own meet Stage III federal noise regulations.

Litigation

   On August 9, 1999 the U.S. Tax Court issued an opinion unfavorable to UPS regarding a Notice of Deficiency asserting that we are liable for additional tax for the 1983 and 1984 tax years. The Court held that we are liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by our customers beginning in 1984. The Court held that for the 1984 tax year we are liable for taxes of $31 million on income reported by OPL, additions to tax of $93 million and interest for a total after-tax exposure we estimate at approximately
$246 million.


   In addition, during the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that we are liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. The primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1984 tax year. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

   We anticipate that the IRS will take similar positions for tax years subsequent to 1990. Based on the Tax Court opinion, we currently estimate that our total after-tax exposure for the tax years 1984 through 1999 could be as high as $2.353 billion. We are in the process of analyzing our position in light of the Tax Court opinion and are evaluating our options, including appeal of the Tax Court decision, continuance of the litigation or negotiation of a settlement.

   In our second quarter 1999 financial statements, we have recorded a tax assessment charge of $1.786 billion, which includes an amount for related state tax liabilities. The charge includes taxes of $915 million and interest of $871 million. This assessment resulted in a tax benefit of $344 million related to the interest component of the assessment. As a result, our net charge to net income for the tax assessment was $1.442 billion, increasing our total after-tax reserve with respect to these matters to $1.672 billion.

   We determined the size of our reserve with respect to these matters in accordance with generally accepted accounting principles based on our estimate of our most likely liability. In making this determination, we concluded that it was more likely that we would be required to pay taxes on income reported by OPL and interest, but that it was not probable that we would be required to pay any additions to tax. If additions to tax ultimately are determined to be payable, we would have to record an additional charge of up to $681 million. We cannot assure you that our ultimate liability for these matters will not exceed the level of our reserves.

   We have sufficient cash, cash equivalents and marketable securities on hand to deposit with the IRS, if we choose to do so, the full amount necessary to satisfy our total estimated maximum after-tax exposure for these tax matters, without affecting our ability to meet our foreseeable operating expenses and budgeted capital expenditures.

   The IRS has also raised a number of unrelated issues regarding the timing of deductions, the characterization of expenses as capital rather than ordinary and our entitlement to the Investment Tax Credit and the Research Tax Credit in the 1985 through 1990 tax years. These issues total $88 million in tax for the 1985 through 1987 tax years and $245 million in tax for the 1988 through 1990 tax years. Additions to tax and interest are in addition to these amounts. The IRS may take similar positions for periods subsequent to 1990. The majority of these adjustments capitalize items for which depreciation deductions would be allowed in future years, and we believe their eventual resolution will not result in a material adverse effect on our financial condition, results of operations or liquidity.

   We are a defendant in various employment-related lawsuits. In one of these actions, which alleges employment discrimination by UPS, class action status has been granted, and the United States Equal Employment Opportunity Commission has been granted the right to intervene. We are also a defendant in various other lawsuits that arose in the normal course of business. In our opinion, none of these cases is expected to have a material adverse effect upon our financial condition, results of operations or liquidity.

                      THE MERGER, THE PUBLIC OFFERING AND
                               THE TENDER OFFER

The Merger

   How It Will Work

   Old UPS currently owns all of New UPS's (United Parcel Service, Inc.) common stock, and New UPS currently owns all of UPS Merger Subsidiary, Inc.'s common stock. When Old UPS merges with UPS Merger Subsidiary, Inc.:

  . Old UPS will survive the merger, and UPS Merger Subsidiary, Inc. will cease to exist

  . all of Old UPS's outstanding common stock will automatically convert into New UPS's class A common stock, and Old UPS's current shareowners will own all of New UPS's class A common stock

  .  New UPS will own all of Old UPS's common stock

   The result will be that our current shareowner-owned company, Old UPS, will become a subsidiary of New UPS, and you will own New UPS class A common stock instead of Old UPS common stock. The new shareowner-owned company, New UPS, will have a new certificate of incorporation and bylaws, while Old UPS's certificate of incorporation will remain unchanged. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus.

   We believe that New UPS's capital structure will help preserve the best aspects of our employee-owned and owner-managed culture while providing us with a publicly traded equity security that we could use for strategic alliances and acquisitions in important markets around the world. You no longer will be required to offer your shares to us before you can sell them to third parties. And we are seeking to terminate the right of recall by terminating the Managers Stock Trust, the Employees Stock Trust and similar trusts. See "Purposes of the Merger."

   New UPS's Certificate of Incorporation

   New UPS's certificate of incorporation will be different from our current certificate of incorporation in the following principal ways:

  . it will replace the current common stock with class A-1 common stock, class A-2 common stock, class A-3 common stock and class B common stock

  . it will eliminate the requirement that you must offer your shares to us for purchase before you can sell them to third parties

  . it will modify our "scaled voting" provision so that it does not reduce the voting power of shareowners unless they own more than 25% of our total voting power

  . it will add provisions that restrict the transferability of the class A common stock for a period of time to allow us to complete a successful public offering

   There are additional changes in New UPS's certificate of incorporation. You should read "Description of Capital Stock, Certificate of Incorporation and Bylaws" and New UPS's certificate of incorporation, which is included as Annex B to this proxy statement/prospectus.

   Voting Rights

   Holders of class A common stock will be entitled to ten votes per share on all matters voted upon by our shareowners. Holders of class B common stock will have the same economic rights as holders of class A common stock, but will be entitled to one vote per share on all matters voted upon by our shareowners. Any person or group that beneficially owns more than 25% of our total voting power will be allowed only 1/100th of a vote with respect to each vote in excess of 25% of our total voting power. Old UPS's certificate of incorporation contains a similar provision, but it applies to any person or group that owns more than 10% of our total voting power.

   What You Will Receive

   When we effect the merger, all of our outstanding common stock will convert automatically into shares of New UPS's class A common stock. Of the Old UPS shares you own:

  .  one-third will be converted into class A-1 common stock

  .  one-third will be converted into class A-2 common stock

  .  one-third will be converted into class A-3 common stock

   Except for the applicable restricted period, which we describe below, each share of class A common stock will be identical.

   Separately, we are seeking approval to terminate the UPS Managers Stock Trust, the UPS Employees Stock Trust and other trusts that give us recall rights. The shares of class A common stock you receive as a result of the merger will not be subject to these trusts and may not be recalled by us.

   Transfer Restrictions on Shares of Class A Common Stock

   You will not be able to sell or transfer shares of class A common stock to anyone other than a permitted transferee, or convert shares of class A common stock into class B shares, until the relevant restricted period expires. This restricted period will expire:

  .  180 days after our public offering for class A-1 common stock

  .  360 days after our public offering for class A-2 common stock

  .  540 days after our public offering for class A-3 common stock

   You also will be prohibited from entering into any swap or other arrangement that transfers any of the economic consequences of ownership of your class A common stock during these restricted periods.

   Subject to restrictions on persons deemed to be our affiliates, you will be able to transfer shares of class A common stock freely after the applicable restricted period expires. Management thinks that it is important for our people to have a significant investment in our common stock in order to be truly motivated to strive for our continued success. Other than sales in the tender offer, management expects that, in the future, our people will maintain their investment in the company until retirement.

   If you validly transfer any shares of class A common stock to someone who is not a permitted transferee, those shares automatically will convert into shares of class B common stock.

   A "permitted transferee" means:

  .  the transferor's spouse or child if:

    . the transferor was a holder on the date of the merger of the shares being transferred and the transfer occurs within 540 days of that date, or

    .  the transferor is an employee of New UPS or one of its subsidiaries

  . a trust for the sole benefit of the transferor or the transferor's spouse or child, if

    . the transferor was a holder on the date of the merger of the shares being transferred and the transfer occurs within 540 days of that date, or

    .  the transferor is an employee of New UPS or one of its subsidiaries

  .  an individual retirement account that receives shares directly from:

    . any employee benefit plan sponsored by New UPS or any of its subsidiaries

    .  any distributee of such an employee benefit plan, or

    . another individual retirement account for the benefit of such a distributee

  . the beneficial owner of an individual retirement account that receives the shares from the individual retirement account

  .  the estate of a deceased holder of shares, if

    . the deceased holder was a holder on the date of the merger of the shares being transferred and the transfer occurs within 540 days of that date, or

    . the deceased was an employee of New UPS or one of its subsidiaries on the date of death and the transfer was made pursuant to the deceased holder's will or the laws of distribution

  . the beneficiary of an estate referred to in the preceding item, if that beneficiary is the spouse or child of the deceased or a trust for the sole benefit of the spouse or child of the deceased

  .  an employee benefit plan sponsored by New UPS or any of its subsidiaries

  . a bank or trust company in connection with a pledge of shares by a person who either was:

    . a holder on the date of the merger of the shares being pledged and the pledge is made within 540 days of that date, or

    . an employee of New UPS or one of its subsidiaries on the date of the pledge as bona fide collateral for a loan to that person, if the lending institution agrees in writing to immediately sell the shares of New UPS in the event that the lending institution forecloses on the shares

  . a charitable organization that agrees in writing to sell the shares to New UPS immediately following the transfer

  .  New UPS or any of its subsidiaries, and

  . any distributee that receives the shares from any employee benefit plan sponsored by New UPS or any of its subsidiaries pursuant to the terms of the plan.

   Listing

   The class A common stock will not be listed on a national securities exchange or traded in the organized over-the-counter market. The class B common stock will be listed on the New York Stock Exchange.

The Public Offering

   Soon after the merger is approved, subject to market conditions, we plan to make a public offering of New UPS's class B common stock.

   After the public offering:

  . class A common stock will constitute about 90% of our total outstanding common stock and about 99% of our total voting power

  . class B common stock will constitute about 10% of our total outstanding common stock and about 1% of our total voting power

The Tender Offer

   After the public offering, we intend to use the net proceeds of the public offering to fund a cash tender offer for some of the class A-1 common stock. This will give you an opportunity to sell a portion of your class A-1 common stock before the restricted periods expire.

   The percentage of your shares that you will be able to sell in the tender offer will depend on the amount of proceeds we receive in the public offering, the market price of the class B shares when we make the tender offer and the level of participation by other shareowners in the tender offer. As a result, we will not be able to determine the percentage of your shares that you will be able to sell in the tender offer until the tender offer is complete.

   We will purchase shares in the tender offer pursuant to an offer to purchase and related materials, which we will distribute to you when we commence the tender offer. We will also file a Schedule 13E-4 with the SEC in connection with the tender offer.

How We Will Effect the Merger and the Public Offering

   If approved, we will effect the merger immediately prior to the closing of the public offering. At that time, we will file a certificate of merger with the Secretary of State of the State of Delaware. We currently expect that this will occur by the end of 1999.

   Your shares will be converted automatically, without any action on your part, into New UPS's class A common stock. Shortly after the completion of our public offering, we will send you a letter telling you how you will receive certificates for your class A common stock.

          You should not send any share certificates to us at this time.

Conditions to the Merger

   We will cause the merger to become effective only if each of the following conditions is satisfied or waived:

  . A majority of the outstanding shares of our common stock entitled to vote at the special meeting approve the merger agreement

  . We simultaneously consummate the initial public offering of our class B shares

  . Certain of our employee benefit plans receive an exemption or opinion from the Department of Labor to the effect that the exchange of Old UPS common stock for New UPS class A common stock is not a "prohibited transaction" under ERISA

Federal Income Tax Consequences of the Merger

   The merger, the conversion of your shares into New UPS's class A common stock and the public offering will not be taxable transactions for you for U.S. federal income tax purposes. Any sale of your class A common stock, in the tender offer or otherwise, will be a taxable transaction for you for U.S. federal income tax purposes. You should read the section of this proxy statement/prospectus entitled "Federal Income Tax Consequences to Shareowners."

                            PURPOSES OF THE MERGER

   The purposes of the merger are:

  . to put in place a capital structure that will give us greater financial flexibility to respond to changes in global market conditions

  . to give us a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in important markets around the world, and simultaneously to preserve the best aspects of our employee-owned and owner-managed culture

   Our current capital structure and certificate of incorporation have functioned well for us over the past century as a private company. The transfer restrictions that apply to all of our voting stock have ensured that we remained owned and controlled by our managers and employees and their heirs and descendants. We have provided limited liquidity to our shareowners by offering to purchase shares at prices set by our board of directors.

   But as we enter the 21st century, we face a rapidly changing competitive and operating environment. The package delivery industry is globalizing and consolidating at an unprecedented rate. We face new competitive challenges from postal monopolies, which have considerable resources and infrastructures. We believe that we should have a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in order to maintain our pre-eminent position.

   We have determined that we and our shareowners would benefit from having a publicly traded equity security. We also have determined that employee ownership and owner management are important facets of our corporate identity that should not be sacrificed. Therefore, we have designed the merger and related transactions and New UPS's certificate of incorporation to continue our historical culture of employee ownership and owner management, while allowing us to simultaneously issue our stock to the public.

   New UPS's certificate of incorporation accomplishes these goals by concentrating both our equity ownership and voting power in our newly created class A common stock, while offering our newly created class B common stock, which has the same economic rights but has less voting power and represents less of our total equity, to the public. Because we initially will issue our class A common stock only to our current shareowners, and because we intend to issue our class A common stock primarily to our managers and employees in the future, this structure will maintain and enhance our historical ownership profile. Simultaneously, our class B common stock will be publicly traded, providing us with a market pricing mechanism for all of our stock and a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in the future.

                THE SPECIAL MEETING; VOTING RIGHTS AND PROXIES

   We are furnishing this proxy statement/prospectus to you in connection with our solicitation of proxies at the special meeting. We are first mailing this proxy statement/prospectus and the accompanying form of proxy on or about
September   , 1999. We also are furnishing this proxy statement/prospectus as a prospectus in connection with New UPS's issuance of class A common stock as a result of the merger.

Time, Place and Purposes

   We will hold the special meeting at The Corporation Trust Company, 1209
Orange Street, Wilmington, Delaware 19801, on October   , 1999, at 9:00 A.M.
At the special meeting, we will ask you to vote upon two proposals:

  .  to approve an Agreement and Plan of Merger, dated as of September   ,
     1999, among Old UPS, New UPS and UPS Merger Subsidiary, Inc., pursuant to which UPS Merger Subsidiary, Inc. will merge with and into Old UPS and all of our currently outstanding stock will be converted into shares of New UPS's class A common stock; and

  .  to approve the United Parcel Service, Inc. Incentive Compensation Plan.

Record Date; Voting Rights; Votes Required for Approval

   Our board has fixed the close of business on August 30, 1999 as the record date for determining shareowners entitled to receive notice of and to vote at the special meeting. Only shareowners of record as of the close of business on the record date will be entitled to vote at the special meeting.

   We had    shares of common stock outstanding and entitled to vote as of the close of business on the record date. These shares are the only securities that may be voted at the special meeting. Each share is entitled to one vote. First Union, as trustee under the Managers Stock Trust, the Employees Stock
Trust and the Qualified Stock Ownership Plan and Trust, owns    shares, which
constitute % of our outstanding common stock entitled to vote as of the record date.

   Holders of a majority of the issued and outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

   A majority of all outstanding shares of our common stock entitled to vote is required to approve the merger. A majority of the shares present at the meeting, in person or by proxy, is required to approve the incentive compensation plan.

Voting and Revocation of Proxies

   All shares represented by valid proxies that we receive before the special meeting will be voted at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the related shares will be voted FOR that proposal.

   Unless you indicate otherwise, your proxy card also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the special meeting.

   You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary, by submitting a subsequent later-dated proxy or by voting in person at the special meeting.

   If you own shares of our common stock that are held by First Union as trustee under the UPS Managers Stock Trust, the UPS Employees Stock Trust or the UPS Qualified Stock Ownership Plan and Trust, you may direct voting of these shares by executing and returning to First Union voting instructions that are included with this proxy statement/prospectus. If you do not return voting instructions to First Union, First Union may execute a proxy that will enable a member of our management to vote your shares in his or her discretion at the special meeting with respect to shares held under the UPS Managers Stock Trust of the UPS Employees Stock Trust. If this occurs, your shares would be voted FOR the merger and FOR the incentive compensation plan. If you do not return instructions to First Union with respect to shares held under the UPS Qualified Stock Ownership Plan and Trust, First Union will vote your shares in the same proportion as other allocated shares are voted.

Costs of Solicitation

   We will pay the expenses of printing, assembling and mailing this proxy statement/prospectus. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication.

   We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

No Appraisal Rights

   You will not be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger or the conversion of our outstanding common stock into New UPS's class A common stock.

     DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

Authorized Capitalization

   New UPS's capital structure will consist of    authorized class A-1 shares,
   authorized class A-2 shares,    authorized class A-3 shares,    authorized
class B shares and   authorized preferred shares. After the merger and the
public offering, there will be    class A-1,    class A-2,    class A-3 and
class B shares outstanding. This assumes that the underwriters do not exercise their over-allotment option in connection with the public offering.

   Old UPS's capital structure consists of 900,000,000 authorized shares of common stock and 200,000,000 authorized shares of preferred stock. As of the
record date,     shares of Old UPS's common stock and no shares of preferred stock were outstanding.

Description of New UPS's Certificate of Incorporation

   This section describes other key provisions of New UPS's certificate of incorporation, which is included as Annex B to this proxy statement/prospectus.

  . Right of First Refusal. New UPS's certificate of incorporation will not include the right of first refusal that is contained in our current certificate of incorporation.

  . Scaled Voting. New UPS's certificate of incorporation will provide that any person or group that owns more than 25% of New UPS's total voting power will be entitled to only 1/100th of a vote for each vote in excess of 25% of New UPS's voting power. Old UPS's certificate of incorporation contains a similar provision, but it applies to any person or group that owns more than 10% of our total voting power.

  . No Shareowner Action by Written Consent. New UPS's certificate of incorporation prohibits shareowner action by written consent. This does not differ from our current certificate of incorporation and bylaws.

  . No Shareowner Ability to Call a Special Meeting. New UPS's certificate of incorporation will provide that special meetings of our shareowners may be called only by our board of directors or the chairman of our board of directors. This does not differ from our current certificate of incorporation.

  . Limitation of Director Liability. New UPS's certificate of incorporation will provide that our directors are not liable to our shareowners for monetary damages for breach of fiduciary duty, except for liability:

    .for breach of duty of loyalty;

    .for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

    .under Section 174 of the Delaware General Corporation Law (unlawful dividends); and

    .for transactions from which the director derived improper personal benefit.

       These director liability provisions do not differ from our current certificate of incorporation.

  . Indemnification of Directors and Officers. New UPS's certificate of incorporation will not provide for indemnification of our directors and officers, but New UPS's bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to very limited exceptions. This does not differ materially from our current certificate of incorporation and bylaws.

  . No Classified Board of Directors. New UPS's certificate of incorporation will not provide for a classified board of directors. This does not differ from our current certificate of incorporation.

  . No Cumulative Voting. New UPS's certificate of incorporation will provide that our shareowners are not entitled to cumulative voting in the election of our directors. This does not differ from our current certificate of incorporation.

  . No Preemptive Rights. New UPS's certificate of incorporation will provide that our shareowners are not entitled to preemptive rights to subscribe to any class of our stock. This does not differ from our current certificate of incorporation.

Comparison of Our Currently Outstanding Common Stock to New UPS's Class A Common Stock and Class B Common Stock

   The following table compares our currently outstanding common stock and New UPS's class A common stock and class B common stock.

                               Old UPS's                  New UPS's                  New UPS's
                              Common Stock              Class A Shares             Class B Shares
                              ------------              --------------             --------------
Public Market          None.                      None.                      Will be listed on the New
                                                                             York Stock Exchange,
                                                                             subject to official notice
                                                                             of issuance.

Voting Rights          One vote per share on all  Ten votes per share on all One vote per share on all
                       matters voted upon by      matters voted upon by      matters voted upon by
                       shareowners.               shareowners.               shareowners.

                       The voting rights of any   The voting rights of any   The voting rights of any
                       shareowner or shareowners  shareowner or shareowners  shareowner or shareowners
                       as a group who             as a group who             as a group who
                       beneficially own more than beneficially own more than beneficially own more than
                       10% of the common stock    25% of the total voting    25% of the total voting
                       (except for the UPS        power (except for any of   power (except for any of
                       Managers Stock Trust, the  our employee benefit       our employee benefit
                       UPS Employees Stock Trust, plans) may cast only       plans) may cast only
                       the UPS Qualified Stock    1/100th of a vote with     1/100th of a vote with
                       Ownership Plan and Trust   respect to each vote in    respect to each vote in
                       or any of our employee     excess of 25% of the total excess of 25% of the total
                       benefit plans) may cast    voting power.              voting power.
                       only 1/100th of a vote
                       with respect to each share
                       in excess of 10% of the
                       outstanding shares of
                       common stock.

                       No cumulative voting in    No cumulative voting in    No cumulative voting in
                       the election of our        the election of our        the election of our
                       directors.                 directors.                 directors.

Transfer Restrictions  Subject to right of first  Not subject to right of    Not subject to right of
                       refusal by UPS.            first refusal.             first refusal.

                       If held in the UPS         Will not be subject to the Will not be subject to the
                       Managers Stock Trust, the  UPS Managers Stock Trust   UPS Managers Stock Trust
                       UPS Employees Stock Trust  or the UPS Employees Stock or the UPS Employees Stock
                       or the UPS Qualified Stock Trust.                     Trust.
                       Ownership Plan and Trust,
                       subject to our right to
                       purchase shares at fair
                       market value, as defined,
                       when you retire, die or
                       cease to be our employee,
                       or when you request the
                       withdrawal of shares from
                       the trust. Also subject to
                       purchase by us after we
                       receive a request from you
                       to release the shares from
                       the trust and upon
                       occurrence of several
                       other enumerated events.

                                                  Class A-1 shares may not
                                                  be transferred to anyone
                                                  other than a permitted
                                                  transferee or converted
                                                  into class B shares until
                                                  180 days after our public
                                                  offering; Class A-2 shares
                                                  may not be transferred to
                                                  anyone other than a
                                                  permitted transferee or
                                                  converted into class B
                                                  shares until 360 days
                                                  after our public offering;
                                                  Class A-3 shares may not
                                                  be transferred to anyone
                                                  other than a permitted
                                                  transferee or converted
                                                  into class B shares until
                                                  540 days after our public
                                                  offering. You will be
                                                  prohibited from entering
                                                  into any swap or other
                                                  arrangement that transfers
                                                  any of the economic
                                                  consequences of ownership
                                                  of your class A common
                                                  stock during these
                                                  restricted periods.

                             Old UPS's                  New UPS's                  New UPS's
                            Common Stock              Class A Shares             Class B Shares
                            ------------              --------------             --------------
                                                If you validly transfer
                                                any class A shares to
                                                someone who is not a
                                                "permitted transferee,"
                                                those shares automatically
                                                will convert into class B
                                                shares.

Conversion           Not convertible.           If you validly transfer    Not convertible.
                                                any class A shares to
                                                someone who is not a
                                                "permitted transferee,"
                                                those shares automatically
                                                will convert into class B
                                                shares.

                                                Each share of class A
                                                common stock will convert
                                                automatically into one
                                                share of class B common
                                                stock if the outstanding
                                                class A shares constitute
                                                less than  % of the total
                                                voting power.

Rights upon Merger,  None specified.            In the event that we       In the event that we
 Consolidation or                               reorganize, merge or       reorganize, merge or
 Reorganization                                 consolidate with one or    consolidate with one or
                                                more other corporations,   more other corporations,
                                                holders of class A shares  holders of class B shares
                                                will be entitled to        will be entitled to
                                                receive the same kind and  receive the same kind and
                                                amount of securities or    amount of securities or
                                                property that is           property that is
                                                receivable by holders of   receivable by holders of
                                                class B shares.            class A shares.


   New UPS's board of directors has approved an amendment to New UPS's charter, which, when it becomes effective, will combine the class A-1 common stock, class A-2 common stock and class A-3 common stock into a single class of common stock. Old UPS, as New UPS's sole shareowner, will approve this amendment before the merger. This single class of common stock will have all of the rights, including voting rights, of the class A common stock. The amendment will become effective after the transfer restrictions on the class A-3 common stock expire.

Dividends; Subdivision and Combinations

   Subject to the rights of the holders of preferred stock, holders of class A shares and class B shares will be entitled to receive dividends and other distributions in cash, stock of any corporation (other than our common stock) or our property as our board of directors may declare from time to time out of our legally available assets or funds, and will share equally on a per share basis in all such dividends and other distributions. If dividends or other distributions are payable in New UPS's common stock, including distributions pursuant to stock splits or divisions of our common stock, only class A shares will be paid or distributed with respect to class A shares and only class B shares will be paid or distributed with respect to class B shares. The number of class A shares and class B shares so distributed will be equal on a per share basis.

   Except pursuant to the amendment described above, neither our class A shares nor our class B shares may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

   When the merger becomes effective, all the outstanding class A shares will be validly issued, fully paid and nonassessable. When our public offering is completed, all the outstanding class B shares will be validly issued, fully paid and nonassessable.

Preferred Stock

   New UPS's board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. This does not differ from our current certificate of incorporation.

Anti-Takeover Effects of Various Provisions of Delaware Law and New UPS's Certificate of Incorporation and Bylaws

   Our current certificate of incorporation and bylaws, and New UPS's certificate of incorporation and bylaws, contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under both our current certificate of incorporation and New UPS's certificate of incorporation.

   Delaware Anti-Takeover Statute

   We are now, and New UPS will be, subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

  . upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  . on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of shareowners by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

   In addition, various provisions of our certificate of incorporation and bylaws and New UPS's certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareowners.

   No Cumulative Voting

   Our certificate of incorporation and New UPS's certificate of incorporation expressly deny you the right to cumulate votes in the election of directors.

   No Shareowner Action by Written Consent; Calling of Special Meetings of Shareowners

   Our certificate of incorporation and New UPS's certificate of incorporation prohibit shareowner action by written consent. They also provide that special meetings of our shareowners may be called only by the board of directors or the chairman of our board of directors.

   Advance Notice Requirements for Shareowner Proposals

   Our bylaws and New UPS's bylaws provide that shareowners seeking to bring business before an annual meeting of shareowners must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareowner's notice must be delivered or mailed and received at our principal executive offices not less than 120 days in advance of the anniversary date of our proxy statement in connection with our previous year's annual meeting. Our bylaws and New UPS's bylaws also specify requirements as to the form and content of a shareowner's notice. These provisions may impede shareowners' ability to bring matters before an annual meeting of shareowners or make nominations for directors at an annual meeting of shareowners.

   Limitations on Liability and Indemnification of Officers and Directors

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareowners for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation and New UPS's certificate of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  .  for breach of duty of loyalty

  . for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law

  . under Section 174 of the Delaware General Corporation Law (unlawful dividends)

  . for transactions from which the director derived improper personal benefit.

   Our certificate of incorporation and New UPS's bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to very limited exceptions. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

   There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

   Authorized But Unissued Shares

   New UPS's authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority in interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our current certificate of incorporation provides that the following provisions may be amended only by a vote of 80% or more of all of the outstanding shares of our stock entitled to vote:

  . the requirement that you must offer your shares to us before you can sell them to third parties

  . the reduction in voting power of shares held by beneficial owners of more than 10% of our stock

  .  the prohibition on shareowner action by written consent

  . the ability to call a special meeting of shareowners being vested solely in our board of directors and the chairman of our board

   New UPS's certificate of incorporation will also provide that each of these provisions may be amended only by an 80% vote, except that the reduction in voting power will apply only to beneficial owners of more than 25% of New UPS's stock, and New UPS's certificate of incorporation will not include any requirement that you must offer your shares to us before you can sell them to third parties.

Transfer Agent and Registrar

   First Union is the Transfer Agent and Registrar for Old UPS's common stock and will be the Transfer Agent and Registrar for New UPS's class A common stock and class B common stock.

                    MARKET FOR OLD UPS'S COMMON EQUITY AND
                          RELATED SHAREOWNER MATTERS

   The following description relates to Old UPS's common stock.

   Each share of Old UPS common stock is entitled to one vote in the election of directors and other matters. Any shareowner, or shareowners acting as a group, however, who beneficially own Old UPS more than 10% of the voting stock are entitled to only one one-hundredth of a vote with respect to each vote in excess of 10% of the voting power of the then outstanding shares of voting stock. Holders have no preemptive or other right to subscribe to additional shares. In the event of liquidation or dissolution, shareowners are entitled to share ratably in the assets available after payment of all obligations. The shares are not redeemable by us except through our exercise of the preferential right of purchase mentioned below and, in the case of stock subject to the UPS Managers Stock Trust, the UPS Employees Stock Trust and the UPS Qualified Stock Ownership Plan and Trust, our right of purchase in the circumstances described therein. Old UPS common stock is not listed on a national securities exchange or traded in the organized over-the-counter market.

   Our certificate of incorporation provides that no outstanding shares of our common stock entitled to vote generally in the election of directors may be transferred to any other person, except by bona fide gift or inheritance, unless the shares first shall have been offered, by written notice, for sale to us at the same price and on the same terms upon which they are to be offered to the proposed transferee.

   We have the right, within 30 days after receipt of the notice, to purchase all or a part of the shares at the price and on the terms offered. If we fail to exercise or waive the right, the shareowner may, within a period of 20 days thereafter, sell to the proposed transferee all, but not part, of the shares that we elected not to purchase, for the price and on the terms described in the offer. All transferees of shares hold their shares subject to the same restrictions. Shares previously offered but not transferred within the 20 day period remain subject to the initial restrictions. Shares may be pledged or otherwise used for security purposes, but no transfer may be made upon a foreclosure of the pledge until the shares have been offered to us at the price and on the terms and conditions bid by the purchaser at the foreclosure.

   We have been the principal purchaser of our common stock, which we have used primarily for awards under the UPS Managers Incentive Plan, the UPS 1991 Stock Option Plan, the UPS 1996 Stock Option Plan and the matching contribution of our stock under the UPS Qualified Stock Ownership Plan, and for sales under the UPS 1997 Managers Stock Purchase Plan, the UPS 1997 Employee Stock Purchase Plan. We sell shares to the UPS Qualified Stock Ownership Plan so that the matching contribution can be invested in common stock as called for under the terms of the plan and purchase shares from the plan to provide liquidity for distributions and transfers. We have notified our shareowners periodically of our willingness to purchase a limited number of shares at specified prices determined by our board of directors.

   In determining the share price, our board has considered a variety of factors, including past and current earnings, earnings estimates, the ratio of our common stock to our debt, other factors affecting our business and long-range prospects and general economic conditions, as well as opinions furnished from time to time by investment counselors acting as independent appraisers.

   In its determination of the prices to be paid for our stock, our board has not followed any predetermined formula. It has considered a number of formulas commonly used in the evaluation of securities of closely held and publicly held companies, but its decisions have been based primarily on its judgment as to our long-range prospects rather than what it considers to be short-range trends relating to us or to the values of securities generally. Thus, for example, the board has not given substantial weight to short-term variations in average price-earnings ratios of publicly traded securities, which at times have been considerably higher, and at other times considerably lower, than those at which we have offered to purchase our shares. But our board's decision as to price has taken into account factors generally affecting the market prices of publicly traded securities.

   One factor in determining the prices at which securities trade in the organized securities markets is that of supply and demand. When demand is high in relation to the shares which investors seek to sell, prices tend to increase, while prices tend to decrease when demand is low in relation to shares being sold. Our board of directors has not given significant weight to supply-demand considerations in determining the prices to be paid by us for our shares. In the past, we have needed some of the shares that we have been able to acquire for purposes of awards under the plans mentioned above, and eligible employees have purchased some of the other available shares.

   After the merger and the public offering are completed, we intend to discontinue our policy of purchasing shares when offered by shareowners.

   The prices at which we have published notices of our willingness to purchase shares since January 1997 are as follows:

   January 1, 1997....................................................... $29.25
   February 13, 1997.....................................................  29.75
   May 14, 1997..........................................................  30.50
   August 20, 1997.......................................................  30.00
   November 13, 1997.....................................................  30.75
   February 27, 1998.....................................................  32.00
   May 22, 1998..........................................................  34.00
   August 20, 1998.......................................................  37.00
   November 19, 1998.....................................................  40.00
   February 18, 1999.....................................................  43.00
   May 20, 1999..........................................................  47.00
   August 19, 1999.......................................................  51.00

   On August 19, 1999, we expressed our willingness to purchase shares at $51.00 per share, which is still the applicable price at the date of this proxy statement/prospectus.

   In each case, the price was applicable until the date of the next published notice. From time to time, we have waived our right of first refusal to purchase our shares in order to permit eligible employees to purchase shares at the same price we were willing to pay. Persons who purchased shares in this manner were required to deposit them in the UPS Managers Stock Trust or the UPS Employees Stock Trust.

   Most of the shares of Old UPS common stock owned by our employees currently are held subject to the UPS Managers Stock Trust, the UPS Employees Stock Trust or the UPS Qualified Stock Ownership Plan and Trust. First Union serves as trustee under these trusts. The trust agreements for the UPS Managers Stock Trust and the UPS Employees Stock Trust have given us the right to purchase a member's shares of our common stock that have been deposited in the trusts at their fair market value, as defined, when the member retires, dies or ceases to be our employee, or when the member requests the withdrawal of shares from the trust. Fair market value has been defined under these trust agreements as the fair market value of the shares at the time of the sale, or in the event of differences of opinion as to value, the average price per share of all shares of our common stock sold during the 12 months preceding the sale involved. We also are entitled to purchase shares of our common stock held under the trusts after receipt of a request from the member to release the shares from the trust and upon occurrence of several other enumerated events. If we did not elect to purchase the shares and did not pay for the shares within the prescribed periods, the member would have become entitled, upon request, to the delivery of the shares of our common stock free and clear of the trusts, unless the purchase period had been extended by agreement of us and the member.

   Members of the UPS Managers Stock Trust and UPS Employee Stock Trust are entitled to the dividends on shares of Old UPS common stock held for their accounts (except that stock dividends are added to the shares held by the trustee for the benefit of the individual members), to direct the trustee as to how the shares held for their benefit are to be voted and to request proxies from the trustee to vote shares held for their accounts.

Members of the UPS Qualified Stock Ownership Plan are entitled to dividends on shares of Old UPS common stock held for their accounts (stock dividends are credited to members' accounts and cash dividends may be credited to members' accounts or paid to members) and to direct the trustee as to how the shares held for their benefit are to be voted. If a member does not return instructions to First Union with respect to shares held under the UPS Qualified Stock Ownership Plan and Trust, First Union will vote that member's shares in the same proportion as other allocated shares are voted.

   As of February 28, 1999, there were about 3,200 record holders of our equity securities. First Union, as trustee, owns all the shares of our common stock subject to the trusts. As of February 28, 1999, there were about 115,000 beneficial owners of shares of common stock subject to the trusts.

                   MANAGEMENT AND STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

   John W. Alden, Age 57. Director since 1988. UPS Vice Chairman of the Board, Senior Vice President and Business Development Group Manager

   In 1986, John joined the Management Committee and was elected Senior Vice President of Business Development. He has served on the board of directors since 1988 and in November 1996 became Vice Chairman of the Board. He currently oversees marketing, sales, advertising, public relations and the UPS Logistics Group and its subsidiaries. John, who majored in history while attending Boston University, started with UPS as an operations report clerk in Watertown, Massachusetts in 1965. Two years later, he was promoted into supervision. After several staff and hub assignments, he became the East New England District Customer Service Office Manager in 1971. The following year, John was named to manage the Customer Service function for the district. In 1977, John was promoted to Midwest Region Customer Service Manager, and in 1978 he joined the UPS corporate office as Customer Development Manager. John is also a director of Browning-Ferris Industries, Inc. and serves on its compensation committee. On August 19, 1999, John announced his retirement as Director and Senior Vice President and Business Development Group Manager. John's retirement will become effective in early 2000.

   William H. Brown, III, Age 71. Director since 1983. Partner in the law firm of Schnader Harrison Segal & Lewis LLP in Philadelphia, Pennsylvania

   Bill received a bachelor's degree from Temple University in 1952 and graduated from the University of Pennsylvania School of Law in 1955. From 1955 to 1968, Bill practiced in a small law firm from which four of seven partners became federal judges, and three others became state judges. In 1968, he became a Deputy District Attorney in Philadelphia. Bill was appointed to the U.S. Equal Employment Opportunity Commission by President Johnson in 1968 and was selected as its Chairman by President Nixon in 1969. While with the EEOC, he won nationwide attention for his work in negotiating a consent decree in the EEOC complaint against AT&T. Bill joined his current firm after leaving his EEOC post in 1973. Since then, his broad experience in litigation and other matters includes handling a number of legal matters on behalf of UPS.

   Robert J. Clanin, Age 55. Director since 1996. UPS Senior Vice President, Treasurer and Chief Financial Officer

   Bob joined UPS in 1971 as a part-time accounting clerk in the Metro Chicago District. Two years later he was promoted to Accounting Manager. In 1979 he was named Wisconsin District Controller and worked in Corporate Finance and Accounting before accepting the position of Southwest Region Controller in 1987. Bob returned to corporate in 1989 as Treasury Manager and then Finance Manager prior to assuming responsibilities for his current position. Bob received a bachelor's degree from Bradley University in Business Administration. Bob is also a director of the Georgia Council on Economic Education and Overseas Partners Ltd.

   Michael L. Eskew, Age 49. Director since 1998. UPS Executive Vice President and Group Manager for Corporate Development, Engineering, Information Systems, Logistics and Strategy

   Mike joined UPS in 1972, after he received a Bachelor of Science Degree in Industrial Engineering from Purdue University. He also attended graduate school at Butler University and completed the Advanced Management Program at the Wharton School of the University of Pennsylvania. Mike was responsible for all industrial engineering activities in Germany when the Company began its international expansion into Germany. In 1982, he was named Industrial Engineering ("I.E.") Manager of our Northwest Region. He was in charge of I.E. for the Air Group from 1984 to 1991. Mike was a District Manager in the Central Jersey District from 1991 to 1993, and was promoted to Corporate I.E. Manager in 1993. He became Manager of our Engineering Group in 1996. Mike serves on the Georgia Institute of Technology's Advisory Board and is a member of the University of Michigan Trucking Industry Program.

   James P. Kelly, Age 55. Director since 1991. UPS Chairman of the Board and Chief Executive Officer

   Jim joined UPS in 1964 as a package car driver in the Metro Jersey District. He entered supervision two years later and was promoted to Center Manager in 1968. Subsequent assignments included Package Division Manager and Labor Relations Manager in the Metro Jersey District. By attending night school during that period, he earned a degree in Management from Rutgers University. Jim was named Atlantic District Manager in 1979 and later served as Pacific Region Labor Relations Manager before being promoted to North Central Region Manager in 1985. In 1988, he was assigned as a Corporate Labor Relations Manager and became U.S. Operations Manager in 1990. In June 1992, Jim became Chief Operating Officer and in February 1994, he became Executive Vice President. From May through December 1996, Jim was Vice Chairman of the Board. In January 1997, he was elected the Chief Executive Officer and Chairman of the Board of the Company. Jim is a director of Georgia-Pacific Corporation.

   Ann M. Livermore, Age 40. Director since 1997. Vice President of Hewlett-Packard Company

   Ann is vice president of Hewlett-Packard Company ("HP") and general manager of its Enterprise Computing Solutions Organization. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a vice president of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP's software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization. Born in Greensboro, N.C., Ann holds a bachelor's degree in Economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University. Ann is also on the board of visitors of the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

   Gary E. MacDougal, Age 62. Director since 1973. Former Chairman of the Board and Chief Executive Officer of Mark Controls Corporation

   From 1963 to 1968, Gary was with McKinsey & Co., an international management consulting firm, where he became a partner. From 1969 to 1987, Gary was Chairman and Chief Executive Officer of Mark Controls Corporation, a flow control products manufacturer. In 1988, he became honorary Chairman. Also in 1988, Gary was assistant campaign manager in the Bush presidential campaign, and in 1989 was appointed by President Bush as a delegate and alternate representative in the U.S. delegation to the United Nations. He is a director of the Bulgarian American Enterprise Fund and a trustee of the Annie E. Casey Foundation. From 1993 to 1997, he was Chairman of the Governor's Task Force on Human Service Reform for the State of Illinois. Gary received his bachelor's degree from the University of California at Los Angeles in Engineering in 1958. After receiving his degree, he spent three years as a U.S. Navy officer. Following service, Gary attended Harvard Business School where he received his M.B.A. degree. He is a director and Chairman of the public policy committee and a member of the compensation and nominating committee of Union Camp Corporation, a forest products producer. He also serves as an advisory director of Saratoga Partners, a New York-based venture capital fund.

   Joseph R. Moderow, Age 50. Director since 1988. UPS Senior Vice President, Secretary and Legal & Public Affairs Group Manager

   In 1986, Joe was named Legal & Regulatory Group Manager and elected Senior Vice President and Secretary. He assumed additional responsibility for Public Affairs in 1989. Joe began his UPS career in 1968 as a sorter and unloader in the South California District while an undergraduate student. He earned a bachelor's degree in Economics from California State University and a law degree from Western State University. He is a member of the State Bar of California. Joe was promoted into supervision in 1973 and later served as the Arizona District Industrial Engineering Manager. In 1977, he was assigned to the National Legal & Regulatory Group. In 1981, Joe participated in the President's Commission on Executive Exchange in Washington, DC where he served in the U.S. Department of Labor. In 1982, Joe became the West Virginia District Manager. He was then assigned to the national Labor Relations group and later headed the operations team during the start-up of international air service.

   Kent C. ("Oz") Nelson, Age 61. Director since 1983. Former UPS Chairman of the Board and Chief Executive Officer

   Oz graduated from Ball State University in 1959 with a bachelor's degree in Business Administration. Two days later he began his UPS career as a Sales and Customer Service Representative in Kokomo, Indiana. He served as Customer Service Manager in the Indiana, North Illinois and Metro Chicago Districts as well as the North Central Region. In 1973, Oz assumed national customer development responsibilities. He served first on the study team and then on the team that implemented our service in Germany in 1976. In 1978, he was named National Customer Service Manager and also was assigned to develop our Marketing Department. Oz was elected Senior Vice President in 1983 and was our Finance Group Manager and Chief Financial Officer from 1984 to 1987. He became Executive Vice President in 1986 and Vice Chairman of the Board in February 1989. In November 1989, Oz succeeded Jack Rogers as Chief Executive Officer and Chairman of the Board. In January 1997, Oz retired as Chief Executive Officer and Chairman of the Board of the Company. He also is a director of Columbia/HCA Healthcare Corporation.

   Victor A. Pelson, Age 61. Director since 1990. Senior Advisor, Warburg Dillon Read, LLC

   Vic is a Senior Advisor to Warburg Dillon Read LLC, investment bankers, a position he has held since 1996. He was associated with AT&T from 1959 to March 1996, and at the time of his retirement was Chairman of Global Operations and a member of the Board of Directors. He is a director of Eaton Corp., Dun & Bradstreet and Carrier 1 International, S.A. He is also Chairman of the Board of Trustees of New Jersey Institute of Technology.

   John W. Rogers, Age 65. Director since 1979. Former UPS Chairman of the Board and Chief Executive Officer

   Jack was elected a director and Vice President in November 1979. In January 1979, he was given responsibility for our national operations. Jack graduated from Miami University in Ohio with a degree in Business Administration in 1957. He began his career with UPS that same year as a trainee in Cincinnati. His first UPS assignments involved night loading and delivering. He next worked in industrial engineering and personnel before entering hub and delivery operations. Jack then was promoted to Division Manager in Chicago and later Operations Manager in the Wisconsin District. He became the first Georgia District Manager in 1966. In 1972, he was appointed West Region Manager. Two years later, he was named the Northeast Region Manager. In 1976, Jack was assigned to national operations with coordinating responsibilities for four regions. He was elected Senior Vice President and then Vice Chairman in 1983 and became Chief Executive Officer and Chairman of the Board of the Company in May 1984. He stepped down as Chairman of the Board in November 1989 and retired from active employment at the end of that year.

   Charles L. Schaffer, Age 53. Director since 1992. UPS Senior Vice President and Chief Operating Officer

   Chuck joined UPS in 1970 as a part-time loader/unloader in the Metro Chicago District. He was later promoted to hub supervisor, and became a full-time personnel supervisor in 1973 after graduation from the University of Illinois, where he earned a bachelor's degree in Quantitative Methods. He was assigned to I.E. in 1974, and became a member of the West Region I.E. staff in 1977. Chuck was promoted to Missouri District I.E. Manager in 1978. Chuck then held a variety of package and hub operations assignments before being named North Illinois I.E. Manager in 1981. He was promoted to Midwest Region I.E. Manager in 1984. In 1986, Chuck was named Arizona District Manager. In 1988, he became the Technology Task Group Coordinator in Strategic Planning, and was promoted to Corporate Plant Engineering Manager in 1989. Chuck became our Engineering

Group Manager in 1990 and in 1996 was promoted to U.S. Operations Manager. In 1997, Chuck became our Chief Operating Officer. Chuck is also Chairman of the Board of Trustees for Kettering University.

   Lea N. Soupata, Age 48. Director since 1998. UPS Senior Vice President and Human Resources Group Manager

   A native of New York City, Lea joined UPS in 1969 and is now responsible for the human resources function for approximately 330,000 employees worldwide. Following several assignments with UPS in Human Resources, Sales and Operations, Lea became the Human Resources Manager in our North New England and Metro New York Districts. Lea also served as Regional Human Resources Manager for the East and East Central Regions. In 1990, Lea became the District Manager of the Central New York District. She was transferred in 1994 to the Company's corporate office as Vice President of Human Resources prior to being named to her current position. Lea serves as chair of The UPS Foundation, our charitable arm, and has been active in a number of community services programs, including United Way. She also is a trustee of the Annie E. Casey Foundation, the world's largest philanthropic foundation dedicated to helping disadvantaged children.

   Robert M. Teeter, Age 60. Director since 1990. President of Coldwater Corporation

   Bob is a graduate of Albion College and holds a master's degree from Michigan State University. He is president of Coldwater Corporation, a Michigan consulting and research firm that specializes in the areas of strategic planning, policy development and public opinion analysis. For more than 20 years he held several management positions, including President of Market Opinion Research Company, one of the nation's largest marketing research firms. Bob is also a director of Browning-Ferris Industries, Inc., Optical Imaging Systems and Durakon Industries.

   Thomas H. Weidemeyer, Age 51. Director since 1998. UPS Senior Vice President and Transportation Group Manager

   Tom joined UPS in 1972 in National Personnel after receiving his Law Degree from the University of North Carolina Law School and his Bachelor's Degree from Colgate University. In 1974, he moved to the Metro Detroit District and worked in various operations assignments. In 1978, he joined our Legal Department. In 1986, he was promoted to District Manager of Arkansas and later helped set up our Northwest Ohio District. Tom became Manager of the Americas Region in 1989, and in that capacity established the delivery network throughout Central and South America. In 1990, Tom became Vice President and Airline Manager of UPS Airlines and in 1994 was elected President and Chief Operating Officer of that subsidiary. Tom became Manager of the Air Group and a member of the Management Committee that same year. He serves on the Board of Directors of the Air Transport Association of America and is a member of the Military Airlift Committee. He also serves on the Board of the National Center for Family Literacy.

Stock Ownership

   Set forth below is information relating to the beneficial ownership of our common stock as of January 31, 1999 by each person known by us to own beneficially more than 5% of our outstanding common stock, each of our directors, our Chief Executive Officer and each of our four highest paid executive officers and all directors and executive officers as a group:

                            Number of Shares as to    Additional Shares in which
                          which the Beneficial Owner  the Beneficial Owner has or  Total Shares and
                           Exercises Sole Voting or  Participates in the Voting or    Percent of
Name of Beneficial Owner       Investment Power           Investment Power(4)          Class(6)
------------------------  -------------------------- ----------------------------- --------------------
John W. Alden...........            196,651(1)(2)             21,834,274(a)         22,030,925  4.01%
William H. Brown, III...             31,640                            0                31,640  0.01
Robert J. Clanin........            210,009(1)(2)             22,882,923(a)(c)      23,092,932  4.20
Michael L. Eskew........            110,535(1)(2)              1,048,649(c)          1,159,184  0.21
James P. Kelly..........            207,172(1)(2)             22,882,923(a)(c)      23,090,095  4.20
Ann M. Livermore........              2,229                            0                 2,229  0.00
Gary E. MacDougal.......             35,991(1)                21,834,274(a)         21,870,265  3.98
Joseph R. Moderow.......            154,243(1)(2)             24,183,821(a)(b)      24,338,064  4.42
Kent C. Nelson..........            270,448(1)(2)             24,183,821(a)(b)      24,454,269  4.45
Victor A. Pelson........             12,344                            0                12,344  0.00
John W. Rogers..........            450,971(1)                         0               450,971  0.08
Charles L. Schaffer.....            177,838(1)(2)              1,168,900(e)          1,346,738  0.24
Lea N. Soupata..........            103,060(2)                24,240,923(a)(c)(d)   24,343,983  4.43
Robert M. Teeter........             30,000                            0                30,000  0.01
Thomas H. Weidemeyer....            169,309(1)(2)              1,048,649(c)          1,217,958  0.22
Shares held by all
 directors and executive
 officers as a group
 (including the above)..          2,853,893(3)                27,759,370(5)         30,613,263  5.56

--------
(1) Includes shares owned by family members as follows: Alden--15,104; Clanin--92,347; Eskew--20,900; Kelly--29,800; MacDougal--1,000; Moderow--
    21,648; Nelson--21,324; Rogers--87,842; Schaffer--21,500; Weidemeyer--
    4,000; and five other executive officers--50,706. Each named individual disclaims all beneficial ownership of such shares.
(2) Includes shares which may be acquired within 60 days of January 31, 1999, upon the exercise of outstanding stock options as follows: Alden--17,707; Clanin--4,293; Eskew--3,606; Kelly--21,249; Moderow--16,420; Nelson--
    33,483; Schaffer--15,776; Soupata--3,022; and Weidemeyer--9,337.
(3) Shares owned by executive officers as a group include 163,620 shares which may be acquired within 60 days of January 31, 1999, upon the exercise of outstanding stock options.
(4) None of the directors and the officers listed in the table above, nor members of their families, have any ownership rights in the shares listed in this column. Of the shares: (a) 21,834,274 shares are owned by the Annie E. Casey Foundation, Inc., of which Messrs. Alden, Clanin, Kelly, MacDougal, Moderow and Nelson, Ms. Soupata, and other non-UPS persons constitute the corporate Board of Trustees; (b) 2,349,547 shares are held by various trusts of which Messrs. Moderow and Nelson are co-fiduciaries;
    (c) 1,048,649 shares are held by the UPS Foundation, Inc., a Company-sponsored charitable foundation of which Messrs. Clanin, Eskew, Kelly and Weidemeyer, Ms. Soupata and an executive officer not listed above, are trustees; (d) 1,358,000 shares are held by two Voluntary Employee Beneficiary Associations ("VEBAs") of which Ms. Soupata is a fiduciary; and (e) 1,168,900 shares that are held by an employee benefit plan of which Mr. Schaffer is a trustee.
(5) This number includes shares held by the foundations, VEBAs, employee benefit plans and trusts of which directors and executive officers listed above are trustees or fiduciaries. This number eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.
(6) The percentages are calculated on the basis of the amount of outstanding shares plus the shares which may be acquired by the named individual and the group, as applicable, within 60 days of January 31, 1999, upon exercise of outstanding stock options.

   These holdings are reported in accordance with the SEC's regulations requiring disclosure of shares as to which directors and "Named Executive Officers" hold voting or dispositive power, notwithstanding that they are held in a fiduciary rather than a personal capacity, and that such power is shared among a number of fiduciaries including, in several cases, corporate trustees, directors or other persons who are neither executive officers nor directors of UPS.

Meetings of the Board of Directors

   The UPS board of directors held four meetings during 1998. During 1998, each director of UPS attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member.

Committees of the Board of Directors

   The UPS board of directors has an Executive Committee, an Audit Committee, an Officer Compensation Committee, a Salary Committee and a Nominating Committee.

   Messrs. Alden, Clanin, Kelly, Moderow and Schaffer served as members of the Executive Committee throughout 1998. Calvin Tyler, a former director and officer, served as a member of the Executive Committee until his retirement on January 15, 1998, and Messrs. Eskew and Weidemeyer and Ms. Soupata have served as members of the Committee since their appointments in May 1998. This Committee may exercise all powers of the board of directors in the management of the business and affairs of UPS except for those powers expressly reserved to the board under Delaware law, such as amendment of the certificate of incorporation or bylaws, declaration of dividends, issuance of stock, mergers, consolidations, a sale of substantially all of the assets of UPS and a dissolution. In 1998, this Committee held 13 meetings.

   Mr. Brown served as a member of the Audit Committee throughout 1998, Carl Kaysen, a former director, served as a member of the Committee until he retired from the board in April 1998 and Ms. Livermore has served as a member of the Committee since her appointment in February 1998. The primary responsibilities of the Audit Committee are to:

  . recommend annually the independent public accountants for appointment by the board as auditors for UPS and its subsidiaries;

  .  review the scope of the audit to be made by the accountants;

  .  review the audit reports submitted by the accountants;

  . review the annual program for the internal audit of records and procedures;

  . review audit reports submitted by the internal auditing staff; conduct such other reviews as the Audit Committee deems appropriate and make reports and recommendations to the board within the scope of its functions.

   In 1998, this Committee held three meetings.

   Messrs. Pelson, MacDougal and Rogers served as members of the Officer Compensation Committee throughout 1998. The primary responsibility of this Committee is to set the proper and appropriate compensation of the Chairman and Chief Executive Officer and to set the proper and appropriate compensation of executive officers based upon the recommendation of the Chief Executive Officer. The Committee also is responsible for making awards to the executive officers under the UPS 1996 Stock Option Plan and the UPS Managers Incentive Plan. The UPS 1996 Stock Option Plan also provides for grants of options to non-employee directors. In 1998, the Officer Compensation Committee held two meetings. See "Compensation of Directors." New UPS will have a similar committee called the "Compensation Committee."

   Messrs. Clanin and Kelly served as members of the Salary Committee throughout 1998, and Ms. Soupata served as administrator of the Committee until April 1998 and has since served as a member of the Committee.

This Committee determines the compensation for all management employees other than executive officers and is responsible for the administration of the UPS Managers Incentive Plan, the UPS 1991 Stock Option Plan and the UPS 1996 Stock Option Plan for these employees. In 1998, the Salary Committee held 12 meetings.

   Messrs. Nelson, Rogers and Teeter served as members of the Nominating Committee throughout 1998. Mr. Kaysen served as a member of the Committee until he retired in April 1998. This Committee recommends nominees for election to the board. In 1998, this Committee held one meeting.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, our directors and executive officers complied during 1998 with all applicable Section 16(a) filing requirements.

Compensation of Executive Officers and Other Information

   The following table shows the cash compensation paid or to be paid by us or any of our subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated to our Chief Executive Officer and our "Named Executive Officers" (our other four highest paid executive officers), in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                     Long Term
                                                   Compensation
                             Annual Compensation      Awards
                            ---------------------- -------------
                                                    Securities
Name and Principal                                  Underlying      All Other
Position                    Year  Salary  Bonus(1) Stock Options Compensation(2)
------------------          ---- -------- -------- ------------- ---------------
James P. Kelly............  1998 $771,500 $319,277    50,468         $4,800
 Chairman and Chief         1997  717,500  169,647    21,621              0
 Executive Officer          1996  575,500  182,260    22,298              0

John W. Alden.............
 Vice Chairman, Senior
 Vice President and         1998  588,000  252,480    38,493          4,800
 Business Development       1997  550,500  134,726    19,321              0
 Group Manager              1996  470,000  148,748    17,737              0

Robert J. Clanin..........
 Senior Vice President,     1998  450,500  194,620    29,084          4,800
 Treasurer and Chief        1997  409,000  102,629    13,801              0
 Financial Officer          1996  363,000  120,635    13,683              0

Joseph R. Moderow.........
 Senior Vice President,
 Secretary and Legal &      1998  442,000  189,360    29,084          4,800
 Public Affairs Group       1997  417,000  110,160    14,721              0
 Manager                    1996  392,000  134,769    15,203              0

Charles L. Schaffer.......  1998  492,000  210,400    29,939          4,800
 Senior Vice President and  1997  427,500  113,400    14,951              0
 Chief Operating Officer    1996  396,250  137,150    15,203              0

--------
(1) Reflects the value of awards accrued and paid under the UPS Managers Incentive Plan for the respective fiscal years.
(2) Reflects the value of common stock contributed by us to the accounts of the named individuals pursuant to the UPS SavingsPLUS plan.

Stock Option Grants

   The following table sets forth information concerning option grants to the Named Executive Officers in 1998.

                                                                      Potential Realized Value at
                         Number of   % of Total                         Assumed Annual Rates of
                         Securities   Options                          Stock Price Appreciation
                         Underlying  Granted to  Exercise                   for Option Term
                          Options   Employees in Price per Expiration ----------------------------
      Name                Granted       1998     Share(1)   Date(2)        5%            10%
      ----               ---------- ------------ --------- ---------- ------------- --------------
James P. Kelly..........   50,468       1.23%     $32.00      2003    $     446,188 $     985,959
John W. Alden...........   38,493       0.94       32.00      2003          340,317       752,012
Robert J. Clanin........   29,084       0.71       32.00      2003          257,132       568,194
Joseph R. Moderow.......   29,084       0.71       32.00      2003          257,132       568,194
Charles L. Schaffer.....   29,939       0.73       32.00      2003          264,691       584,898

--------
(1) Represents the current price on the date of grant. The exercise price may be paid by the delivery of already owned shares, subject to certain conditions.
(2) Generally, options may not be exercised until the expiration of five years from the date of grant, and then from April 1 through April 30 of the year of exercise.

Stock Option Exercises and Holdings

   The following table sets forth information on stock option exercises in 1998 by the Named Executive Officers and the value of such officers' unexercised options on December 31, 1998:

                                                                        Value of
                                               Number of Securities   Unexercised
                                              Underlying Unexercised  In-the-Money
                                                Options at End of      Options at
                           Shares                    1998(2)          End of 1998
                         Acquired on  Value        Exercisable/       Exercisable/
      Name               Exercise(1) Realized     Unexercisable      Unexercisable
      ----               ----------- -------- ---------------------- --------------
James P. Kelly..........   21,175    $280,569      None/137,533      n/a/$1,669,478
John W. Alden...........   18,254     241,866      None/110,545       n/a/1,349,485
Robert J. Clanin........    3,895      51,609       None/71,233         n/a/801,050
Joseph R. Moderow.......   17,159     227,357       None/91,274       n/a/1,146,574
Charles L. Schaffer.....   15,333     203,162       None/91,139       n/a/1,134,337

--------
(1) Represents gross number of common shares underlying the options exercised under the 1991 Plan.
(2) Represents common shares subject to options granted under the 1991 and 1996 Plans.

Retirement Plans

   The following table shows the estimated annual retirement benefit payable on a single life only annuity basis to participating employees, including the Named Executive Officers, under the UPS Retirement Plan and UPS Excess Coordinating Benefit Plan for years of service rendered upon retirement, which is assumed to occur at age 65. Participating employees also are entitled to receive $16,008 per year, the maximum currently payable, in primary Social Security benefits:

     Average
      Final
     Earnings                      15 Years 20 Years 25 Years 30 Years 35 Years
     --------                      -------- -------- -------- -------- --------
     $  200,000................... $ 45,998 $ 61,325 $ 76,669 $ 91,996 $107,341
        250,000...................   58,498   77,990   97,504  116,996  136,511
        300,000...................   70,998   94,655  118,339  141,996  165,681
        350,000...................   83,498  111,320  139,174  166,996  194,851
        400,000...................   95,998  127,985  160,009  191,996  224,021
        450,000...................  108,498  144,650  180,884  216,996  253,191
        500,000...................  120,998  161,315  201,679  241,996  282,361
        600,000...................  145,998  194,645  243,349  291,996  340,701
        700,000...................  170,998  227,975  285,019  341,996  399,041
        800,000...................  195,998  261,305  326,689  391,996  457,381
        900,000...................  220,998  294,635  368,359  441,996  515,721
      1,000,000...................  245,998  327,965  410,029  491,996  574,061
      1,100,000...................  270,998  361,295  451,699  541,996  632,401
      1,200,000...................  295,998  394,625  493,369  591,996  690,741

   Amounts exceeding $120,000, which is adjusted from time to time by the Internal Revenue Service, would be paid under the UPS Excess Coordinating Benefit Plan. Pursuant to this plan, participants may choose to receive the benefit in the form of a life annuity, cash lump sum or life insurance with a cash value up to 100% of the present value of the benefit. Beginning with 1994, no more than $150,000, which is adjusted from time to time by the Internal Revenue Service, of cash compensation could be taken into account in calculating benefits payable under the UPS Retirement Plan. Participants who elect forms of payment with survivor options will receive lesser amounts than those shown in the above table.

   The compensation upon which the benefits are summarized in the table above includes salary and bonuses awarded under the UPS Managers Incentive Plan. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

   As of December 31, 1998, estimated or actual credited years of service under the plans to the Named Executive Officers was as follows: Kelly--34, Alden--34, Schaffer--29, Clanin--28 and Moderow--28.

   The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with no or only a limited reduction in the amount of their monthly benefits.

Compensation of Directors

   In 1998, directors who were not employees of UPS received an annual director's fee of $50,000. Members of the Audit, Officer Compensation and Nominating Committees who were not employees of UPS received an additional annual fee of $2,500 for each committee on which they served, except that committee chairmen received an additional annual fee of $4,000. Mr. Rogers has declined to accept any fees for his services as a director.

   UPS established a retirement plan in February 1991, which provided retirement and disability benefits for directors who were neither employees nor former employees of UPS. Effective January 1, 1997, the board agreed to discontinue this plan and, in conjunction therewith, increase the options for which outside directors are eligible under the 1996 Plan. In satisfaction of the obligations previously accrued under the retirement plan, the board agreed to allocate to each director certain amounts. The amounts so allocated to each director will appreciate or depreciate in tandem with the changes in the share price of our common stock inclusive of dividends. At the time each director ceases to be a director of UPS, the then-current value of the account will be payable to him, or his designated beneficiary, either in cash or common stock. The value of these accounts at December 31, 1998, was: Mr. Brown, $458,029; Mr. MacDougal, $458,029; Mr. Pelson, $229,014; and Mr.
Teeter, $229,014. The value of Mr. Kaysen's account at the time of his retirement was $429,632.

   In addition to permitting grants of options to eligible employees, the 1996 Plan provides for grants of non-qualified options to the outside directors. These non-qualified options are granted on the first day in each year on which any option is granted to an employee optionee and allow a director to purchase a number of shares equal to 109.5% of such outside director's annual director's fee divided by the Current Price of the common stock as defined in the 1996 Plan. Each of Messrs. Brown, MacDougal, Pelson and Teeter and Ms. Livermore were granted options under the 1996 Plan during 1998.

   Outside directors also have the option of deferring some or all of the fees and/or retainer payable in connection with their services on the board into the UPS Deferred Compensation Plan for Non-Employee Directors. Amounts deferred under such plan are treated as invested in certain mutual funds selected by each director. At the time a participating director ceases to be a director, the total value of the director's account will be payable to him or her, or his or her designated beneficiary, in 40 quarterly installments.

Compensation Committee Interlocks and Insider Participation

   The following non-employee directors are the members of the Officer Compensation Committee of the board of directors: Victor A. Pelson, Gary E. MacDougal and John W. Rogers. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with UPS outside of his position as director and other than his benefits accrued while serving as an employee of UPS. Mr. Rogers is a former Chairman of the Board and Chief Executive Officer of UPS. He retired from active employment with UPS in 1989. To UPS's knowledge, there were no interlocks involving members of the Compensation Committee or other directors of UPS requiring disclosure in this proxy statement/prospectus.

Certain Business Relationships

   William H. Brown, III, a director of UPS, is a partner of Schnader Harrison Segal & Lewis LLP, a law firm that provides legal services from time to time to us and our subsidiaries.

   Some of our executive officers are trustees of the UPS Retirement Plan. The UPS Retirement Plan, through wholly owned subsidiaries, owns real property that is leased to our subsidiaries for operating purposes at rental rates determined by independent firms of real estate appraisers. The rentals charged to our subsidiaries for the leased real estate during 1998 by this Plan aggregated $282,437.

                       INCENTIVE COMPENSATION PLAN

   Old UPS's board of directors has adopted, and has recommended that the shareowners approve, the United Parcel Service, Inc. Incentive Compensation Plan, pursuant to which employees and directors of New UPS and its subsidiaries, and certain other key persons as defined in the plan, would be eligible to receive options to purchase class A common stock and other awards. Immediately after the merger and the public offering, you, as holders of New UPS class A common stock, will collectively hold about 90% of New UPS's total common stock and about 99% of New UPS's total voting power. Assuming approval and consummation of the merger, we are soliciting approval of the plan in your capacity as holders of New UPS class A common stock. If the merger and the public offering do not occur, the plan will not go into effect.

   The following summary of the plan does not purport to be complete and is subject to and qualified in its entirety by reference to the plan. A copy of the plan is attached to this proxy statement/prospectus as Annex C.

General

   Purpose of the Plan. One purpose of the plan is to optimize our profitability and growth through annual and long-term incentives that are consistent with our goals and link the personal interests of participants to those of our shareowners. A further but equal purpose of the plan is to enable New UPS and its subsidiaries to attract, retain and motivate their employees and directors.

   Administration of the Plan. The plan generally will be administered by the Compensation Committee of the board. The board may take on the powers of the Compensation Committee under the plan, and will have the power of the Compensation Committee with respect to the granting and interpretation of awards to outside directors. We refer to the body administering the plan, whether it is the board or a committee of the board, as the plan administrator.

   The plan provides that if a committee of the board is the plan administrator, the members of the committee must consist solely of two or more "outside directors," as defined by Section 162(m) of the Internal Revenue Code, in order to grant awards intended to comply with the provisions of
Section 162(m). The plan administrator will have full and final authority to select the individuals to receive awards and to grant awards and will have a wide degree of flexibility in determining the terms and conditions of awards.

   Eligibility Under the Plan. All employees and directors of New UPS and its subsidiaries, as well as other key persons as defined in the plan, are
eligible to participate in the plan. We estimate that about      employees and
directors of New UPS and its subsidiaries will be eligible to participate in the plan. Because the plan is a discretionary plan, we currently cannot determine the amount or form of any award that will be allocated to any individual during the term of the plan.

   Shares Subject to the Plan. The shares issuable pursuant to awards granted under the plan will be shares of class A common stock. The maximum number of shares of class A common stock that may be issued pursuant to awards granted
under the plan equals     shares, all of which may be issued as incentive
stock options (which we call "ISOs"). The total number of shares reserved for
issuance as restricted stock will be limited to      .

   The plan also contains customary anti-dilution provisions.

   Types of Awards. Awards under the plan are not restricted to any specified form or structure and may include:

  . stock options (both incentive stock options and non-qualified stock options, as discussed in greater detail below)

  .  restricted stock

  .  stock appreciation rights

  .  performance units

  .  performance shares

  . management incentive awards through bonuses of cash and/or stock (as discussed in greater detail below).

   An award to a participant may consist of one security or benefit or two or more of them in tandem or in the alternative. An award granted under the plan to a participant will generally include a provision that conditions or accelerates the receipt of benefits upon the occurrence of specified events, such as a change of control of New UPS or a dissolution, liquidation, sale of substantially all of the property and assets of New UPS or other significant corporate transaction.

   The exercise price for options granted under the plan will be at least equal to 100% of the fair market value of a share of class A common stock on the date of grant. The exercise price of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of New UPS stock may not be less than 110% of the fair market value of a share of class A common stock on the date of grant.

   Management Incentive Awards. Based upon recommendations of district, regional and corporate group managers, the plan administrator will select those participants who are to receive management incentive awards each year. Management incentive awards may consist of shares of class A common stock plus cash equal to the amount required to be withheld for taxes for the award, or exclusively of cash, as determined by the plan administrator. Generally, cash-only management incentive awards will be granted to employees of international subsidiaries and participants who are no longer employees on the date of distribution of the award.




   In addition, those recipients of shares who elect to deposit the shares with a custodian selected by the plan administrator may also receive an amount equal to the lesser of:

    .  one month's salary or

    . 2.5% of the cost of shares previously deposited with the custodian, less the proceeds from the sale of the shares.

   Maximum Awards Issuable to Individuals. In general, the plan administrator may not, within any fiscal year:

  .  grant options to purchase more than       shares of class A common stock
     to a participant

  .  grant stock appreciation rights to purchase more than       shares of
     class A common stock to a participant


   Amendments to and Termination of the Plan. Subject to limitations imposed by law and the plan, the New UPS's board of directors may amend or terminate the plan at any time and in any manner. No amendment or termination may deprive the recipient of an award previously granted under the plan of any rights under the award without his or her consent.

   Duration of the Plan and of Options. The plan will remain in effect until all shares subject to the plan have been purchased or acquired pursuant to the plan. We may not grant awards under the plan on or after the tenth anniversary of the plan's adoption. We may not grant any option under the Plan that is exercisable after the 10th anniversary of the date of grant.

   Compliance with Section 16(b). Pursuant to Section 16(b) of the Exchange Act, directors, executive officers and 10% shareowners of New UPS will be generally liable to New UPS for repayment of any profits realized from any non-exempt purchase and sale of common stock occurring within a six-month period. Rule 16b-3 provides an exemption from Section 16(b) liability for some transactions by an officer or director made pursuant to approval by the board of directors, a committee composed of outside directors or shareholders. It is intended that all grants made under the plan would meet the requirements of the Rule 166-3 exemption.

Federal Income Tax Consequences

   The following is a brief description of the federal income tax treatment that will generally apply to awards made under the plan, based on federal income tax laws in effect on the date of this proxy statement/prospectus. The exact federal income tax treatment of awards will depend on the specific nature of any award.

   Incentive Stock Options. Plan participants who are employees may be granted options that we intend to qualify as ISOs under Section 422 of the Code. Generally, the optionee is not taxed, and New UPS is not entitled to a deduction, on the grant or exercise of an ISO. But if the optionee sells the shares acquired upon the exercise of an ISO at any time within:

    . one year after the transfer of these shares to the optionee pursuant to the exercise of the ISO or

    .  two years from the date of grant of the ISO,

then the optionee will recognize ordinary income in an amount equal to the excess, if any, of:

    . the lesser of the sale price or the fair market value of the shares on the date of exercise, over

    .  the exercise price of the ISO.

In that event, New UPS will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the shares at any time after the optionee has held the shares for at least:

    . one year after the date of transfer of the shares to the optionee pursuant to the exercise of the ISO and

    .  two years from the date of grant of the ISO,

then the optionee will recognize capital gain or loss equal to the difference between the sale price and the exercise price of the ISO, and New UPS will not be entitled to any deduction.

   The amount by which the fair market value of the shares received upon exercise of an ISO exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's alternative minimum taxable income in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of alternative minimum taxable income below specified amounts) of the individual's alternative maximum taxable income (reduced by specified exemption amounts) exceeds his or her regular income tax liability for the year.

   Non-Qualified Stock Options. The grant of an option or other similar right to acquire stock that does not qualify for treatment as an ISO (which we call a "non-qualified stock option") is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired upon exercise (determined as of the date of exercise) over the exercise price of the option, and New UPS generally will be entitled to a deduction equal to that amount.

   Restricted Stock. Awards under the plan may also include stock sales, stock bonuses or other grants of stock that include provisions for the delayed vesting of the recipient's rights to the stock. Unless the recipient makes an election under Internal Revenue Code section 83(b) within 30 days after the receipt of the restricted shares, he or she generally will not be taxed on the receipt of restricted shares until the restrictions on the shares expire or are removed. When the restrictions expire or are removed, the recipient will recognize ordinary income (and New UPS generally will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. If the recipient makes an 83(b) election within 30 days of the receipt of restricted shares, however, he or she will recognize ordinary income (and New UPS will be entitled to a deduction) equal to the excess of the fair market value of the shares on the date of receipt (determined without regard to vesting restrictions) over the purchase price.

   Other Awards. We may grant awards under the plan that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of the awards. Generally, New UPS will be required to make arrangements for withholding taxes with respect to any ordinary income recognized by a recipient in connection with awards made under the plan.

   Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the plan by delivering previously owned shares of class A common stock or by reducing the amount of shares otherwise issuable pursuant to the award. This surrender or withholding of shares will in some circumstances result in the recognition of income with respect to these shares or a carryover basis in the shares acquired.

   The terms of specific award agreements may provide for accelerated vesting or payment of an award in connection with a change of control of New UPS. In that event, and depending upon the individual circumstances of the recipient, some amounts with respect to the award may be "excess parachute payments" under the "golden parachute" provisions of the Internal Revenue Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and New UPS will be denied any deduction with respect to such a payment.

   In some circumstances, New UPS may be denied a deduction for compensation (including compensation attributable to the ordinary income recognized with respect to awards made under the plan) to some officers of New UPS to the extent that the compensation to that officer exceeds $1,000,000 in a given year.

Vote Required and Recommendation

   The board of directors has directed that the plan be submitted for shareowner approval. The affirmative vote of a majority of the shares represented at the special meeting, in person or by proxy, will be required for approval. In the absence of approval, the plan will be without effect, and no grants of awards will be made under the plan.

   The board of directors unanimously recommends that you vote FOR approval of the plan.

                   RELATIONSHIPS WITH OVERSEAS PARTNERS LTD.

   UPS has significant historical and current relationships with Overseas Partners Ltd., a Bermuda-based company that is engaged in reinsurance and other businesses. At least a majority of the current shareowners of UPS also are shareowners of OPL, and a majority of the directors and officers of OPL are current or former employees of UPS. In 1998, OPL derived approximately 30% of its revenues from reinsurance business related to UPS. UPS regularly reviews its relationships with its primary insurers and may make changes in such relationships.

   In 1983, UPS spun off OPL by paying a special dividend to its shareowners of one share of OPL common stock for each share of UPS common stock. In addition, UPS has offered its employees the opportunity periodically to purchase OPL shares under UPS's various employee stock purchase plans.

   Members of OPL's board of directors who are current or former officers of UPS are: Robert J. Clanin, UPS's Chief Financial Officer and a director of UPS; Joseph M. Pyne, UPS's Senior Vice President, Corporate Marketing; and Edwin H. Reitman, the retired former Vice President, Corporate Marketing of UPS. D. Scott Davis, formerly Vice President, Finance and Accounting for UPS, is the current Chief Executive Officer and a director of OPL.

   OPL was organized to reinsure shippers' risks relating to packages carried by UPS, as well as to underwrite other reinsurance for insureds unaffiliated with UPS. Since commencing operations in 1984, OPL's primary reinsurance business has been reinsuring insurance by United States-based insurance companies unaffiliated with UPS or OPL. This reinsurance covered the risk of loss or damage to shippers' packages carried by UPS and unaffiliated foreign common carriers whose declared value exceeds $100 or the equivalent in foreign currency. The reinsurance of shippers' risk insurance does not involve transactions conducted directly between UPS and OPL. Various subsidiaries of American International Group, Inc., an insurance company unaffiliated with OPL or UPS, insure customer packages in return for premiums paid by the customers. OPL reinsures these primary insurers, whose premium payments constitute OPL's largest source of revenues and profits. Reinsurance premiums earned by OPL for reinsuring these risks during 1998 were $371.8 million or 29.6% of OPL's 1998 revenues, a reduction from 32.3% in 1997. OPL's reinsurance business also has included reinsurance of workers' compensation insurance issued by another unaffiliated United States-based insurance company covering risks of a UPS subsidiary in the State of California. A new arrangement, which is described below, relating to reinsurance of shippers' risk insurance provided to UPS customers is being implemented.

   OPL and its subsidiaries also are engaged in the leasing of real property and, until July 1998, aircraft, to subsidiaries of UPS.

   In December 1989, an OPL subsidiary acquired from UPS the Ramapo Ridge facility. In July 1990, the OPL subsidiary leased the facility to UPS for an initial term ending in 2019. UPS uses the facility as a data processing, telecommunications and operations center. Lease payments have fixed and variable components. The fixed component provides for aggregate lease payments of approximately $216 million over the initial term of the lease. The variable component of the lease payments is based on the number of customer accounts maintained by UPS. At the conclusion of the lease, UPS has the right to purchase the Ramapo Ridge facility at fair market value. UPS has an option to purchase the land on which the facility is located, but not the buildings, from an OPL subsidiary in 2050 for approximately $63.7 million, subject to certain adjustments for increases in the fair market value of the land. In 1998, OPL received rental payments of approximately $27.1 million from UPS pursuant to these leases.

   OPL has assigned the right to receive the fixed rentals on the Ramapo Ridge facility lease to a subsidiary, and the subsidiary pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. UPS's obligation to pay the fixed rental is unconditional during the initial lease term, and continues after an early lease termination unless UPS pays an amount sufficient to defease the remaining interest payments on the OPL subsidiary's bonds.

   In December 1989, an OPL subsidiary acquired from UPS rights to purchase five Boeing 757 aircraft for approximately $67.9 million. The manufacturer delivered the aircraft to OPL in 1990 and OPL leased them to UPS until July 1998. At that time, OPL sold the aircraft to UPS for approximately $202 million, yielding a gain on sale to OPL before income taxes of approximately $12 million.

   In considering which risks related to UPS's business to insure or reinsure, or which leasing or other arrangements to enter into between OPL and UPS, UPS's and OPL's directors and officers consider the impact of their business decisions on each of the two companies. Although the directors consider prevailing market conditions in making such decisions, there can be no assurance that transactions relating to the two companies have been or will be on the most favorable terms that could be obtained by either party in transactions entirely with unrelated parties.

   UPS and OPL do not have any formal conflict of interest resolution procedures. Nevertheless, in connection with OPL's reinsurance of risks related to UPS's business, UPS believes the rates charged by the primary insurers reinsured by OPL are competitive with those charged to shippers utilizing other carriers. In connection with other major transactions in which UPS and OPL have been involved, primarily leasing transactions, UPS generally has obtained fairness or valuation opinions from investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.

   As a result of the Tax Court decision released on August 9, 1999, National Union Fire Insurance Company, a subsidiary of American International Group, Inc., has notified OPL that effective September 30, 1999 it will terminate the five underlying policies that provide shippers' risk insurance for UPS customers. The termination of these policies triggers the immediate termination of the reinsurance agreement between National Union and OPL.

   UPS, on behalf of its customers, and National Union have agreed on a restructuring of this program, which will become effective on October 1, 1999. Commencing on October 1, 1999, National Union will issue five new policies covering UPS customers. Glenlake Financial Corporation, a wholly owned subsidiary of UPS Capital Corporation and a licensed insurance agency formed in 1998, will offer excess value package insurance to be issued under the five new policies to UPS customers.

   UPINSCO, Inc., a wholly owned subsidiary of UPS, has entered into a reinsurance agreement under which it will reinsure substantially all of the risks underwritten by National Union in exchange for substantially all of the premiums collected. UPINSCO is a licensed reinsurance company formed in 1994 to reinsure risks, both related and unrelated to UPS and its subsidiaries. UPINSCO, which is domiciled in the U.S. Virgin Islands, has elected to be taxed on its income as part of UPS's consolidated income tax return for federal income tax purposes.

                FEDERAL INCOME TAX CONSEQUENCES TO SHAREOWNERS

   The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of UPS shares. Statements of law and conclusions of law in this discussion reflect the opinions of Gibson, Dunn & Crutcher LLP, counsel to UPS.

   This discussion does not deal with all income tax considerations that may be relevant to particular UPS shareowners in light of their particular circumstances, such as shareowners who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, shareowners who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction or shareowners who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger other than the tender offer (whether or not these transactions are in connection with the merger), including transactions in which UPS shares were or are acquired or in which New UPS class A shares were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/prospectus. The discussion is based on federal income tax law in effect as of the date of this proxy statement/prospectus, which could change at any time, possibly with retroactive effect. Accordingly, UPS shareowners are urged to consult their own tax advisers as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger and applicable tax return reporting requirements.

   The following federal income tax consequences will result from the merger:

  . No gain or loss will be recognized by holders of UPS shares solely as a result of their receipt of New UPS class A shares in the merger;

  . The aggregate tax basis of the New UPS class A shares received in the merger by a UPS shareowner will be the same as the aggregate tax basis of the UPS shares surrendered in exchange for such New UPS class A shares;

  . The holding period of the New UPS class A shares received in the merger by a UPS shareowner will include the period during which the shareowner held the UPS shares surrendered in exchange for such New UPS class A shares, so long as the UPS shares are held as a capital asset at the time of the merger; and

  . None of New UPS, UPS Merger Subsidiary, Inc. or UPS will recognize gain or loss solely as a result of the merger.

   The opinion of counsel assumes:

  . the accuracy of the statements and facts concerning the merger set forth in the merger agreement and in this proxy statement/prospectus;

  . that the merger is consummated in the manner contemplated by, and in accordance with, the terms of the merger agreement and this proxy statement/prospectus; and

  . the accuracy of representations made by UPS and New UPS set forth in certificates delivered to counsel.

   The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinion of counsel referred to above does not bind the IRS or prevent the IRS from adopting a contrary position.

   Under the applicable regulations, the aggregate tax basis of the UPS shares surrendered by a holder in the merger may be allocated among the class A-1, class A-2 and class A-3 common stock in proportion to the fair market value of the stock in each such class. Holders may wish to consult their own tax advisers about the possibility of treating the class A shares as a single class, in which case a holder may be permitted to carry over to any of the class A-1, class A-2 and class A-3 shares the specific basis of each lot of surrendered UPS shares that the holder is able to identify therewith under applicable rules.

   It is conceivable, although unlikely, that the contemplated cash tender offer and the merger will be treated as part of the same transaction for federal income tax purposes. In this event, if you tender shares, cash received by you in the tender offer could be treated as "boot" for federal income tax purposes. As a result, you would be required to recognize any gain realized in the merger with respect to all of your UPS shares up to the full amount of the cash received in the tender offer. In contrast, if the tender offer were not treated as part of the same transaction as the merger, you would be required to recognize gain only with respect to those New UPS shares actually tendered.

   The different tax consequences of treating the merger and the tender offer as separate transactions or as a single transaction may be illustrated by the following example. Assume that, immediately after the merger, you own 100 shares of class A common stock with a value of $5 per share, or $500 in the aggregate, and an adjusted tax basis of $2 per share, or $200 in the aggregate. Assume further that you tender ten shares in the tender offer, which UPS purchases for a total price of $50. If the tender offer and the merger are treated as separate transactions, you would recognize a gain of $30, which is equal to the amount that you received ($50) reduced by your basis in the shares sold ($20). The aggregate basis in your remaining shares would be $180. In contrast, if the merger and the tender offer were treated as part of the same transaction, you would recognize gain equal to $50, which is equal to the lower of the total gain realized in the merger on all of your shares ($300) and the amount of cash that you received in the tender offer ($50), and the aggregate basis in your remaining shares would be $200. In that case, it is unclear whether you would be required to recognize this gain at the time of the merger or at the time you sold your shares in the tender offer. Depending on your individual circumstances, you could have different tax consequences.

                                 LEGAL MATTERS

   The validity of the shares of our class A common stock issued as a result of the merger, and certain tax consequences of the merger, will be passed upon for us, as a condition to the merger becoming effective, by Gibson, Dunn & Crutcher LLP. Morris, Manning & Martin LLP has acted as our special counsel in connection with the merger and related transactions, and has passed upon certain legal matters for us.

                      SUBMISSION OF SHAREOWNER PROPOSALS

   UPS expects to hold its 2000 Annual Meeting in May 2000. If you intend to submit a proposal for inclusion in our proxy materials for UPS's 2000 Annual Meeting, you must submit the proposal to our Secretary by November 15, 1999.

   SEC rules set forth standards as to what shareowner proposals we are required to include in our proxy statement for an annual meeting.

                                    EXPERTS

   The financial statements of United Parcel Service of America, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The balance sheet of United Parcel Service, Inc. as of July 19, 1999 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------
Audited Consolidated Financial Statements
  Independent Auditors' Report..........................................   F-2
  Consolidated Balance Sheets as of December 31, 1997 and 1998..........   F-3
  Statements of Consolidated Income for the Years ended December 31,
   1996, 1997 and 1998..................................................   F-4
  Statements of Consolidated Shareowners' Equity for the Years ended
   December 31, 1996, 1997 and 1998.....................................   F-5
  Statements of Consolidated Cash Flows for the Years ended December 31,
   1996, 1997 and 1998..................................................   F-6
  Notes to Audited Consolidated Financial Statements....................   F-7

Unaudited Consolidated Financial Statements
  Consolidated Balance Sheets as of December 31, 1998 and June 30,
   1999.................................................................  F-21
  Statements of Consolidated Income (Loss) for the Six Months Ended June
   30, 1998 and 1999....................................................  F-22
  Statement of Consolidated Shareowners' Equity for the Six Months Ended
   June 30, 1999........................................................  F-23
  Statements of Consolidated Cash Flows for the Six Months Ended June
   30, 1998 and 1999....................................................  F-24
  Notes to Unaudited Consolidated Financial Statements..................  F-25

                          UNITED PARCEL SERVICE, INC.

                          INDEX TO FINANCIAL STATEMENT

Audited Financial Statement
  Independent Auditors' Report..........................................  F-28
  Balance Sheet as of July 19, 1999.....................................  F-29
  Notes to Balance Sheet................................................  F-29

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareowners
United Parcel Service of America, Inc.
Atlanta, Georgia

   We have audited the accompanying consolidated balance sheets of United Parcel Service of America, Inc., and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United Parcel Service of America, Inc., and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 8, 1999 (August 16, 1999 as to Note 4)

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1997 and 1998
                (In millions except share and per share amounts)

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................. $   460  $ 1,240
  Marketable securities......................................      --      389
  Accounts receivable........................................   2,405    2,713
  Prepaid employee benefit costs.............................     669      703
  Materials, supplies and other prepaid expenses.............     417      380
  Common stock held for stock plans..........................     526       --
                                                              -------  -------
    Total Current Assets.....................................   4,477    5,425
                                                              -------  -------
Property, Plant and Equipment:
  Vehicles...................................................   3,519    3,482
  Aircraft (including aircraft under capitalized leases).....   6,771    7,739
  Land.......................................................     654      651
  Buildings..................................................   1,433    1,478
  Leasehold improvements.....................................   1,734    1,803
  Plant equipment............................................   4,063    4,144
  Construction-in-progress...................................     328      257
                                                              -------  -------
                                                               18,502   19,554
  Less accumulated depreciation and amortization.............   7,495    8,170
                                                              -------  -------
                                                               11,007   11,384
Other Assets.................................................     428      258
                                                              -------  -------
                                                              $15,912  $17,067
                                                              =======  =======
             LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities:
  Accounts payable........................................... $ 1,207  $ 1,322
  Accrued wages and withholdings.............................   1,194    1,092
  Dividends payable..........................................     191      247
  Deferred income taxes......................................     140      114
  Current maturities of long-term debt.......................      41      410
  Other current liabilities..................................     625      532
                                                              -------  -------
    Total Current Liabilities................................   3,398    3,717
                                                              -------  -------
Long-Term Debt (including capitalized lease obligations).....   2,583    2,191
                                                              -------  -------
Accumulated Postretirement Benefit Obligation, Net...........     911      969
                                                              -------  -------
Deferred Taxes, Credits and Other Liabilities................   2,933    3,017
                                                              -------  -------
Shareowners' Equity:
  Preferred stock, no par value, authorized 200,000,000
   shares, none issued.......................................      --       --
  Common stock, par value $.10 per share, authorized
   900,000,000 shares, issued 562,000,000 and 559,000,000 in
   1997 and 1998.............................................      56       56
  Additional paid-in capital.................................      --      325
  Retained earnings..........................................   6,112    7,280
  Cumulative foreign currency adjustments....................     (81)     (62)
  Unrealized loss on marketable securities...................      --       (1)
                                                              -------  -------
                                                                6,087    7,598
                                                              -------  -------
  Treasury stock, at cost (11,605,952 shares)................      --     (425)
                                                              -------  -------
                                                                6,087    7,173
                                                              -------  -------
                                                              $15,912  $17,067
                                                              =======  =======

            See notes to audited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES
                       STATEMENTS OF CONSOLIDATED INCOME

                  Years Ended December 31, 1996, 1997 and 1998
                     (In millions except per share amounts)

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
Revenue.............................................. $22,368  $22,458  $24,788
                                                      -------  -------  -------
Operating Expenses:
  Compensation and benefits..........................  13,326   13,289   14,346
  Other..............................................   7,013    7,471    7,352
                                                      -------  -------  -------
                                                       20,339   20,760   21,698
                                                      -------  -------  -------
  Operating Profit...................................   2,029    1,698    3,090
                                                      -------  -------  -------
Other Income and (Expense):
  Investment income..................................      39       70       84
  Interest expense...................................     (95)    (187)    (227)
  Miscellaneous, net.................................     (63)     (28)     (45)
                                                      -------  -------  -------
                                                         (119)    (145)    (188)
                                                      -------  -------  -------
Income Before Income Taxes...........................   1,910    1,553    2,902
Income Taxes.........................................     764      644    1,161
                                                      -------  -------  -------
  Net Income......................................... $ 1,146  $   909  $ 1,741
                                                      =======  =======  =======
  Basic Earnings Per Share........................... $  2.06  $  1.65  $  3.18
                                                      =======  =======  =======
  Diluted Earnings Per Share......................... $  2.03  $  1.63  $  3.14
                                                      =======  =======  =======


            See notes to audited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                 STATEMENTS OF CONSOLIDATED SHAREOWNERS' EQUITY

                  Years Ended December 31, 1996, 1997 and 1998
                     (In millions except per share amounts)

                                                            Cumulative  Unrealized
                          Common Stock  Additional            Foreign    Loss on   Treasury    Total
                          -------------  Paid-In   Retained  Currency   Marketable  Stock   Shareowners'
                          Shares Amount  Capital   Earnings Adjustments Securities at Cost     Equity
                          ------ ------ ---------- -------- ----------- ---------- -------- ------------
Balance, January 1,
 1996...................   570    $57      $ 76     $4,961     $ 57        $--      $  --      $5,151
 Comprehensive income:
 Net income.............    --     --        --      1,146       --         --         --       1,146
 Foreign currency
  adjustments...........    --     --        --         --      (36)        --         --         (36)
                                                                                               ------
 Comprehensive income...                                                                        1,110
                                                                                               ------
 Dividends ($.68 per
  share)................    --     --        --       (379)      --         --         --        (379)
 Gain on issuance of
  common stock held for
  stock plans...........    --     --        33         --       --         --         --          33
 Exercise of stock
  options...............    --     --       (14)        --       --         --         --         (14)
                           ---    ---      ----     ------     ----        ---      -----      ------
Balance, December 31,
 1996...................   570     57        95      5,728       21         --         --       5,901
 Comprehensive income:
 Net income.............    --     --        --        909       --         --         --         909
 Foreign currency
  adjustments...........    --     --        --         --     (102)        --         --        (102)
                                                                                               ------
 Comprehensive income...                                                                          807
                                                                                               ------
 Dividends ($.70 per
  share)................    --     --        --       (385)      --         --         --        (385)
 Gain on issuance of
  common stock held for
  stock plans...........    --     --        27         --       --         --         --          27
 Exercise of stock
  options...............    --     --       (26)        --       --         --         --         (26)
 Constructive retirement
  of common stock.......    (8)    (1)      (96)      (140)      --         --         --        (237)
                           ---    ---      ----     ------     ----        ---      -----      ------
Balance, December 31,
 1997...................   562     56        --      6,112      (81)        --         --       6,087
 Comprehensive income:
 Net income.............    --     --        --      1,741       --         --         --       1,741
 Foreign currency
  adjustments...........    --     --        --         --       19         --         --          19
 Unrealized loss on
  marketable
  securities............    --     --        --         --       --         (1)        --          (1)
                                                                                               ------
 Comprehensive income...                                                                        1,759
                                                                                               ------
 Dividends ($.85 per
  share)................    --     --        --       (466)      --         --         --        (466)
 Gain on issuance of
  common stock held for
  stock plans...........    --     --        70         --       --         --         --          70
 Exercise of stock
  options...............    --     --        (8)       (17)      --         --         --         (25)
 Retirement of common
  stock.................    (3)    --        --        (90)      --         --         --         (90)
 Reclassification of
  common stock held for
  stock plans...........    --     --        --         --       --         --       (425)       (425)
 Managers Incentive Plan
  award to be
  distributed in common
  stock.................    --     --       263         --       --         --         --         263
                           ---    ---      ----     ------     ----        ---      -----      ------
Balance, December 31,
 1998...................   559    $56      $325     $7,280     $(62)       $(1)     $(425)     $7,173
                           ===    ===      ====     ======     ====        ===      =====      ======

            See notes to audited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                  Years Ended December 31, 1996, 1997 and 1998
                                 (In millions)

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
Cash flows from operating activities:
 Net income......................................... $ 1,146  $   909  $ 1,741
 Adjustments to reconcile net income to net cash
  from operating activities:
  Depreciation and amortization.....................     964    1,063    1,112
  Postretirement benefits...........................      78       70       58
  Deferred taxes, credits and other.................     479      406       23
  Changes in assets and liabilities:
   Accounts receivable..............................    (416)     (64)    (308)
   Prepaid employee benefit costs...................    (116)    (268)     (34)
   Materials, supplies and other prepaid expenses...    (196)     164       37
   Accounts payable.................................      18       52      115
   Accrued wages and withholdings...................      74       (7)     161
   Dividends payable................................      16       (3)      56
   Other current liabilities........................       4      184      (93)
                                                     -------  -------  -------
    Net cash from operating activities..............   2,051    2,506    2,868
                                                     -------  -------  -------
Cash flows from investing activities:
 Capital expenditures...............................  (2,333)  (1,984)  (1,645)
 Disposals of property, plant and equipment.........     127      111      216
 Purchases of marketable securities.................      --       --     (390)
 Other asset receipts (payments)....................     (60)      46      164
                                                     -------  -------  -------
    Net cash used in investing activities...........  (2,266)  (1,827)  (1,655)
                                                     -------  -------  -------
Cash flows from financing activities:
 Proceeds from borrowings...........................   1,345    2,097      287
 Repayments of borrowings...........................    (484)  (2,065)    (310)
 Purchases of common stock..........................    (650)    (719)    (774)
 Issuances of common stock pursuant to stock awards
  and employee stock purchase plans.................     532      487      785
 Dividends..........................................    (379)    (385)    (466)
 Other transactions.................................      19        1       45
                                                     -------  -------  -------
    Net cash from (used in) financing activities....     383     (584)    (433)
                                                     -------  -------  -------
Effect of exchange rate changes on cash.............      13      (27)      --
                                                     -------  -------  -------
Net increase in cash and cash equivalents...........     181       68      780
Cash and cash equivalents:
 Beginning of year..................................     211      392      460
                                                     -------  -------  -------
 End of year........................................ $   392  $   460  $ 1,240
                                                     =======  =======  =======
Cash paid during the period for:
 Interest, net of amount capitalized................ $    50  $   130  $   298
                                                     =======  =======  =======
 Income taxes....................................... $   484  $   319  $ 1,181
                                                     =======  =======  =======

            See notes to audited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

   Basis of Financial Statements and Business Activities

   The accompanying consolidated financial statements include the accounts of United Parcel Service of America, Inc., and all of its subsidiaries (collectively "UPS" or the "Company"). All material intercompany balances and transactions have been eliminated.

   UPS concentrates its operations in the field of transportation services, primarily domestic and international letter and package delivery. Revenue is recognized upon delivery of a letter or package.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   As of December 31, 1998, the Company had approximately 202,000 employees (62% of total employees) employed under collective bargaining agreements with various locals of the International Brotherhood of Teamsters. These agreements expire on July 31, 2002. In addition, the majority of the Company's pilots are employed under a collective bargaining agreement with the Independent Pilots Association ("IPA"), which becomes amendable January 1, 2004.

   Cash and Cash Equivalents

   Cash and cash equivalents consist of highly liquid investments (including investments in debt and auction rate securities of $207 and $936 million at December 31, 1997 and 1998, respectively, with maturities or auction dates of 90 days or less when purchased) that are readily convertible into cash. The carrying amount approximates fair value because of the short-term maturity of these instruments.

   Marketable Securities

   Marketable securities are classified as available-for-sale and are carried at fair value, with related unrealized gains and losses reported as other comprehensive income and as a separate component of shareowners' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income, along with interest and dividends. The cost of securities sold is based on the specific identification method; realized gains and losses resulting from such sales are included in investment income.

   Common Stock Held for Stock Plans

   Prior to December 31, 1998, UPS accounted for its common stock held for awards and distributions under various UPS stock and benefit plans as a current asset. Common stock held in excess of current requirements was constructively retired and accounted for as a reduction in Shareowners' Equity.

   As a result of a change in position by the Securities and Exchange Commission ("SEC") as well as a change by the Financial Accounting Standards Board ("FASB"), UPS has reclassified its Common Stock Held for Stock Plans from current assets to Treasury Stock, a separate component of Shareowners' Equity. In 1998, 3 million shares in excess of current requirements were retired and 18 million shares previously constructively retired were also retired.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   Property, Plant and Equipment

   Property, plant and equipment are carried at cost. Depreciation (including amortization) is provided by the straight-line method over the estimated useful lives of the assets, which are as follows: Vehicles--9 years; Aircraft--12 to 20 years; Buildings--20 to 40 years; Leasehold Improvements-- lives of leases; Plant Equipment--5 to 8- 1/3 years.

   The costs of major airframe and engine overhauls, as well as other routine maintenance and repairs, are charged to expense as incurred.

   Costs in Excess of Net Assets Acquired

   Costs of purchased businesses in excess of net assets acquired are amortized over a 10-year period using the straight-line method.

   Income Taxes

   Income taxes are accounted for under FASB Statement No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than proposed changes in the tax law or rates.

   Capitalized Interest

   Interest incurred during the construction period of certain property, plant and equipment is capitalized until the underlying assets are placed in service, at which time amortization of the capitalized interest begins, straight-line, over the estimated useful lives of the related assets. Capitalized interest was $53, $43 and $27 million for 1996, 1997 and 1998, respectively.

   Derivative Instruments

   UPS has entered into interest rate swap agreements, cross-currency interest rate swap agreements and forward currency contracts. All of these agreements relate to the Company's long-term debt and are specifically matched to the underlying cash flows. They have been entered into for the purposes of reducing UPS's borrowing costs and to protect UPS against adverse changes in foreign currency exchange rates. Any periodic settlement payments are accrued monthly, as either a charge or credit to expense, and are not material to net income. Based on estimates provided by third party investment bankers, the Company has determined that the fair value of these agreements is not material to its financial statements.

   The Company also purchases options to reduce the impact of changes in foreign currency rates on its foreign currency purchases and purchases options and forward contracts to moderate the impact of price increases in the cost of crude oil on fuel expense. The forward contracts and options are adjusted to fair value at period end based on market quotes and are not material to the Company's financial statements.

   The Company does not utilize derivatives for trading or other speculative purposes. UPS is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, UPS does not anticipate nonperformance by the counterparties. UPS is exposed to market risk based upon changes in interest rates, foreign currency exchange rates and fuel prices.

   Stock Option Plans

   UPS has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, compensation expense is generally not recognized when both the exercise price is the same as the market price and the number of shares to be issued is set on the date the employee stock option is granted. Since UPS

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES employee stock options are granted on this basis, the Company does not recognize compensation expense for grants under its plans.

   Segment Information

   Effective January 1, 1998, the Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), which changes the method used by the Company to report information about its operating segments. Information for 1997 and 1996 has been restated in order to conform to the 1998 presentation. FAS 131 establishes standards to be used by enterprises to identify and report information about operating segments and for related disclosures about products and services, geographic areas and major customers. The adoption of FAS 131 did not affect results of operations or financial position, but did affect the disclosure of segment information contained in Note 10.

   Changes in Presentation

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2. LONG-TERM DEBT AND COMMITMENTS

   Long-term debt, as of December 31, consists of the following (in millions):

                                                                 1997    1998
                                                                ------  ------
   8 3/8% debentures, due April 1, 2020(i)....................  $  700  $  424
   8 3/8% debentures, due April 1, 2030(i)....................      --     276
   Commercial paper(ii).......................................      98     112
   Industrial development bonds, Philadelphia Airport
    facilities, due December 1, 2015(iii).....................     100     100
   Capitalized lease obligations(iv)..........................     633     598
   5.5% Eurobond notes, due January 4, 1999...................     201     200
   3.25% 200 million Swiss Franc notes, due October 22, 1999..     166     166
   6.875% 100 million Pound Sterling notes, due February 25,
    2000......................................................     166     166
   6.625% EuroNotes, due April 25, 2001.......................     200     200
   6.25% EuroNotes, due July 7, 2000..........................     298     301
   Installment notes, mortgages and bonds at various rates
    from 6.0% to 8.6%.........................................      62      58
                                                                ------  ------
                                                                 2,624   2,601
   Less current maturities....................................     (41)   (410)
                                                                ------  ------
                                                                $2,583  $2,191
                                                                ======  ======

--------

(i) On January 22, 1998, the Company exchanged $276 million of the original $700 million debentures for new debentures of equal principal with a maturity of April 1, 2030. The new debentures have the same interest rate as the 8 3/8% debentures due 2020 until April 1, 2020, and, thereafter, the interest rate will be 7.62% for the final 10 years. The new 2030 debentures are redeemable in whole or in part at the option of the Company at any time. The redemption price is equal to the greater of 100% of the principal amount and accrued interest or the sum of the present values of the remaining scheduled payouts of principal and interest thereon discounted to the date of redemption at a benchmark treasury yield plus five basis points plus accrued interest. The remaining $424 million of 2020 debentures are not subject to redemption prior to maturity. Interest is payable semiannually on the first of April and October for both debentures and neither debenture is subject to sinking fund requirements.
(ii) The weighted average interest rate on the commercial paper outstanding as of December 31, 1997 and 1998, was 5.7% and 5.1%, respectively. The commercial paper has been classified as long-term debt in accordance

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES with the Company's intention and ability to refinance such obligations on a long-term basis under its revolving credit facilities. However, the amount of commercial paper outstanding in 1999 is expected to fluctuate. UPS is authorized to borrow up to $2.0 billion under this program as of December 31, 1998.
(iii) The industrial development bonds bear interest at either a daily, variable or fixed rate. The average interest rates for 1997 and 1998 were 3.5% and 3.3%, respectively.
(iv) UPS has capitalized lease obligations for certain aircraft which are included in Property, Plant and Equipment at December 31 as follows (in millions):

                                                                     1997  1998
                                                                     ----  ----
   Aircraft......................................................... $614  $614
   Accumulated amortization.........................................  (16)  (38)
                                                                     ----  ----
                                                                     $598  $576
                                                                     ====  ====

   The aggregate annual principal payments for the next five years, excluding commercial paper and capitalized leases, are (in millions): 1999--$371; 2000-- $471; 2001--$203; 2002--$2; and 2003--$2.

   Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately $2.8 billion as of December 31, 1997 and 1998.

   UPS leases certain aircraft, facilities, equipment and vehicles under operating leases which expire at various dates through 2034. Total aggregate minimum lease payments under capitalized leases and under operating leases are as follows (in millions):

                                                          Capitalized Operating
   Year                                                     Leases     Leases
   ----                                                   ----------- ---------
   1999..................................................    $  67     $  211
   2000..................................................       67        146
   2001..................................................       67        115
   2002..................................................       67         94
   2003..................................................       67         77
   After 2003............................................      526        477
                                                             -----     ------
   Total minimum lease payments..........................      861     $1,120
                                                                       ======
   Less imputed interest.................................     (263)
                                                             -----
   Present value of minimum capitalized lease payments...      598
   Less current portion..................................      (39)
                                                             -----
   Long-term capitalized lease obligations...............    $ 559
                                                             =====

   As of December 31, 1998, UPS has outstanding letters of credit totaling approximately $1.2 billion issued in connection with routine business requirements.

   As of December 31, 1998, UPS has commitments outstanding for capital expenditures under purchase orders and contracts of approximately $2.6 billion, with the following amounts expected to be spent during the next five years (in millions): 1999--$649; 2000--$295; 2001--$436; 2002--$383; and
2003--$393.

   UPS maintains two credit agreements with a consortium of banks which provide revolving credit facilities of $1.25 billion each, with one expiring April 29, 1999, and the other April 30, 2003. At December 31, 1998, there were no outstanding borrowings under these facilities.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   UPS also maintains a European medium-term note program with a borrowing capacity of $1.0 billion. Under this program, UPS may, from time to time, issue notes denominated in a variety of currencies. There is currently $500 million available under this program.

   In January 1999, UPS filed a shelf registration with the SEC, under which UPS may issue debt in the U.S. marketplace of up to $2.0 billion. There is currently no debt issued under this shelf registration.

3. EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per share (in millions except per share amounts):

                                                            1996  1997   1998
                                                           ------ ----- ------
   Numerator:
     Numerator for basic and diluted earnings per share--
      net income.......................................... $1,146 $ 909 $1,741
                                                           ====== ===== ======
   Denominator:
     Weighted-average shares..............................    555   551    545
     Contingent shares--Managers Incentive Plan...........      2     1      2
                                                           ------ ----- ------
   Denominator for basic earnings per share...............    557   552    547
   Effect of dilutive securities:
     Additional contingent shares--Managers Incentive
      Plan................................................      4     4      4
     Stock option plans...................................      3     2      3
                                                           ------ ----- ------
   Denominator for diluted earnings per share.............    564   558    554
                                                           ====== ===== ======
   Basic earnings per share............................... $ 2.06 $1.65 $ 3.18
                                                           ====== ===== ======
   Diluted earnings per share............................. $ 2.03 $1.63 $ 3.14
                                                           ====== ===== ======

4. LEGAL PROCEEDINGS


   On August 9, 1999 the U.S. Tax Court issued an opinion unfavorable to UPS regarding a Notice of Deficiency asserting that UPS is liable for additional tax for the 1983 and 1984 tax years. The Court held that UPS is liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by UPS customers beginning in 1984. The Court held that for the 1984 tax year UPS is liable for taxes of $31 million on income reported by OPL, additions to tax of $93 million and interest for a total after-tax exposure estimated at approximately $246 million.

   In addition, during the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that UPS is liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. The primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1984 tax year. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

   UPS anticipates that the IRS will take similar positions for tax years subsequent to 1990. Based on the Tax Court opinion, management currently estimates that the Company's total after-tax exposure for the tax years 1984 through 1999 could be as high as $2.353 billion. UPS is in the process of analyzing its position in light of the Tax Court opinion and is evaluating its options, including appeal of the Tax Court decision, continuance of the litigation or negotiation of a settlement.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   In the second quarter 1999 financial statements, the Company has recorded a tax assessment charge of $1.786 billion, which includes an amount for related state tax liabilities. The charge includes taxes of $915 million and interest of $871 million. This assessment resulted in a tax benefit of $344 million related to the interest component of the assessment. As a result, the net charge to net income for the tax assessment was $1.442 billion, increasing our total after-tax reserve with respect to these matters to $1.672 billion.

   The Company determined the size of its reserve with respect to these matters in accordance with generally accepted accounting principles based on its estimate of its most likely liability. In making this determination, the Company concluded that it was more likely that it would be required to pay taxes on income reported by OPL and interest, but that it was not probable that it would be required to pay any additions to tax. If additions to tax ultimately are determined to be payable, the Company would have to record an additional charge of up to $681 million.

   The Company is in the process of implementing a new arrangement for providing excess value package insurance for its customers through UPS subsidiaries. This new arrangement will result in including in the Company's non-package operating segment the net operations of the excess value insurance program offered to its customers. This revised arrangement, once in place, should eliminate for future periods the issues considered by the Tax Court in the Notices of Deficiency relating to OPL.

   The IRS has also raised a number of unrelated issues regarding the timing of deductions, the characterization of expenses as capital rather than ordinary and the Company's entitlement to the Investment Tax Credit and the Research Tax Credit in the 1985 through 1990 tax years. These issues total $88 million in tax for the 1985 through 1987 tax years and $245 million in tax for the 1988 through 1990 tax years. Additions to tax and interest are in addition to these amounts. The IRS may take similar positions for periods subsequent to 1990. The majority of these adjustments capitalize items for which depreciation deductions would be allowed in future years, and management believes their eventual resolution will not result in a material effect upon our financial condition, results of operations or liquidity.

   UPS is a defendant in various employment-related lawsuits. In one of these actions, which alleges employment discrimination by UPS, class action status has been granted, and the United States Equal Employment Opportunity Commission has been granted the right to intervene. UPS is also a defendant in various other lawsuits that arose in the normal course of business. In management's opinion, none of these cases is expected to have a material effect upon our financial condition, results of operations or liquidity.



5. EMPLOYEE BENEFIT PLANS

   UPS maintains several defined benefit plans (the "Plans"). The Plans are noncontributory and include all employees who meet certain minimum age and years of service requirements, except those employees covered by certain multi-employer plans provided for under collective bargaining agreements.

   The Plans provide for retirement benefits based on either service credits or average compensation levels earned by employees prior to retirement. The Plans' assets consist primarily of publicly traded stocks and bonds and include approximately 13.3 million and 13.5 million shares of UPS common stock at December 31, 1997 and 1998, respectively. UPS's funding policy is consistent with relevant federal tax regulations. Accordingly, UPS contributes amounts deductible for federal income tax purposes.

   UPS sponsors postretirement medical plans that provide health care benefits to its retirees who meet certain eligibility requirements and who are not otherwise covered by multi-employer plans. Generally, this includes employees with at least 10 years of service who have reached age 55 and employees who are eligible for postretirement medical benefits from a Company-sponsored plan pursuant to collective bargaining. The Company has the right to modify or terminate certain of these plans. In many cases, these benefits have been provided to retirees on a noncontributory basis; however, in certain cases, employees are required to contribute towards the cost of the coverage.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets, and a statement of funded status as of September 30, with certain amounts included in the balance sheet as of December 31 (in millions):

                                                            Postretirement
                                       Pension Benefits    Medical Benefits
                                       ------------------  ------------------
                                         1997      1998      1997      1998
                                       --------  --------  --------  --------
   Change in Benefit Obligation
     Net benefit obligation at
      beginning of year............... $  2,678  $  3,311  $  1,096  $  1,139
     Service cost.....................      108       147        41        39
     Interest cost....................      220       260        89        86
     Plan amendments..................       98        60       (29)      (24)
     Actuarial (gain) loss............      296       518       (17)       18
     Gross benefits paid..............      (89)      (93)      (41)      (46)
                                       --------  --------  --------  --------
   Net benefit obligation at end of
    year..............................    3,311     4,203     1,139     1,212
                                       --------  --------  --------  --------
   Change in Plan Assets
     Fair value of plan assets at
      October 1, 1997.................    2,768     3,856       237       291
     Actual return on plan assets.....      768        53        53         3
     Employer contributions...........      409       114        42        42
     Gross benefits paid..............      (89)      (93)      (41)      (46)
                                       --------  --------  --------  --------
   Fair value of plan assets at
    September 30, 1998................    3,856     3,930       291       290
                                       --------  --------  --------  --------
   Funded status at end of year.......      545      (273)     (848)     (922)
   Unrecognized net actuarial (gain)
    loss..............................     (495)      280       (65)      (24)
   Unrecognized prior service cost....      224       305         2       (23)
   Unrecognized net transition
    obligation........................       71        19        --        --
                                       --------  --------  --------  --------
   Net asset (liability) recorded at
    end of year....................... $    345  $    331  $   (911) $   (969)
                                       ========  ========  ========  ========

   Net periodic benefit cost for the years ended December 31 included the following components (in millions):

                                                             Postretirement
                                       Pension Benefits     Medical Benefits
                                       -------------------  -------------------
                                       1996   1997   1998   1996   1997   1998
                                       -----  -----  -----  -----  -----  -----
   Service cost....................... $ 109  $ 108  $ 147  $  37  $  41  $  39
   Interest cost......................   203    220    260     82     89     86
   Expected return on assets..........  (202)  (240)  (310)   (18)   (21)   (26)
   Amortization of:
     Transition obligation............     4      4      8     --     --     --
     Prior service cost...............    11     11     23      3      3      1
     Actuarial loss...................     2     --     --      1     --     --
                                       -----  -----  -----  -----  -----  -----
   Net periodic benefit cost.......... $ 127  $ 103  $ 128  $ 105  $ 112  $ 100
                                       =====  =====  =====  =====  =====  =====

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   The significant assumptions used in the measurement of the Company's benefit obligations are as follows:

                                                             1996  1997  1998
                                                             ----  ----  ----
   Expected long-term rate of earnings on plan assets....... 9.5%  9.5%   9.5%
   Discount rate............................................ 8.0%  7.5%  6.75%
   Rate of increase in future compensation levels for pen-
    sion benefits........................................... 4.0%  4.0%   4.0%

   Future postretirement medical benefit costs were forecasted assuming an initial annual increase of 6.0% for pre-65 medical costs and an increase of 5.0% for post-65 medical costs, decreasing to 5.0% for pre-65 and 4.0% for post-65 by the year 2000 and with consistent annual increases at those ultimate levels thereafter.

   Assumed health care cost trends have a significant effect on the amounts reported for the health care plans. A one-percent change in assumed health care cost trend rates would have the following effects (in millions):

                                                      1% Increase 1% Decrease
                                                      ----------- -----------
   Effect on total of service and interest cost com-
    ponents..........................................     $10        $(10)
   Effect on post retirement benefit obligation......     $94        $(94)

   UPS also contributes to several multi-employer pension plans for which the above information is not determinable. Amounts charged to operations for pension contributions to these multi-employer plans were $652, $597 and $757 million during 1996, 1997 and 1998, respectively.

   UPS also contributes to several multi-employer health and welfare plans which cover both active and retired employees for which the above information is not determinable. Amounts charged to operations for contributions to multi-employer health and welfare plans were $441, $448 and $458 million during 1996, 1997 and 1998, respectively.

   UPS also sponsors a defined contribution plan for all employees not covered under collective bargaining agreements. Beginning January 1, 1998, the Company matched, in shares of UPS common stock, a portion of the participating employees' contributions. Matching contributions charged to expense were $49 million for 1998.

6. MANAGEMENT INCENTIVE PLANS

   UPS maintains the UPS Managers Incentive Plan. Persons earning the right to receive awards are determined annually by either the Officer Compensation Committee or the Salary Committee of the UPS Board of Directors. Awards consist primarily of UPS common stock and cash equivalent to the tax withholdings on such awards. The total of all such awards is limited to 15% of consolidated income before income taxes for the 12-month period ending each September 30, exclusive of gains and losses from the sale of real estate and stock of subsidiaries and the effect of certain other nonrecurring transactions or accounting changes. Amounts charged to operations were $324, $244 and $448 million during 1996, 1997 and 1998, respectively.

   As a result of the reclassification of Common Stock Held for Stock Plans discussed in Note 1, the Company recorded $263 million of the $448 million 1998 Managers Incentive Plan award, that was distributed in UPS common stock in February 1999, as Additional Paid-In Capital.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   UPS maintains fixed stock option plans under which options are granted to purchase shares of UPS common stock at the current price of UPS shares as determined by the Board of Directors on the date of option grant. UPS applies APB Opinion 25 and related Interpretations in accounting for these plans. Accordingly, no compensation expense has been recorded for the grant of stock options during 1996, 1997 or 1998. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 ("FAS 123") and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. For purposes of pro forma disclosures, the estimated fair value of the options granted in 1996, 1997 and 1998 is amortized to expense over the vesting period of the options.

   The pro forma information is as follows (in millions except per share amounts):

                                                             1996  1997   1998
                                                            ------ ----- ------
   Net income................................ As reported.. $1,146 $ 909 $1,741
                                              Pro forma.... $1,143 $ 904 $1,734
   Basic earnings per share.................. As reported.. $ 2.06 $1.65 $ 3.18
                                              Pro forma.... $ 2.05 $1.64 $ 3.17
   Diluted earnings per share................ As reported.. $ 2.03 $1.63 $ 3.14
                                              Pro forma.... $ 2.03 $1.62 $ 3.13

   The weighted average fair value of options granted during 1996, 1997 and 1998 was $3.80, $5.24 and $3.60, respectively, using the minimum value method for nonpublic entities specified by FAS 123. The assumptions used, by year, are as follows:

                                                            1996   1997   1998
                                                            -----  -----  -----
   Semiannual dividend per share........................... $0.35  $0.35  $0.45
   Risk-free interest rate.................................  6.05%  6.73%  5.56%
   Expected life in years..................................     5      5      5

   Persons earning the right to receive stock options are determined each year by either the Officer Compensation Committee or the Salary Committee of the UPS Board of Directors. Options covering a total of 30 million common shares may be granted during the five-year period ending in 2001 under the UPS 1996 Stock Option Plan. Except in the case of death, disability or retirement, options are exercisable only during a limited period after the expiration of five years from the date of grant but are subject to earlier cancellation or exercise under certain conditions.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   Following is an analysis of options for shares of common stock issued and outstanding:

                                                                    Number of
                                                 Weighted Average     Shares
                                                  Exercise Price  (in thousands)
                                                 ---------------- --------------
   Outstanding at January 1, 1996...............      $19.16          19,333
   Exercised....................................      $15.25          (3,474)
   Granted......................................      $27.00           3,322
   Canceled.....................................      $21.64            (225)
                                                                      ------
   Outstanding at December 31, 1996.............      $21.21          18,956
   Exercised....................................      $16.50          (3,956)
   Granted......................................      $29.75           3,262
   Canceled.....................................      $22.72            (313)
                                                                      ------
   Outstanding at December 31, 1997.............      $23.77          17,949
   Exercised....................................      $18.75          (3,894)
   Granted......................................      $32.00           4,150
   Canceled.....................................      $24.75            (220)
                                                                      ------
   Outstanding at December 31, 1998.............      $26.74          17,985
                                                                      ======

   No options were exercisable at December 31, 1996, 1997 or 1998. The following table summarizes information about stock options outstanding at December 31, 1998:

               Number of             Weighted Average
                 Shares               Remaining Life                Weighted Average
             (in thousands)             (in years)                   Exercise Price
             --------------          ----------------               ----------------
                  3,823                    0.3                           $21.25
                  3,721                    1.3                           $23.75
                  3,154                    2.3                           $27.00
                  3,168                    3.3                           $29.75
                  4,119                    4.3                           $32.00
                 ------
                 17,985                    2.3                           $26.74
                 ======

7. INCOME TAXES

   The provision for income taxes for the years ended December 31 consists of the following (in millions):

                                                                1996 1997  1998
                                                                ---- ---- ------
   Current:
     Federal................................................... $333 $455 $  917
     State.....................................................   71   76    127
                                                                ---- ---- ------
       Total Current...........................................  404  531  1,044
                                                                ---- ---- ------
   Deferred:
     Federal...................................................  324  100    104
     State.....................................................   36   13     13
                                                                ---- ---- ------
       Total Deferred..........................................  360  113    117
                                                                ---- ---- ------
       Total................................................... $764 $644 $1,161
                                                                ==== ==== ======

   Income before income taxes includes losses of international subsidiaries of $160, $70 and $20 million for 1996, 1997 and 1998, respectively.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended December 31 consists of the following:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Statutory federal income tax rate.......................... 35.0% 35.0% 35.0%
   State income taxes (net of federal benefit)................  3.8   3.7   3.1
   Other......................................................  1.2   2.8   1.9
                                                               ----  ----  ----
   Effective income tax rate.................................. 40.0% 41.5% 40.0%
                                                               ====  ====  ====

   Deferred tax liabilities and assets are comprised of the following at December 31 (in millions):

                                                                  1997    1998
                                                                 ------  ------
   Excess of tax over book depreciation......................... $1,727  $1,957
   Pension plans................................................    300     265
   Prepaid health and welfare...................................    131     124
   Leveraged leases.............................................     87      62
   Other........................................................    402     400
                                                                 ------  ------
   Gross deferred tax liabilities...............................  2,647   2,808
                                                                 ------  ------
   Other postretirement benefits................................    377     407
   Loss carryforwards (international)...........................    322     308
   Insurance reserves...........................................     74     104
   Other........................................................    229     229
                                                                 ------  ------
   Gross deferred tax assets....................................  1,002   1,048
   Deferred tax assets valuation allowance......................   (322)   (308)
                                                                 ------  ------
   Net deferred tax assets......................................    680     740
                                                                 ------  ------
   Net deferred tax liability................................... $1,967  $2,068
                                                                 ======  ======

   The valuation allowance decreased $43 million and $14 million during the years ended December 31, 1997 and 1998, respectively.

   UPS has international loss carryforwards of approximately $698 million as of December 31, 1998. Of this amount, $324 million expires in varying amounts through 2008. The remaining $374 million may be carried forward indefinitely. These international loss carryforwards have been fully reserved in the deferred tax assets valuation allowance due to the uncertainty resulting from a lack of previous international taxable income within certain international tax jurisdictions. In addition, a portion of these losses has been deducted on the U.S. tax return, which could affect the amount of any future benefit.

8. DEFERRED TAXES, CREDITS AND OTHER LIABILITIES

   Deferred taxes, credits and other liabilities, as of December 31, consist of the following (in millions):

                                                                   1997   1998
                                                                  ------ ------
   Deferred federal and state income taxes....................... $1,829 $1,954
   Insurance reserves............................................    606    704
   Other credits and noncurrent liabilities......................    498    359
                                                                  ------ ------
                                                                  $2,933 $3,017
                                                                  ====== ======

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

9. OTHER OPERATING EXPENSES

   The major components of other operating expenses for the years ended December 31 are as follows (in millions):

                                                            1996   1997   1998
                                                           ------ ------ ------
  Repairs and maintenance................................. $  823 $  804 $  864
  Depreciation and amortization...........................    964  1,063  1,112
  Purchased transportation................................  1,306  1,374  1,519
  Fuel....................................................    685    736    604
  Other occupancy.........................................    388    395    375
  Other expenses..........................................  2,847  3,099  2,878
                                                           ------ ------ ------
                                                           $7,013 $7,471 $7,352
                                                           ====== ====== ======

10. SEGMENT AND GEOGRAPHIC INFORMATION

   The Company is managed based on two primary segments of operation: package and non-package. Package operations represent the core business of the Company and are broken down into regional levels worldwide. Regional operations managers are responsible for both domestic and export operations within their geographic region with the exception of the U.S., which is further divided between U.S. domestic and U.S. export operations. International package operations include U.S. export operations as a separate geographic region. Non-package operations, which include the UPS Logistics Group, are distinct from package operations and are thus managed and reported separately. Based on the requirements of FAS 131, reportable segments include U.S. domestic package operations, international package operations and non-package operations.

   In evaluating financial performance, management focuses on operating profit as a segment's measure of profit or loss. Operating profit is before interest expense, interest income, other non-operating gains and losses and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies (Note 1), with certain expenses allocated between the segments using activity-based costing methods.

   Segment information as of, and for the years ended December 31, is as follows (in millions):

                                                       1996     1997     1998
                                                      -------  -------  -------
   U.S. Domestic Package:
     Revenue......................................... $18,881  $18,868  $20,650
     Operating profit................................ $ 2,181  $ 1,654  $ 2,899
     Assets.......................................... $ 9,958  $10,985  $11,225
   International Package:
     Revenue......................................... $ 2,989  $ 2,934  $ 3,237
     Operating profit/(loss)......................... $  (281) $   (67) $    56
     Assets.......................................... $ 2,053  $ 2,051  $ 2,325
   Non-Package:
     Revenue......................................... $   498  $   656  $   901
     Operating profit................................ $   129  $   111  $   135
     Assets.......................................... $ 1,861  $ 1,858  $ 1,824
   Consolidated:
     Revenue......................................... $22,368  $22,458  $24,788
     Operating profit................................ $ 2,029  $ 1,698  $ 3,090
     Assets.......................................... $14,954  $15,912  $17,067

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   Non-package operating profit included $129, $111 and $102 million for 1996, 1997 and 1998, respectively, of intersegment profit with a corresponding amount of operating expense included in the U.S. domestic package segment. Consolidated assets include $1.082, $1.018 and $1.693 billion for 1996, 1997 and 1998, respectively, which are not allocated to individual segments.

   Revenue by product type for the years ended December 31, is as follows (in millions):

                                                          1996    1997    1998
                                                         ------- ------- -------
   Letters and packages................................. $21,870 $21,802 $23,887
   Other................................................     498     656     901
                                                         ------- ------- -------
                                                         $22,368 $22,458 $24,788
                                                         ======= ======= =======

   Geographic information as of, and for the years ended December 31, is as follows (in millions):

                                                          1996    1997    1998
                                                         ------- ------- -------
   U.S.:
     Revenue............................................ $20,108 $20,238 $22,252
     Long-lived assets.................................. $ 9,376 $10,063 $ 9,832
   International:
     Revenue............................................ $ 2,260 $ 2,220 $ 2,536
     Long-lived assets.................................. $ 1,323 $ 1,372 $ 1,810
   Consolidated:
     Revenue............................................ $22,368 $22,458 $24,788
     Long-lived assets.................................. $10,699 $11,435 $11,642

   Revenue, for geographic disclosure, is based on the location in which service originates. Long-lived assets include property, plant and equipment, long-term investments and goodwill.

11. MARKETABLE SECURITIES

   The following is a summary of marketable securities at December 31, 1998 (in millions):

                                                  Gross      Gross
                                                Unrealized Unrealized Estimated
                                           Cost   Gains      Losses   Fair Value
                                           ---- ---------- ---------- ----------
   U.S. government securities............. $194    $ 2        $--        $196
   U.S. corporate securities..............  188      2         --         190
   Other debt securities..................    2     --         --           2
                                           ----    ---        ---        ----
     Total debt securities................  384      4         --         388
   Equity securities......................    6     --          5           1
                                           ----    ---        ---        ----
                                           $390    $ 4        $ 5        $389
                                           ====    ===        ===        ====

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   The gross realized gains on sales of marketable securities totaled $6 million, and the gross realized losses totaled $1 million. The net adjustment to unrealized holding losses on marketable securities included in other comprehensive income, and as a separate component of shareowners' equity, totaled $1 million.

   The amortized cost and estimated fair value of marketable securities at December 31, 1998, by contractual maturity, are shown below (in millions). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                      Estimated
                                                                 Cost Fair Value
                                                                 ---- ----------
   Due in one year or less...................................... $ 44    $ 44
   Due after one year through three years.......................   66      67
   Due after three years through five years.....................  156     159
   Due after five years.........................................  118     118
                                                                 ----    ----
                                                                  384     388
   Equity securities............................................    6       1
                                                                 ----    ----
                                                                 $390    $389
                                                                 ====    ====

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

              December 31, 1998 and June 30, 1999 (unaudited)
                (In millions except share and per share amounts)

                                                                        June
                                                          December 31,   30,
                                                              1998      1999
                                                          ------------ -------
                         ASSETS
Current Assets:
  Cash and cash equivalents..............................   $ 1,240    $ 1,778
  Marketable securities..................................       389      1,465
  Accounts receivable....................................     2,713      2,628
  Prepaid employee benefit costs.........................       703        291
  Materials, supplies and other prepaid expenses.........       380        442
                                                            -------    -------
    Total Current Assets.................................     5,425      6,604
Property, Plant and Equipment (including aircraft under
 capitalized lease obligations)--at cost, net of
 accumulated depreciation and amortization of $8,170 in
 1998 and $8,588 in 1999.................................    11,384     11,466
Other Assets.............................................       258        232
                                                            -------    -------
                                                            $17,067    $18,302
                                                            =======    =======
           LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities:
  Commercial paper.......................................   $    --    $   719
  Accounts payable.......................................     1,322      1,282
  Accrued wages and withholdings.........................     1,092      1,232
  Dividends payable......................................       247         --
  Tax assessment.........................................        --      1,672
  Income taxes payable...................................        12        226
  Deferred income taxes..................................       114         94
  Current maturities of long-term debt...................       410        376
  Other current liabilities..............................       520        569
                                                            -------    -------
    Total Current Liabilities............................     3,717      6,170
Long-term Debt (including capitalized lease
 obligations)............................................     2,191      2,138
                                                            -------    -------
Accumulated Postretirement Benefit Obligation, Net.......       969      1,017
                                                            -------    -------
Deferred Taxes, Credits and Other Liabilities............     3,017      2,855
                                                            -------    -------
Shareowners' Equity:
  Preferred stock, no par value, authorized 200,000,000
   shares, none issued...................................        --         --
  Common stock, par value $.10 per share, authorized
   900,000,000 shares, issued 559,000,000................        56         56
  Additional paid-in capital.............................       325        189
  Retained earnings......................................     7,280      6,614
  Accumulated other comprehensive loss...................       (63)      (147)
                                                            -------    -------
                                                              7,598      6,712
                                                            -------    -------
  Treasury stock, at cost (11,605,952 and 12,547,559
   shares in 1998 and 1999)..............................      (425)      (590)
                                                            -------    -------
                                                              7,173      6,122
                                                            -------    -------
                                                            $17,067    $18,302
                                                            =======    =======

           See notes to unaudited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                 STATEMENTS OF CONSOLIDATED INCOME (LOSS)

                  Six Months Ended June 30, 1998 and 1999
                     (In millions except per share amounts)
                                  (unaudited)

                                                            Six Months Ended
                                                                June 30,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
Revenue.................................................... $ 11,966  $ 12,891
                                                            --------  --------
Operating Expenses:
  Compensation and benefits................................    7,002     7,377
  Other....................................................    3,519     3,646
                                                            --------  --------
                                                              10,521    11,023
                                                            --------  --------
Operating Profit...........................................    1,445     1,868
                                                            --------  --------
Other Income and (Expense):
  Investment income........................................       30        70
  Interest expense.........................................     (115)     (105)
  Tax assessment...........................................       --    (1,786)
  Miscellaneous, net.......................................        6       (22)
                                                            --------  --------
                                                                 (79)   (1,843)
                                                            --------  --------
Income Before Income Taxes.................................    1,366        25
Income Taxes...............................................      556       380
                                                            --------  --------
Net Income (Loss).......................................... $    810  $   (355)
                                                            ========  ========
Basic Earnings (Loss) Per Share............................ $   1.49  $  (0.64)
                                                            ========  ========
Diluted Earnings (Loss) Per Share.......................... $   1.47  $  (0.64)
                                                            ========  ========


           See notes to unaudited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                 STATEMENT OF CONSOLIDATED SHAREOWNERS' EQUITY

                      Six Months Ended June 30, 1999

                  (In millions except per share amounts)
                                  (unaudited)

                                                             Accumulated  Treasury Stock,
                          Common Stock  Additional              Other         At Cost             Total
                          -------------  Paid-In   Retained Comprehensive -------------------  Shareowners'
                          Shares Amount  Capital   Earnings     Loss      Shares    Amount        Equity
                          ------ ------ ---------- -------- ------------- -------   ---------  ------------
Balance, January 1,
 1999...................   559    $56     $ 325     $7,280      $ (63)        (12)  $    (425)    $7,173
 Comprehensive loss:
 Net loss...............    --     --        --       (355)        --          --          --       (355)
 Foreign currency
  adjustments...........    --     --        --         --        (81)         --          --        (81)
 Unrealized loss on
  marketable
  securities............    --     --        --         --         (3)         --          --         (3)
                                                                                                  ------
 Comprehensive loss.....                                                                          $ (439)
                                                                                                  ------
 Dividends ($.55 per
  share)................    --     --        --       (311)        --          --          --       (311)
 Gain on issuance of
  treasury stock........    --     --         5         --         --          --          --          5
 Stock award plans......    --     --      (141)        --         --          10         406        265
 Treasury stock
  purchases.............    --     --        --         --         --         (25)     (1,140)    (1,140)
 Treasury stock
  issuances.............    --     --        --         --         --          14         569        569
                           ---    ---     -----     ------      -----      ------   ---------     ------
Balance, June 30, 1999..   559    $56     $ 189     $6,614      $(147)        (13)  $    (590)    $6,122
                           ===    ===     =====     ======      =====      ======   =========     ======

          See notes to unaudited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                  Six Months Ended June 30, 1998 and 1999
                                 (In millions)
                                  (unaudited)

                                                                1998    1999
                                                               ------  -------
Cash flows from operating activities:
 Net income (loss)............................................ $  810  $  (355)
 Adjustments to reconcile net income (loss) to net cash from operating activities:
  Depreciation and amortization...............................    547      563
  Postretirement benefits.....................................     50       48
  Deferred taxes, credits, and other..........................     (1)      38
  Stock award plans...........................................     --      (95)
  Changes in assets and liabilities:
   Accounts receivable........................................     58       85
   Prepaid employee benefit costs.............................     69      412
   Materials, supplies and other prepaid expenses.............    (62)     (62)
   Accounts payable...........................................   (113)     (40)
   Accrued wages and withholdings.............................     74      140
   Dividends payable..........................................   (191)    (247)
   Tax assessment.............................................     --    1,442
   Income taxes payable.......................................    (73)     214
   Other current liabilities..................................    110       49
                                                               ------  -------
    Net cash from operating activities........................  1,278    2,192
                                                               ------  -------
Cash flows from investing activities:
 Capital expenditures.........................................   (504)    (597)
 Disposals of property, plant and equipment...................    120       50
 Purchases of marketable securities...........................     --   (1,753)
 Sales and maturities of marketable securities................     --      674
 Construction funds in escrow.................................     --     (140)
 Other asset receipts.........................................     82       17
                                                               ------  -------
    Net cash used in investing activities.....................   (302)  (1,749)
                                                               ------  -------
Cash flows from financing activities:
 Proceeds from borrowings.....................................    166      999
 Repayments of borrowings.....................................   (173)    (367)
 Purchases of treasury stock..................................   (418)  (1,140)
 Issuances of treasury stock pursuant to stock awards and
  employee stock purchase plans...............................    340      975
 Dividends....................................................   (219)    (311)
 Other transactions...........................................    (17)     (41)
                                                               ------  -------
    Net cash from (used in) financing activities..............   (321)     115
                                                               ------  -------
Effect of exchange rate changes on cash.......................    (12)     (20)
                                                               ------  -------
Net increase in cash and cash equivalents.....................    643      538
Cash and cash equivalents:
 Beginning of period..........................................    460    1,240
                                                               ------  -------
 End of period................................................ $1,103  $ 1,778
                                                               ======  =======
Cash paid during the period for:
 Interest (net of amount capitalized)......................... $  205  $    85
                                                               ======  =======
 Income taxes................................................. $  560  $   423
                                                               ======  =======

           See notes to unaudited consolidated financial statements.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

   1. For interim consolidated financial statement purposes, we compute our tax provision on the basis of our estimated annual effective income tax rate, and provide for accruals under our various employee benefit plans for each three month period based on one quarter of the estimated annual expense.

   In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs to develop or obtain computer software for internal use be capitalized. We adopted the new standard on January 1, 1999. Prior to adoption of SOP 98-1, we expensed all internal use software costs as incurred. The effect of adopting the SOP was to decrease the net loss for the six months ended June 30, 1999 by $35 million or $.06 per share on a basic and diluted basis.

   2. In our opinion, the accompanying interim, unaudited, consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1999, the results of operations for the six months ended June 30, 1998 and 1999, and cash flows for the six months ended June 30, 1998 and 1999.

   3. The following table sets forth the computation of basic and diluted earnings (loss) per share (in millions except per share amounts):

                                                                  1998   1999
                                                                  ----- ------
Numerator:
  Numerator for basic and diluted earnings (loss) per share--net income (loss)................................................. $ 810 $ (355)
                                                                  ===== ======
Denominator:
  Weighted-average shares--denominator for basic earnings (loss)
   per share.....................................................   545    557
Effect of dilutive securities:
  Contingent shares--Managers Incentive Plan.....................     5     --
  Stock option plans.............................................     2     --
                                                                  ----- ------
Denominator for diluted earnings (loss) per share................   552    557
                                                                  ===== ======
Basic earnings (loss) per share.................................. $1.49 $(0.64)
                                                                  ===== ======
Diluted earnings (loss) per share................................ $1.47 $(0.64)
                                                                  ===== ======


   4. On August 9, 1999 the U.S. Tax Court issued an opinion unfavorable to UPS regarding a Notice of Deficiency asserting that we are liable for additional tax for the 1983 and 1984 tax years. The Court held that we are liable for tax on income of Overseas Partners Ltd., a Bermuda company, which has reinsured excess value package insurance purchased by our customers beginning in 1984. The Court held that for the 1984 tax year we are liable for taxes of $31 million on income reported by OPL, additions to tax of $93 million and interest for a total after-tax exposure we estimate at approximately $246 million.

   In addition, during the first quarter of 1999, the IRS issued two Notices of Deficiency asserting that we are liable for additional tax for the 1985 through 1987 tax years, and the 1988 through 1990 tax years. The primary assertions by the IRS relate to the reinsurance of excess value package insurance, the issue raised for the 1984 tax year. The IRS has based its assertions on the same theories included in the 1983-1984 Notice of Deficiency.

   We anticipate that the IRS will take similar positions for tax years subsequent to 1990. Based on the Tax Court opinion, we currently estimate that our total after-tax exposure for the tax years 1984 through 1999 could be as high as $2.353 billion. We are in the process of analyzing our position in light of the Tax Court opinion and are evaluating our options, including appeal of the Tax Court decision, continuance of the litigation or negotiation of a settlement.

         UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   In our second quarter 1999 financial statements, we have recorded a tax assessment charge of $1.786 billion, which includes an amount for related state tax liabilities. The charge includes taxes of $915 million and interest of $871 million. This assessment resulted in a tax benefit of $344 million related to the interest component of the assessment. As a result, our net charge to net income for the tax assessment was $1.442 billion, increasing our total after-tax reserve with respect to these matters to $1.672 billion. The tax benefit of deductible interest is included in income taxes; however, since none of the income on which this tax assessment is based is our income, we have not classified the tax charge as income taxes.

   We determined the size of our reserve with respect to these matters in accordance with generally accepted accounting principles based on our estimate of our most likely liability. In making this determination, we concluded that it was more likely that we would be required to pay taxes on income reported by OPL and interest, but that it was not probable that we would be required to pay any additions to tax. If additions to tax ultimately are determined to be payable, we would have to record an additional charge of up to $681 million.



   We have sufficient cash, cash equivalents and marketable securities on hand to deposit with the IRS, if we choose to do so, the full amount necessary to satisfy our total estimated maximum after-tax exposure for these tax matters, without affecting our ability to meet our foreseeable operating expenses and budgeted capital expenditures.

   We are in the process of implementing a new arrangement for providing excess value package insurance for our customers through UPS subsidiaries. This new arrangement will result in including in our non-package operating segment the net operations of the excess value package insurance program offered to our customers. This revised arrangement, once in place, should eliminate for future periods the issues considered by the Tax Court in the Notices of Deficiency relating to OPL.


   The IRS has also raised a number of unrelated issues regarding the timing of deductions, the characterization of expenses as capital rather than ordinary and our entitlement to the Investment Tax Credit and the Research Tax Credit in the 1985 through 1990 tax years. These issues total $88 million in tax for the 1985 through 1987 tax years and $245 million in tax for the 1988 through 1990 tax years. Additions to tax and interest are in addition to these amounts. The IRS may take similar positions for periods subsequent to 1990. The majority of these adjustments capitalize items for which depreciation deductions would be allowed in future years, and we believe their eventual resolution will not result in a material adverse effect on our financial condition, results of operations or liquidity.

   We are a defendant in various employment-related lawsuits. In one of these actions, which alleges employment discrimination by UPS, class action status has been granted, and the United States Equal Employment Opportunity Commission has been granted the right to intervene. We are also a defendant in various other lawsuits that arose in the normal course of business. In our opinion, none of these cases is expected to have a material adverse effect upon our financial condition, results of operations or liquidity.

   5. We report our operations in three segments: U.S. domestic package operations, international package operations and non-package operations. Package operations represent our core business and are divided into regional operations around the world. Regional operations managers are responsible for both domestic and export operations within their geographic region. International package operations include shipments wholly outside the U.S. as well as shipments with either origin or distribution outside the U.S. Non-package operations, including logistics, are distinct from package operations.

            UNITED PARCEL SERVICE OF AMERICA, INC. AND SUBSIDIARIES

   Segment information for the six months ended June 30, is as follows (in millions):

                                                                   Six Months
                                                                      Ended
                                                                    June 30,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
Revenue:
  U.S. domestic package......................................... $ 9,982 $10,665
  International package.........................................   1,560   1,700
  Non-package...................................................     424     526
                                                                 ------- -------
   Consolidated................................................. $11,966 $12,891
                                                                 ======= =======
Operating profit:
  U.S. domestic package......................................... $ 1,341 $ 1,643
  International package.........................................      34     109
  Non-package...................................................      70      58
  Corporate.....................................................      --      58
                                                                 ------- -------
   Consolidated................................................. $ 1,445 $ 1,868
                                                                 ======= =======

   Non-package operating profit included $53 and $58 million for the six months ended June 30, 1998 and 1999, respectively, of intersegment profit with a corresponding amount of operating expense included in the U.S. domestic package segment. Consolidated operating profit for the six months ended June 30, 1999 included $58 million of capitalized software costs that were not allocated to individual segments.

   6. Certain prior period amounts have been reclassified to conform to the current period presentation.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareowner
United Parcel Service, Inc.
Atlanta, Georgia

   We have audited the accompanying balance sheet of United Parcel Service, Inc. as of July 19, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

   In our opinion, such balance sheet presents fairly, in all material respects, the financial position of United Parcel Service, Inc. at July 19, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
July 20, 1999

                          UNITED PARCEL SERVICE, INC.

                                 BALANCE SHEET
                                 July 19, 1999

ASSETS--Cash.............................................................. $100
                                                                           ====
SHAREOWNER'S EQUITY--Common stock subscribed.............................. $100
                                                                           ====

                            NOTES TO BALANCE SHEET

   1. ORGANIZATION AND PURPOSE--United Parcel Service, Inc. (the "Company") was incorporated in Delaware on July 15, 1999 to become a wholly-owned subsidiary of United Parcel Service of America, Inc. ("UPS"). Subject to the approval of the shareowners of UPS, a wholly-owned subsidiary of the Company will merge with UPS, and all of the outstanding common stock of UPS will be exchanged for new Class A common stock of the Company.

   2. SHAREOWNER'S EQUITY--The Company is authorized to issue 1,000 shares of $.01 par value common stock. UPS has subscribed for 100 shares in exchange for $100.

                                                                        ANNEX A

                                 FORM OF
                         AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER is dated as of September   , 1999 (this
"Agreement") among United Parcel Service of America, Inc. ("UPS"), United Parcel Service, Inc. ("New UPS") and UPS Merger Subsidiary, Inc. ("UPS MergerSub"), each a Delaware corporation.

                                   RECITALS

   A. UPS is a corporation duly organized and existing under the laws of the State of Delaware. New UPS is a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of UPS. UPS MergerSub is a corporation duly organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of New UPS.

   B. The respective boards of directors of UPS, New UPS and UPS MergerSub have determined that it is advisable and in the best interests of each corporation that UPS MergerSub merge with and into UPS (the "Merger") upon the terms and subject to the conditions of this Agreement. As a result of the Merger, UPS will become a wholly owned subsidiary of New UPS and the separate existence of UPS MergerSub will cease.

   C. The respective boards of directors of UPS, New UPS and UPS MergerSub have been duly advised of the terms and conditions of the Merger and, by resolutions duly adopted, have authorized, approved and adopted this Agreement. The stockholders of UPS will approve and adopt this Agreement at a
special meeting of stockholders on October   , 1999. The stockholder of
MergerSub will approve and adopt this Agreement by written consent without a meeting.

   D. The parties intend by this Agreement to effect a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended.

   NOW, THEREFORE, UPS, New UPS and UPS MergerSub hereby agree as follows.

                                   ARTICLE I
                                  THE MERGER

   Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), UPS MergerSub will merge with and into UPS upon the Effective Time, as defined in this Agreement. UPS will be the surviving corporation in the Merger (the "Surviving Corporation"). Upon the Effective Time, the separate existence of UPS MergerSub will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of UPS MergerSub, and will be subject to all of the debts and liabilities of UPS MergerSub, as provided for in Section 259 of the DGCL. On and after the Effective Time, the Surviving Corporation will carry on its business with the assets of UPS MergerSub, as well as with the assets of the Surviving Corporation.

   Section 1.02 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article II, the Merger will be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the Merger becomes effective is called the "Effective Time".

   Section 1.03 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of UPS in effect at the Effective Time will be the Certificate of Incorporation and By-Laws of the Surviving Corporation and will remain in effect until changed or amended as provided therein or by applicable law. The name of the Surviving Corporation will be United Parcel Service of America, Inc.

   Section 1.04 Directors and Officers. The directors and officers of UPS immediately before the Effective Time will continue as the directors and officers of the Surviving Corporation from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

   Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of UPS:

  (a) Each share of common stock, par value $0.10 per share, of UPS issued and outstanding immediately before the Effective Time will convert into
      the right to receive     shares of validly issued, fully paid and
      nonassessable class A-1 common stock, par value $.01 per share, of New
      UPS;     shares of validly issued, fully paid and nonassessable class
      A-2 common stock, par value $.01 per share, of New UPS; and     shares
      of validly issued, fully paid and nonassessable class A-3 common stock, par value $.01 per share, of New UPS. As of the Effective Time, all such shares of UPS common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of UPS common stock will cease to have any rights with respect thereto, except the right to receive the shares of class A-1 common stock, class A-2 common stock and class A-3 common stock of New UPS to be issued in consideration therefor upon surrender of such certificate.

  (b) Each share of UPS MergerSub common stock outstanding immediately before the Effective Time will convert into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  (c) Each option or other right to purchase or otherwise acquire shares of UPS common stock pursuant to UPS's stock option or other stock-based plans granted and outstanding immediately before the Effective Time, by virtue of the Merger and without any action on the part of the holder of the option or right, will convert into and become a right to purchase or otherwise acquire the number of shares of New UPS's class A-1, class A-2 and class A-3 common stock that the holder would have been entitled to receive if the holder had exercised the option or right to purchase in full immediately before the Effective Time. After the Effective Time, the exercise price of each such option or right will be the exercise price of that option or right immediately before the Effective Time, divided by the number of shares of class A common stock subject to the option or right as determined by this Section 1.06(c). The parties will take all action necessary to implement the provisions of this Section 1.06(c), including, if necessary, to amend any agreement or plan providing an option or other right to acquire shares of UPS common stock, to ensure that after giving effect to the foregoing no such option or right will be exercisable for UPS common stock following the Effective Time.

                                  ARTICLE II
                   CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 2.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  (a) more than 50% of the outstanding shares of UPS common stock entitled to vote have voted to adopt this Agreement;

  (b) New UPS simultaneously has consummated an initial public offering of shares of its class B common stock;

  (c) no statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger; and

  (d) all approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained.

                                  ARTICLE III
                        COVENANT TO CONTRIBUTE CAPITAL

   Upon the Effective Time, each issued and outstanding share of common stock of New UPS that is owned by UPS immediately prior to the Effective Time will be returned to New UPS as a contribution to capital.

                                  ARTICLE IV
                                 MISCELLANEOUS

   Section 4.01 Amendment; Waiver. At any time before the Effective Time, UPS and UPS MergerSub may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.

   Section 4.02 Entire Agreement; Assignment. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

   Section 4.03 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

   Section 4.04 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 4.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 4.06 Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of UPS or UPS MergerSub.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

                                       UNITED PARCEL SERVICE OF AMERICA,
                                       INC.,

                                       a Delaware corporation

                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                       UNITED PARCEL SERVICE, INC.,

                                       a Delaware corporation

                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                       UPS MERGER SUBSIDIARY, INC.,

                                       a Delaware corporation

                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                                                        ANNEX B

                                    FORM OF
                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          UNITED PARCEL SERVICE, INC.
                  (ORIGINALLY INCORPORATED ON JULY 15, 1999)

   United Parcel Service, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

   FIRST: The name of the Corporation is United Parcel Service, Inc.

   SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at this address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

   FOURTH: (a) The total number of shares of stock that the Corporation has
authority to issue is           , of which:

    (i) shares shall be shares of Class A-1 Common Stock, par value $.01 per share (the "Class A-1 Common Stock");

    (ii) shares shall be shares of Class A-2 Common Stock, par value $.01 per share (the "Class A-2 Common Stock");

    (iii) shares shall be shares of Class A-3 Common Stock, par value $.01 per share (the "Class A-3 Common Stock");

    (iv) shares shall be shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and

    (v) shares shall be shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

The Class A-1 Common Stock, the Class A-2 Common Stock, the Class A-3 Common Stock and the Class B Common Stock are referred to collectively as the "Common Stock".

   (b) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision hereinafter enacted.

   (c) The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the classes of Common Stock:

    (1) Except as otherwise set forth in this Article Fourth, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

    (2) Subject to the rights of the holders of Preferred Stock, holders of each class of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common
         Stock: (i) only shares of Class A-1 Common Stock shall be paid or distributed with respect to Class A-1 Common Stock; (ii) only shares of Class A-2 Common Stock shall be paid or distributed with respect to Class A-2 Common Stock; (iii) only shares of Class A-3 Common Stock shall be paid or distributed with respect to Class A-3 Common Stock; and (iv) only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock, except that Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may be reclassified as a single class
         of common stock at any time after 540 days after           without
         any reclassification of Class B Common Stock.

    (3)(A) At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders: (i) every holder of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock shall be entitled to ten votes in person or by proxy for each share of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock registered in his or her name on the transfer books of the Corporation; and (ii) every holder of Class B Common Stock shall be entitled to one vote in person or by proxy for each share of Class B Common Stock registered in his or her name on the transfer books of the Corporation. Except as otherwise required by law or by this Article Fourth, the holders of each class of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of stockholders of the Corporation.

    (B) Except as otherwise provided by law, the provisions of this Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the approval of the holders of a majority of the votes entitled to be cast by the holders of each class of Common Stock, voting together as a single class; provided, however, that any proposal to modify, revise, alter or amend this Restated Certificate of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of any class of Common Stock so as to affect them adversely also will require the approval of the holders of a majority of the votes entitled to be cast by the holders of the shares of the class so affected by the proposed amendment, voting separately as a class. An increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock, shall be deemed not to affect adversely the powers, preferences or special rights of the shares of any class of Common Stock.

    (4) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of shares of Common Stock. For purposes of this paragraph (c)(4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

    (5) In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of

       Common Stock of any class shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other class of Common Stock.

    (6) Each record holder of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock may convert any or all of those shares into an equal number of shares of Class B Common Stock; provided, however, that: (i) no share of Class A-1 Common Stock may be converted into a share of Class B Common Stock before 180 days
        after              ; (ii) no share of Class A-2 Common Stock may be
        converted into a share of Class B Common Stock before 360 days after
                      ; and (iii) no share of Class A-3 Common Stock may be converted into a share of Class B Common Stock before 540 days after
                      . A record holder of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock may effect a voluntary conversion of any or all of those shares in accordance with this paragraph (c)(6) by surrendering the certificates for the number of shares to be converted, accompanied by any required tax transfer stamps and by a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue such shares of Class B Common Stock to persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender. Shares of Class B Common Stock may not be converted into shares of Class A-1 Common Stock, Class A-2 Common Stock or
        Class A-3 Common Stock.

    (7) Shares of Class A-1 Common Stock may not be transferred to anyone other than a permitted transferee prior to 180 days after
                             . Shares of Class A-2 Common Stock may not be transferred to anyone other than a permitted transferee prior to 360
        days after                    . Shares of Class A-3 Common Stock may
        not be transferred to anyone other than a permitted transferee prior
        to 540 days after                       . For purposes of this
        paragraph (c)(7), the terms "transferred" and "permitted transferee" have the meanings set forth in paragraph (c)(17). Except as provided in this paragraph (c)(7), any purported transfer of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock prior to the applicable date referred to in this paragraph (c)(7) shall be void. Shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may be transferred to a permitted transferee prior to the applicable date referred to in this paragraph (c)(7), and such permitted transferee will take such shares subject to the provisions of this paragraph (c)(7).

    (8) Each share of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall automatically convert into one share of Class B Common Stock upon the transfer of that share if (i) the transfer is permitted by paragraph (c)(7) of this Article Fourth and
        (ii) after the transfer, the share is not owned by a permitted transferee. For purposes of this paragraph (c)(8), the term "permitted transferee" has the meaning set forth in paragraph
        (c)(17).

    (9) Each share of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall automatically convert into one share of Class B Common Stock if at any time the outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock
        constitute less than    % of the total voting power of all shares of
        Common Stock and Preferred Stock then outstanding. The Corporation shall provide notice of any automatic conversion of all outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock pursuant to this paragraph (c)(9) to holders of record as soon as practicable following the conversion by first-class mail, postage-prepaid, to each holder of record of the Common Stock, at the holder's address as it appears on the transfer books of the Corporation. No failure to give notice nor any defect in the notice will affect the validity of the automatic conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock. Each notice shall state, as appropriate: (i) the automatic conversion date; (ii) that all outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock are automatically converted; (iii) the place or places where certificates are to be surrendered for conversion; and (iv) that no dividends shall be declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock converted after the conversion date. Immediately upon conversion, the rights of the holders of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock as such shall cease and these holders shall be treated for all purposes as having become the record owners of the shares of Class B Common Stock issuable upon the conversion; provided, however, that such holders shall be entitled to receive when paid any dividends declared on the Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock as of a record date preceding the time of the conversion and unpaid as of the time of the conversion.

    (10) Shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall be transferred on the books of the Corporation, and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, only if the certificate when so presented is accompanied by an affidavit from the record holder stating that the certificate is being presented to effect a transfer of the shares to a permitted transferee. The affidavit of a record holder furnished pursuant to this paragraph (c)(10) shall be verified as of a date not earlier than five days prior to the date of delivery of the affidavit, and, where the record holder is a corporation or partnership, shall be verified by an officer of the corporation or by a general partner of the partnership, as the case may be.

    (11) Any person (other than a permitted transferee) who takes shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock in a transfer that complies with the provisions of this paragraph (c) may treat the endorsement on the certificate representing such shares, or the instrument of transfer accompanying such shares, as authorizing such person on behalf of the transferor to convert the shares in the manner provided in paragraph (c)(8) for the purpose of registering the transfer to such person of the shares of Class B Common Stock issuable upon conversion, and to give on behalf of the transferor the written notice of conversion above required, and may convert such shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock accordingly.

    (12) Every certificate for shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall bear a legend on its face reading as follows:

         "The shares of Common Stock represented by this certificate may not be transferred (which term includes, without limitation, the entering into of a swap or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a transfer that does not meet the qualifications set forth in paragraphs (c)(7) and (c)(8) of Article Fourth of the Restated Certificate of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications prescribed by paragraphs (c)(7) and (c)(8) of Article Fourth is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate, but the record holder of this certificate may at any time (except as provided in paragraph (c)(6) of Article Fourth) convert the shares of Common Stock represented by this certificate into the same number of shares of Class B Common Stock for purposes of effecting the sale or other disposition of the shares of Class B Common Stock to any person. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."

    (13) Upon any conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock into shares of Class B Common Stock pursuant to the provisions of paragraph

       (c)(6), any dividend, for which the record date or payment date is subsequent to the conversion, that has been declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class B Common Stock into or for which the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock are so converted, and any such dividend that is declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock payable in shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class B Common Stock.

    (14) The Corporation shall not reissue or resell any shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock that have been converted into shares of Class B Common Stock.

    (15) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class B Common Stock, at least the number of shares of Class B Common Stock that would become issuable upon the conversion of all shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock then outstanding.

    (16) In connection with any transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this paragraph (c), or in connection with the making of any determination referred to in this paragraph (c), neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

    (17) For purposes of this Article Fourth, the following terms have the following meanings:

      (i) A "permitted transferee" means:

            (A) the transferor's spouse or child, provided that (1) the
                transferor was a holder on             of the shares being
                transferred and the transfer occurs within 540 days of such date; or (2) the transferor is an employee of the corporation or one of its subsidiaries;

            (B) a trust for the sole benefit of the transferor or the
                transferor's spouse or child provided that (1) the transferor
                was a holder on             of the shares being transferred
                and the transfer occurs within 540 days of such date; or (2) the transferor is an employee of the corporation or one of its subsidiaries;

            (C) an individual retirement account that receives shares of Class
                A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock directly from any employee benefit plan sponsored by the Corporation or any of its subsidiaries, from any distributee of such employee benefit plan or from another individual retirement account for the benefit of such distributee;

            (D) the beneficial owner of an individual retirement account that receives such shares from such individual retirement account;
                and

            (E) the estate of a deceased holder of shares provided that (1)
                the deceased holder was a holder on             of the shares
                being transferred and the transfer occurs within 18 months of such date; or (2) the deceased was an employee of the corporation or one of its subsidiaries on the date of death and such transfer was pursuant to the deceased holder's will or the laws of distribution;

            (F) the beneficiary of an estate referred to in clause (E) above, provided that such beneficiary is the spouse or child of the deceased or a trust for the sole benefit of such spouse or child;

            (G) an employee benefit plan sponsored by the Corporation or any of its subsidiaries;

             (H) a bank or trust company in connection with a pledge of shares
                 by a person who either was a holder on        , 1999 of the
                 shares being pledged and such pledge is made within 540 days of such date or was an employee of the Corporation or one if its subsidiaries on the date of the pledge of such shares as bona fide collateral for a loan to such person provided such lending institution agrees in writing to immediately sell such shares to the Corporation in the event such lending institution forecloses on such shares;

             (I) a charitable organization that agrees in writing to sell such shares to the Corporation immediately following the transfer;

             (J) the Corporation or any of its subsidiaries; and

             (K) any distributee that receives such shares from any employee benefit plan sponsored by the Corporation or any of its subsidiaries pursuant to the terms of such plan.

      (ii) A "transfer" (and the related term "transferred") means any sale, pledge, gift, assignment or other transfer of any ownership or voting interest in any share of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock, including:

             (A) any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (1) any shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock; (2) any securities convertible into or exercisable or exchangeable for Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock; or
                 (3) any shares of Class B Common Stock into which the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock are convertible; or

             (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock or any shares of Class B Common Stock into which the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock are convertible;

      whether any transaction described in clause (A) or (B) above is to be settled by delivery of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock, Class B Common Stock or other securities, in cash or otherwise.

   (d) All rights to vote and all voting power shall be vested exclusively in the holders of Common Stock, except as otherwise expressly provided by the Board of Directors in connection with the issuance of any shares of Preferred Stock pursuant to Article Fifth of this Restated Certificate of Incorporation or as otherwise expressly required by the law of the State of Delaware. At every meeting of stockholders duly called and held at which a quorum is present (i) in all matters other than the election of directors, a majority of the votes that could be cast at the meeting upon a given question and (ii) in the case of the election of directors, a plurality of the votes that could be cast at the meeting upon the election, by the holders who are present in person or by proxy, shall be necessary, in addition to any vote or other action that may be expressly required by the provisions of this Restated Certificate of Incorporation or by the law of the State of Delaware, to decide the question or election.

   FIFTH: The Board of Directors shall have authority to issue shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series. In connection with the creation of any such series, the Board of Directors shall have authority to fix by the resolution or resolutions providing for the issue of shares thereof the designations, voting powers, preferences and relative participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

   SIXTH: The number of directors of the Corporation constituting the whole Board shall be fixed in the manner provided in the by-laws. The election of directors need not be by ballot unless the by-laws so require.

   SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the by-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation of the Corporation.

   EIGHTH: No holder of stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation, or any right of subscription therefor, other than such rights, if any, as the Board of Directors in its discretion may from time to time determine.

   NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Ninth shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

   TENTH: Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, any amendment to or deletion of this Article Tenth shall require the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

   ELEVENTH: (a) So long as any person (as defined in this Article Eleventh) is the beneficial owner (as defined in this Article Eleventh) of more than 25% of the voting power, determined without giving effect to the provisions of this Article Eleventh, of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), the record holders of such shares so beneficially owned by such person (hereinafter a "Substantial Stockholder") shall have limited voting rights on any matter requiring their vote or consent as set forth in this Article Eleventh; provided, however, that the voting restrictions of this Article Eleventh shall not apply to any employee benefit plan of the Corporation or any Subsidiary, any person holding Voting Stock for or pursuant to the terms of such plan or to any person who is a fiduciary, participant, beneficiary or alternate payee under the terms of such plan, and such plan or person shall not be deemed to be a Substantial Stockholder as defined herein with respect to such shares held pursuant to such plan. With respect to each vote in excess of 25% of the voting power of the then outstanding shares of Voting Stock which such record holders would be entitled to cast without giving effect to this Article Eleventh, the record holders in the aggregate shall be entitled to cast only 1/100 of a vote and the aggregate voting power of such record holders, so limited, for all shares of Voting Stock beneficially owned by the Substantial Stockholder shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of Voting Stock beneficially owned by the Substantial Stockholder by a fraction whose numerator is the number of votes represented by the shares of Voting Stock owned of record by such record holder (and which are beneficially owned by the Substantial Stockholder) and whose denominator is the total number of votes represented by the shares of Voting Stock beneficially owned by the Substantial Stockholder, in each case before giving effect to the limitation on voting power provided by this Article. A person who is a record holder of shares of Voting Stock that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Article Eleventh by virtue of such shares being so beneficially owned by any of such persons.

   (b) The Board of Directors shall have the power to construe and apply the provisions of this Article Eleventh and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Voting Stock beneficially owned by any person, (ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of this Article Eleventh to the given facts or (v) any other matter relating to the applicability or effect of this Article Eleventh.

   (c) The Board of Directors shall have the right to demand that any person who after reasonable inquiry is believed to be a Substantial Stockholder supply the Corporation with complete information as to (i) the record holder(s) of all shares beneficially owned by such person who is so believed to be a Substantial Stockholder, (ii) the number of, and class or series of, shares beneficially owned by such person who is so believed to be a Substantial Stockholder and held of record by each record holder and the number(s) of the stock certificate(s) evidencing such shares and (iii) any other factual matter relating to the applicability or effect of this Article Eleventh, as may reasonably be requested of such person. Such person shall furnish such information within ten days after the receipt of such demand. If the Board of Directors reasonably believes the shares of Voting Stock held of record by any person or represented by a proxy holder are beneficially owned by a Substantial Stockholder, it may demand that the record holder of such shares, or the proxy holder thereof, provide to the Corporation a list of (i) names and addresses of the beneficial owners of all shares of Voting Stock held by such record holder or represented by such proxy holder; (ii) the number of, and class or series of, shares of Voting Stock held by such record holder or represented by such record holder or represented by such proxy holder on behalf of each beneficial owner and (iii) any other factual matter relating to the applicability or effect of this Article Eleventh. Such record holder or proxy holder shall furnish such information within ten days (or such longer period as is required by law or regulation) after the receipt of such demand; provided, however, that any such request shall be made in accordance with the requirements of applicable law and regulation. If as of the date of any stockholder vote or consent, a demand made pursuant to this paragraph has not been timely responded to, the Corporation, to the extent permitted by law, shall treat such votes as are reasonably believed by the Board of Directors to have been cast with respect to the shares of Voting Stock beneficially owned by a Substantial Stockholder as subject to the limitation provided by this Article Eleventh.

   (d) Except as otherwise provided by law or expressly provided in this paragraph (d), the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if applicable, to the provisions of this Article Eleventh) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Restated Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for the purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

   (e) Any construction, application or determination made by the Board of Directors pursuant to this Article Eleventh in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders including any Substantial Stockholder.

   (f) Nothing contained in this Article Eleventh shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

   (g) Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Restated Certificate of Incorporation or any resolution of the Board of Directors referred to in Article Fifth, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of paragraph (a) of this Article Eleventh), voting together as a single class, shall be required to alter, amend or repeal this Article Eleventh.

   (h) In the event any provision (or portion thereof) of this Article Eleventh shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article Eleventh shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article Eleventh remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including any Substantial Stockholder, notwithstanding any such finding.

    (i) For the purposes of this Article Eleventh:

    (1) A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

    (2) Except as expressly provided by this Article Eleventh, a person shall be a "beneficial owner" of all of the outstanding shares of Voting Stock, other than shares held in the Corporation's treasury:

      (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

      (ii) which such person or any of its Affiliates or Associates has
           (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); and

      (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

    Notwithstanding the foregoing: (x) no director, officer or employee of the Corporation or any Subsidiary (nor any Affiliate or Associate of any such director, officer or employee) shall, solely by reason of his capacity as such or by reason of the Board of Director's determination to oppose any proxy solicitation or any other offer or attempt to cause a change in control of the Corporation or the public disclosure of such determination by the Board of Directors, be deemed, for any purpose hereof, to be the beneficial owner of any Voting Stock beneficially owned by any other director, officer or employee (or any Affiliate or Associate thereof); (y) no director, trustee or officer of The Annie E. Casey Foundation, Inc. or any corporate successor thereto (the "Foundation") shall be deemed for any purpose hereof to be the beneficial owner of shares of Voting Stock beneficially owned by the Foundation, nor shall the Foundation be deemed for any purposes hereof to be the beneficial owner of any Voting Stock beneficially owned by its directors, trustees or officers; and (z) in the case of any employee stock ownership or similar employee benefit plan of the Corporation or of any Subsidiary, no such plan nor any trustee or any member of an administrative committee or other representative with respect thereto (nor any Affiliate or Associate of such trustee or other representative), solely by reason of such capacity of such trustee or other representative shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

    (3) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect
        on          , 1999.

    (4) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

   TWELFTH: Subject to the provisions hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    *  *  *

   IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law,
has been executed by a duly authorized officer on this      day of
             , 1999.

                                          UNITED PARCEL SERVICE, INC.

                                          By:
                                             ---------------------------
                                             James P. Kelly
                                             Chairman and Chief Executive
                                             Officer

                                                                        Annex C
                                    Form of
                          United Parcel Service, Inc.
                          Incentive Compensation Plan

Article 1. Establishment, Objectives, and Duration

   1.1. Establishment of the Plan. United Parcel Service, Inc. ("UPS"), a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "United Parcel Service, Inc. Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, and Management Incentive Awards.

   Subject to approval by the Company's stockholders, the Plan shall become effective as of the Effective Date and shall remain in effect as provided in
Section 1.3 hereof.

   1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company's goals and which link the compensation of Participants to the value of the Company's Stock and thereby align the interests of Participants more closely with those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

   The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

   1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 2.14 hereof, and shall remain in effect, subject to the right of the Committee of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

Article 2. Definitions

   Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

  2.1. "Affiliate" means any corporation, partnership, joint venture or other entity in which the Company either directly or indirectly controls at least 25% of the voting interest or owns 25% or more of the value or capital interest of such entity.

  2.2. "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, or Management Incentive Awards.

  2.3. "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

  2.4. "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

  2.5. "Board" or "Board of Directors" means the Board of Directors of the Company.

  2.6. "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

    (a) The approval by the shareholders of UPS of a reorganization, merger, share exchange or consolidation, in each case, where persons who were shareholders of UPS immediately prior to such reorganization, merger, share exchange or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company's then outstanding securities entitled to vote generally in the election of directors; or a liquidation or dissolution of UPS or the sale of substantially all of UPS' assets; or

    (b) Individuals who, as of the effective date of this Plan, constitute the Board of Directors (the "Incumbent Board") and who cease for any reason to constitute at least an 80% majority of the Board of Directors, provided that any person becoming a director subsequent to the effective date whose election, or nomination for election by UPS' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of UPS, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board; or

    (c) A change (other than due to Retirement) of 50% or more of the executive officers of UPS at the level of Senior Vice President and above within a consecutive 12 month period.

  2.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  2.8. "Committee" means the Compensation Committee of the Board.

  2.9. "Common Stock" means shares of Class A and Class B common stock of the Company.

  2.10. "Company" means UPS, a Delaware corporation.

  2.11. "Covered Employee" means a Participant, employed by the Company or a Subsidiary, who, as of the date an award is treated as compensation for purposes of Code (S)162(m), is a "covered employee," as defined in the regulations promulgated under Code (S)162(m), or any successor statute.

  2.12. "Director" means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

  2.13. "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Committee.

  2.14. "Effective Date" shall mean        , 1999.

  2.15 "Employee" means any employee of the Company or its Subsidiaries or Affiliates. Under no circumstances shall an individual who performs services for the Company or its Subsidiaries or Affiliates, but who is not classified on the payroll of such entity as an employee (for example, an individual performing services for the Company or its Subsidiaries or Affiliates pursuant to a leasing agreement), be treated as an Employee even if such individual qualifies as an "employee" of the Company or its Subsidiaries or Affiliates by virtue of common law principles or the leased employee rules under Code
       (S)414(n). Further, if an individual performing services for the Company or its Subsidiaries or Affiliates is retroactively reclassified as an employee of the Company or its Subsidiaries or Affiliates for any reason, such reclassified individual shall not be treated as an Employee for purposes of this Plan for any period prior to the actual date (and not the effective date)
     of such reclassification. Directors who are employed by the Company shall be considered Employees under this Plan.

  2.16. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

  2.17. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

  2.18. "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

    (a) The value of a Share shall be deemed equal to the value of a share of the Class B common stock of the Company, as determined in accordance with the following provisions:

          (1) If shares of Class B common stock are listed on any established stock exchange or a national market system, including without limitation The NASDAQ National Market System, the Fair Market Value of a share of the Class B common stock shall be the average of the highest and lowest sale price for a share of Class B common stock (or either the average of the highest and lowest bid and asked prices, if no sales were reported), as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

          (2) If shares of Class B common stock are not listed on any established stock exchange or a national market system, the Fair Market Value of a share shall be determined by the Committee in its sole and absolute discretion.

    (b) If, for any reason, the Fair Market Value of a Share cannot be ascertained or is unavailable for the date in question, the Fair Market Value of a Share may, in the sole and absolute discretion of the Committee, be determined as of the nearest preceding date on which such Fair Market Value can be ascertained under the appropriate method indicated above.

  2.19. "Freestanding SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.

  2.20. "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code (S)422.

  2.21. "Insider" shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to
        Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

  2.22. "Key Person" shall mean a consultant, distributor or other person who has rendered or will render valuable services to the Company or a Subsidiary.

  2.23. "Management Incentive Award" shall mean an Award granted to a Participant, as described in Article 10 herein.

  2.24. "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to be treated as an ISO under Code (S)422.

  2.25. "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

  2.26. "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

  2.27. "Outside Director" means a member of the Board who is not an employee of the Company or any Affiliate thereof and who qualifies as (1) "non-employee director" under Rule 16b-3(b)(3) under the 1934 Act, as amended from time to time, and (2) an "outside director" under Code
        (S)162(m) and the regulations promulgated thereunder.

  2.28. "Participant" means an Employee or Director or Key Person who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

  2.29."Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code (S)162(m).

  2.30. "Performance Share" means an Award granted to a Participant, as described in Article 9 herein.

  2.31. "Performance Unit" means an Award granted to a Participant, as described in Article 9 herein.

  2.32. "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is subject to a substantial risk of forfeiture, as provided in Article 8 herein.

  2.33. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

  2.34. "Restricted Stock" means an Award granted to a Participant pursuant to Article 8 herein. Such term shall also include awards of units tied to the value of Shares, but not in the form of actual Shares during the Period of Restriction.

  2.35. "Retirement" shall mean (1) with respect to Participants who participate in the Company's tax-qualified retirement plan, the attainment of Early Retirement Age (as defined in the Company's tax-qualified retirement plan) accompanied by a cessation of employment with the Company and all Subsidiaries and an election by the employee to receive (or commence receiving) retirement benefits under the Company's tax-qualified retirement plan, and (2) with respect to all other Participants, "retirement" as determined by the Committee in its sole discretion.

  2.36. "Shares" means the shares of the Class A common stock of the Company.

  2.37. "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

  2.38. "Subsidiary" means any corporation, partnership, joint venture, or other entity in which the Company has a 50% or greater voting interest.

  2.39. "Tandem SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration

   3.1. General. The Plan shall be administered by the Committee; provided, however, (1) the Board may at any time take on the powers, authority and duties of the Committee hereunder, and (2) the Board shall have the powers, authority and duties of the Committee with respect to the granting and interpretation of Awards to Outside Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company. With respect to Committee appointments and composition, while the Board has complete discretion with respect to such matters, it should be noted that only a Committee (or a sub-committee thereof) comprised solely of two or more Outside Directors may grant Awards which will meet the Performance-Based Exception.

   3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and Directors and Key Persons who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

   3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Key Persons, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan and Maximum Awards

   4.1. Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for
issuance to Participants under the Plan shall be    , all of which may be
issued as ISOs. The total number of shares reserved for issuance as restricted stock shall be limited to . The Committee shall determine the appropriate methodology for calculating the number of Shares actually issued pursuant to the Plan. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

  (a) Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in
      any one fiscal year to any one single Participant shall be        .

  (b) SAR's: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in
      any one fiscal year to any one single Participant shall be        .

  (c) Restricted Stock. The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant
      shall be        .

  (d) Performance Shares/Units. The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares/Units granted in any one fiscal year to any one
      Participant shall be equal to the value of         Shares.

  (e) Management Incentive Awards. The maximum aggregate payout with respect to Management Incentive Awards granted in any one fiscal year to any
      one Participant shall be equal to the value of         Shares.

   4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
(S)368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under
Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in subsections 4.1(a) and 4.1(b), as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5. Eligibility and Participation

   5.1. Eligibility. Persons eligible to participate in this Plan include all Employees and Directors and Key Persons.

   5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Stock Options

   6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided, however, that ISO's may only be granted to Participants who are Employees of the Company or a subsidiary (within the meaning of Code
(S)424(f)) of the Company.

   6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code (S)422, or an NQSO whose grant is intended not to fall under the provisions of Code (S)422.

   6.3. Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. With respect to granting Awards of ISO's, the Option Price of any ISO may not be less than 100% of the Fair Market Value of a Share on the date the Option is granted, and the Option Price of any ISO which is granted to an individual who owns more than 10% of the voting power of all classes of stock of the Company or any "parent" or "subsidiary" corporation of the Company (within the meaning of Code (S)424(e) and (f)) may not be less than 110% of the Fair Market Value of a Share on the date the Option is granted.

   6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

   6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

   6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

   The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (c) by a combination of (a) and (b); provided, however, that Shares tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price. Further, with respect to any Participant who is an Insider, such tendering transaction (1) must have met the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act.

   Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise or other means approved by the Committee (such as, for example, telephonic or electronic means) and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

   6.7. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

   6.8. Termination of Employment/Directorship/Other Relationship. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or directorship or other relationship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this
Article 6, and may reflect distinctions based on the reasons for termination.

   6.9. Nontransferability of Options.

    (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISO's granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his ISO, such ISO may be exercised by such Participant's legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the ISO if the Participant is incapacitated shall be determined by the Committee in its sole and absolute discretion.

    (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSO's granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his NQSO, such NQSO may be exercised by such Participant's legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the NQSO if the Participant is incapacitated shall be determined by the Committee in its sole and absolute discretion.

Article 7. Stock Appreciation Rights

   7.1. Grant of SAR's. Subject to the terms and conditions of the Plan, SAR's may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SAR's, Tandem SAR's, or any combination of these forms of SAR.

   The Committee shall have complete discretion in determining the number of SAR's granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SAR's.

   The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SAR's shall equal the Option Price of the related Option.

   7.2. Exercise of Tandem SAR's. Tandem SAR's may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

   Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

   7.3. Exercise of Freestanding SAR's. Freestanding SAR's may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

   7.4. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

   7.5. Term of SAR's. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

   7.6. Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

    (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

    (b) The number of Shares with respect to which the SAR is exercised.

   At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

   7.7. Termination of Employment/Directorship/Other Relationship. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or directorship or other relationship with the Company and/or its subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SAR's issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

   7.8. Nontransferability of SAR's. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SAR's granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his SAR, such SAR may be exercised by such Participant's legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the SAR if the Participant is incapacitated shall be determined by the Committee in its sole and absolute discretion.

Article 8. Restricted Stock

   8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

   8.2. Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

   8.3. Transferability. Except as otherwise provided in a Participant's Award Agreement, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement, other than by will or by the laws of descent and distribution.

   8.4. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws, and such restrictions may apply after the Period of Restriction specified in the Restricted Stock Award Agreement or earlier satisfaction of any other conditions set forth in the Restricted Stock Award Agreement. Shares of Restricted Stock shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions or restrictions during the Period of Restriction.

   The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

   Except as otherwise provided in this Article 8 or as otherwise provided in the Restricted Stock Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

   8.5. Voting Rights. Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction, unless otherwise provided in the Restricted Stock Award Agreement.

   8.6. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be credited with and shall be paid regular cash dividends paid with respect to the underlying Shares while they are so held, unless otherwise provided in the Restricted Stock Award Agreement. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

   8.7. Termination of Employment/Directorship/Other Relationship. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment or directorship or other relationship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Units and Performance Shares

   9.1. Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

   9.2. Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a "Performance Period."

   9.3. Earning of Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

   9.4. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

   At the discretion of the Committee and as provided in the Award Agreement, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants. In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

   9.5. Termination of Employment/Directorship/Other Relationship. Each Performance Unit/Share Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment or directorship or other relationship with the Company. Such provisions shall be determined in the sole discretion or the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Units/Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

   9.6. Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Management Incentive Awards

   10.1. Grant of Management Incentive Awards. Subject to the terms and provisions of the Plan, Management Incentive Awards may be granted to Participants who are Employees of the Company or a Subsidiary at such times and in such amount and upon such terms as shall be determined by the Committee consistent with this Article. The Committee (or a committee thereof which has been delegated such authority) shall select those Participants who shall receive Awards under the Plan for a given calendar year, and shall base its decision upon the recommendations of district, regional and corporate group managers. The Committee shall have full discretion and authority to decide which Participants should receive Management Incentive Awards and how such Participants should be determined.

   10.2. Form of Awards. Each Management Incentive Award shall consist either of Shares and a cash amount approximately equal to the amount the Company is required to withhold to satisfy certain tax withholding obligations on the Awards, or exclusively of cash. However, Management Incentive Awards may consist of contributions to a tax-qualified plan sponsored and maintained by the Company. Generally, the cash only Management Incentive Awards shall be used with respect to Employees of international subsidiaries and Employees who are no longer Employees on the date of actual distribution of such Awards. However, the Committee maintains sole and complete discretion to determine the form that a Management Incentive Award will take for any specific Participant.

   10.3. Amount of Awards. The aggregate amount of the Management Incentive Awards granted at the end of a calendar year shall be determined by the Board (or a committee thereof which has been delegated such authority) in its sole discretion. The aggregate amount determined for Management Incentive Awards for a given calendar year shall be divided among those Participants who have been selected to receive Management Incentive Awards for such calendar year in proportion to (1) the respective Participant's monthly salary rate as of the September 30th occurring during such calendar year with respect to Participants whose position is deemed to be below the level of Operating Center Manager, or (2) twice the respective Participant's monthly salary rate as of the September 30th occurring during such calendar year with respect to Participants whose position is deemed to be at or above the level of Operating Center Manager.

   10.4. Custody of Management Incentive Awards Paid in Shares. Upon issuance to a Participant, Shares shall be held by a custodian chosen by the Committee. Each recipient of Shares may elect to have the custodian continue to hold the Shares as custodian without cost or may elect to have the Shares delivered to him or her. The custodian shall register Shares held by it for a Participant in the custodian's name and shall sell or otherwise dispose of the Shares only pursuant to the Participant's instructions. Dividends and other distributions on Shares held by the custodian shall be promptly remitted by the custodian to Participants owning such Shares. Participants owning Shares held by the custodian shall receive periodic statements of the number of Shares held for their account and of dividends paid on such Shares. Notice of any regular or special meeting of Company shareholders shall be forwarded to Participants owning Shares held by the custodian by the custodian, which shall furnish such Participants a proxy permitting the Participant to vote the number of Shares held by him or her by the custodian.

   10.5. Additional Management Incentive Award for Custodial Shares. In addition to the remuneration that a Participant receives pursuant to Section
10.3 above, a Participant receiving a Management Incentive Award for a calendar year may (in the discretion of the Committee) also receive, as a part of such Award, an amount equal to the lesser of (1) one month's salary of the Participant determined as of the September 30th during such calendar year, or
(2) 2% of the cost of Shares previously deposited with the custodian for such Participant, less the proceeds from the sale of any such Shares (other than proceeds derived from such Participant's participation in any Company sponsored issuer tender offer), determined as of October 31st of such calendar year.

   10.6. Timing of Awards. Generally, Management Incentive Awards for a given calendar year shall be announced prior to the end of such calendar year, but shall actually be paid on or before March 15th of the following calendar year. Once a determination has been made as to which Participants shall receive Management Incentive Awards for a given calendar year, such Participants shall be notified, and the Participant's right to a Management Incentive Award vests immediately upon notification.

Article 11. Performance Measures

   Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

    (a) Earnings per share;

    (b) Net income (before or after taxes);

    (c) Return measures (including, but not limited to, return on assets, equity, or sales);

    (d) Cash flow return on investments which equals net cash flows divided by owners equity;

    (e) Earnings before or after taxes;

    (f) Gross revenues;

    (g) Share price (including, but not limited to, growth measures and total shareholder return); and/or

    (h) Pretax profit.

   The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employee, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

   In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
(S)162(m).

Article 12. Deferrals

   The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. However, notwithstanding the preceding provisions of this Article and notwithstanding any other provision of this Plan to the contrary, the Committee shall not, (1) in establishing the terms and provisions of any Award, or (2) in exercising its powers under this Article, create any arrangement which would constitute an employee pension benefit plan as defined in ERISA (S)3(3) unless the arrangement provides benefits solely to one or more individuals who constitute members of a select group of management or highly compensated employees (within the meaning of ERISA (S)(S)201(2), 301(a)(3), 401(a)(1) and 4021(b)(6)).

Article 13. Rights of Employees/Directors

   13.1. Employment and Performance of Services. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's services at any time, nor confer upon any Participant any right to continue performing services for the Company.

   13.2. Participation. No Employee or Director or Key Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 14. Change in Control

   14.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

    (a) Vesting of Options and SAR's. Any and all Options and SAR's granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

    (b) Lapse of Restricted Share Restrictions. Any restriction periods and restrictions imposed on Restricted Shares which are not performance-based shall lapse; and

    (c) Vesting, Payment and Achievement of Performance Criteria on Other Awards. The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

   14.2. Special Gross-Up Payment for Excise Tax Imposed.

    (a) Upon a Change In Control, the Company shall appoint an independent tax consultant (herein the "ITC") who shall be a lawyer, certified public accountant or a compensation consultant with expertise in the area of executive compensation tax law, who shall be selected by the Company and whose fees and disbursements shall be paid by the Company.

    (b) Upon a Change in Control, each Participant who believes that they might be required to pay any Code (S)4999 excise tax shall be entitled to request the calculation and payment of a Gross-Up Payment (as defined below); provided, however, that any Participant requesting the calculation and payment of a Gross-Up Payment must provide the ITC with all information necessary for the ITC to determine the proper amount of Gross-Up Payment which should be made to requesting Participant, and must agree with the release of such information by the Company to the ITC.

    (c) The ITC shall, with respect to each Participant making a request for the calculation and payment of a Gross-Up Payment (a "Requesting Participant"), make a determination as to whether
        (1) the amounts paid to such Participant under Awards issued under this Plan and (2) other payments otherwise paid to such Participant, which constitute "parachute payments" (as defined in Code (S)280G) (hereinafter referred to as "Parachute Payments") would be subject to the Code (S)4999 excise tax. If the ITC determines that the Parachute Payments to a Requesting Participant would be subject to the Code (S)4999 excise tax, then such Participant shall receive an additional lump sum cash payment (herein the "Gross-Up Payment") in an amount such that after payment by the Requesting Participant of all federal and state taxes (including the Code (S)4999 excise tax) imposed upon the Gross-Up Payment, the Requesting Participant retains from the Gross-Up Payment an amount equal to the Code (S)4999 excise tax imposed upon the Parachute Payments.

    (d) If the ITC shall determine that no Code (S)4999 excise tax is payable by a Requesting Participant, the ITC shall furnish the Requesting Participant with a written opinion that the Requesting Participant has substantial authority not to report any Code
        (S)4999 excise tax due on the Requesting Participant's income tax returns. A Requesting Participant shall notify the Company in writing within 15 days of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Requesting Participant is subsequently required to make a payment of any Code (S)4999 excise tax by the IRS, then the Company shall make a payment (the "Gross-Up Underpayment") to the Requesting Participant equal to the amount assessed as a Code (S)4999 excise tax by the IRS; provided, however, the Company may, in lieu of making such Gross-Up Underpayment to the Requesting Participant, notify the Requesting Participant in writing that it desires that the Requesting Participant contest the IRS claim, in which case the Requesting Participant and the Company shall cooperate, and the Company shall bear all costs and expenses (including payment of any resulting Code (S)4999 excise tax ultimately determined to be due, additional interest and penalties) incurred in connection with contesting such claim.

   14.3. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Article may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article and Section 2.6 at any time and from time to time prior to the date of a Change in Control.

Article 15. Amendment, Modification, and Termination

   15.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

   15.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Committee determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Code (S)162(m), as from time to time amended.

   15.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

   15.4. Compliance with Code (S)162(m). The Committee shall have full and absolute discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Code (S)162(m) and the regulations thereunder. In addition, in the event that changes are made to Code (S)162(m) to permit greater flexibility with respect to any Award or Awards made available under the Plan, the Committee may make any adjustments it deems appropriate.

Article 16. Withholding

   16.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

   16.2. Share Withholding. Whenever Shares are to be issued or cash paid to an Optionee upon exercise of an Option, the Company shall have the right to require the Optionee to remit to the Company, as a condition of exercise of the Option, an amount sufficient to satisfy federal, state and local withholding tax requirements at the time of exercise. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act.

Article 17. Indemnification

   Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 18. Successors

   All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

Article 19. Miscellaneous

   19.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

   19.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   19.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

   19.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

   19.5. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal laws of the state of Georgia.

   19.6. Plan Document Controls. In the event of any conflict between the provisions of an Award Agreement and the Plan, the Plan shall control, and the conflicting provisions of the Award Agreement shall be null and void ab initio.

   19.7. Unfunded Arrangement. The Plan shall not be funded, and except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any grant under the Plan.

   19.8. Awards Granted in Substitution. Notwithstanding any contrary provision, in the event the Company engages in a recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out, acquisition or other business transaction with another organization, the Committee in its absolute discretion may grant Awards under this Plan in substitution and cancellation of options, stock appreciation rights, restricted stock, performance shares or performance units awarded to an individual by such other organization. Awards made under this Section in substitution for awards canceled as a result of such business transaction may have an Option Price or grant price less than one hundred percent (100%) of the Fair Market Value on the date such award is granted.

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL") generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

   New UPS's bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the Company as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the Company to recover the amount of an unpaid claim, the Company is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Company. The bylaws further provide that an officer or director may (thirty days after a written claim has been received by the Company) bring suit against the Company to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the certificate of incorporation, bylaw, agreement, vote of shareowners or disinterested directors or otherwise, and that they include the right to be paid by the Company the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
   No.                                                Description
 -------                                              -----------
  2.1     Form of Agreement and Plan of Merger, dated as of September  , 1999, among United Parcel Service of
          America, Inc., United Parcel Service, Inc. and UPS Merger Subsidiary, Inc. (included as Annex A to the proxy statement/prospectus).

  3.1     Form of Restated Certificate of Incorporation of United Parcel Service, Inc. (included as Annex B to the proxy statement/prospectus).

  3.2     Form of Bylaws of United Parcel Service, Inc.

  4.1     Form of Class A Common Stock Certificate.

  4.2     Form of Class B Common Stock Certificate.

  4.3     Specimen Certificate of Capital Stock of UPS (incorporated by reference to Exhibit 3(a) to Form 10, as filed April 29, 1970).

  4.4     UPS Managers Stock Trust Agreement, as amended and restated (incorporated by reference to Exhibit
          4(b) to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-54297)).

  4.5     Specimen Certificate of 8 3/8% Debentures due April 1, 2020 (incorporated by reference to Exhibit
          4(c) to Registration Statement No. 33-32481, filed December 7, 1989).

  4.6     Indenture relating to 8 3/8% Debentures due April 1, 2020 (incorporated by reference to Exhibit 4(c)
          to Registration Statement No. 33-32481, filed December 7, 1989).

  4.7     UPS Employees Stock Trust Agreement (incorporated by reference to Exhibit 4(iv) to Registration
          Statement on Form S-8 (No. 33-62169), filed August 28, 1995).

  4.8     Specimen Certificate of $166,000,000 of 3.25% Swiss Franc Notes due October 22, 1999 (available to the Commission upon request).

  4.9     Indenture relating to $166,000,000 of 3.25% Swiss Franc Notes due October 22, 1999 (available to the
          Commission upon request).

  4.10    Specimen Certificate of Sterling 100 million of 6.875% Notes due 2000 (available to the Commission upon request).

  4.11    Indenture relating to Sterling 100 million of 6.8755% Notes due 2000 (available to the Commission upon request).

  4.12    Specimen Certificate of $500,000,000 of Temporary and Permanent Global Notes in connection with the
          European medium term note program (available to the Commission upon request).

  4.13    Indenture relating to the $500,000,000 European Medium term note program (available to the
          Commission upon request).

  4.14    Specimen Certificate of Exchange Offer Notes Due 2030 (incorporated by reference to Exhibit T-3C to
          Form T-3 filed December 18, 1997).

  4.15    Indenture relating to Exchange Offer Notes Due 2030 (incorporated by reference to Exhibit T-3C to
          Form T-3 filed December 18, 1997).

  4.16    Specimen Certificate of $200,000,000 of 6.625% Euro Notes due April 25, 2001 (available to the
          Commission upon request).

  4.17    Indenture relating to $200,000,000 of 6.625% Euro Notes due April 25, 2001 (available to the
          Commission upon request).

 Exhibit
   No.                                 Description
 -------                               -----------
   4.18  Specimen Certificate of $300,000,000 of 6.25% Euro Notes due July 7,
         2000 (available to the Commission upon request).

   4.19  Indenture relating to $300,000,000 of 6.25% Euro Notes due July 7, 2000
         (available to the Commission upon request).

   4.20  Specimen Certificate of $1,000,000,000 of Temporary and Permanent
         Global Notes in connection with the European medium term note program
         (available to the Commission upon request).

   4.21 Indenture relating to the $1,000,000,000 European medium term note program (available to the Commission upon request).

   4.22 Indenture relating to $2,000,000,000 of debt securities (incorporated by Reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to
         Registration Statement on Form S-3 (No. 333-08369) as filed January 26,
         1999).

   4.23  Subscription Agreement--Cash Purchase (incorporated by reference to
         Exhibit 4(u) to 1998 Annual Report on Form 10-K).

   4.24 Subscription Agreement--Eligible Fiduciaries (incorporated by reference to Exhibit 4(v) to 1998 Annual Report on Form 10-K).

   5.1 Opinion of Gibson, Dunn & Crutcher LLP regarding the legal validity of the securities being registered for issuance.

   8.1 Form of opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters.

  10.1   UPS Thrift Plan, as Amended and Restated January 1, 1976, including
         Amendment Nos. 1 and 2 (incorporated by reference to Exhibit 10(a) to
         1980 Annual Report on Form 10-K).

         (1) Amendment No. 3 to the UPS Thrift Plan (incorporated by reference to Exhibit 20(b) to 1980 Annual Report on Form 10-K).
         (2) Amendment No. 4 to the UPS Thrift Plan (incorporated by reference to Exhibit 20(b) to 1981 Annual Report on Form 10-K).
         (3) Amendment No. 5 to the UPS Thrift Plan (incorporated by reference to Exhibit 19(b) to 1983 Annual Report on Form 10-K).
         (4) Amendment No. 6 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(4) to 1985 Annual Report on Form 10-K).
         (5) Amendment No. 7 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(5) to 1985 Annual Report on Form 10-K).
         (6) Amendment No. 8 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(6) to 1987 Annual Report on Form 10-K).
         (7) Amendment No. 9 to the UPS Thrift Plan (incorporated by Reference to Exhibit 10(a)(7) to 1987 Annual Report on Form 10-K).
         (8) Amendment No. 10 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(8) to 1990 Annual Report on Form 10-
              K).
         (9) Amendment No. 11 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(9) to 1991 Annual Report on Form 10-
              K).
         (10) Amendment No. 12 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(10) to 1991 Annual Report on Form 10-
              K).
         (11) Amendment No. 13 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(11) to 1991 Annual Report on Form 10-
              K).
         (12) Amendment No. 14 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(12) to 1991 Annual Report on Form 10-
              K).
         (13) Amendment No. 15 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(13) to 1992 Annual Report on Form 10-
              K).

 Exhibit
   No.                                Description
 -------                              -----------
         (14) Amendment No. 16 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(14) to 1993 Annual Report on Form 10-
              K).
         (15) Amendment No. 17 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(15) to 1993 Annual Report on Form 10-
              K).
         (16) Amendment No. 18 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(16) to 1994 Annual Report on Form 10-
              K).
         (17) Amendment No. 19 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(17) to 1994 Annual Report on Form 10-
              K).
         (18) Amendment No. 20 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(18) to 1995 Annual Report on Form 10-
              K).
         (19) Amendment No. 21 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(19) to 1995 Annual Report on Form 10-
              K).
         (20) Amendment No. 22 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(20) to 1996 Annual Report on Form 10-
              K).
         (21) Amendment No. 23 to the UPS Thrift Plan (incorporated by reference to Exhibit 10(a)(21) to 1996 Annual Report on Form 10-
              K).

  10.2 UPS Retirement Plan (including Amendments 1 through 4) (incorporated by reference to Exhibit 9 to 1979 Annual Report on Form 10-K).
         (1) Amendment No. 5 to the UPS Retirement Plan (incorporated by reference to Exhibit 20(a) to 1980 Annual Report on Form 10-K).
         (2) Amendment No. 6 to the UPS Retirement Plan (incorporated by reference to Exhibit 19(a) to 1983 Annual Report on Form 10-K).
         (3) Amendment No. 7 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(3) to 1984 Annual Report on Form 10-
              K).
         (4) Amendment No. 8 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(4) to 1985 Annual Report on Form 10-
              K).
         (5) Amendment No. 9 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(5) to 1985 Annual Report on Form 10-
              K).
         (6) Amendment No. 10 to the UPS Retirement Plan (incorporated by reference to Exhibit 19(a) to 1988 Annual Report on Form 10-K).
         (7) Amendment No. 11 to the UPS Retirement Plan (incorporated by reference to Exhibit 19(b) to 1988 Annual Report on Form 10-K).
         (8) Amendment No. 12 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(8) to 1989 Annual Report on Form 10-
              K).
         (9)  Amendment No. 13 to the UPS Retirement Plan (incorporated by
              Reference to Exhibit 10(b)(9) to 1989 Annual Report on Form 10-
              K).
         (10) Amendment No. 14 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(10) to 1990 Annual Report on Form 10-
              K).
         (11) Amendment No. 15 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(11) to 1992 Annual Report on Form 10-
              K).
         (12) Amendment No. 16 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(12) to 1994 Annual Report on Form 10-
              K).
         (13) Amendment No. 17 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(13) to 1994 Annual Report on Form 10-
              K).
         (14) Amendment No. 18 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(14) to 1995 Annual Report on Form 10-
              K).
         (15) Amendment No. 19 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(15) to 1995 Annual Report on Form 10-
              K).
         (16) Amendment No. 20 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(16) to 1995 Annual Report on Form 10-
              K).

 Exhibit
   No.                                Description
 -------                              -----------
         (17) Amendment No. 21 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(17) to 1996 Annual Report on Form 10-
              K).
         (18) Amendment No. 22 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(18) to 1997 Annual Report on Form 10-
              K).
         (19) Amendment No. 23 to the UPS Retirement Plan (incorporated by reference to Exhibit 10(b)(19) to 1998 Annual Report on Form 10-
              K).

  10.3   UPS Managers Incentive Plan (as amended) (incorporated by reference to
         Definitive Proxy Statement for 1992 Special Meeting of Shareholders).

  10.4 Indemnification Contracts or Arrangements (incorporated by reference to Item 8 of Form 10, as filed April 29, 1970).

  10.5   Agreement of Sale between Delaware County Industrial Development
         Authority and Penallen Corporation, dated as of December 1, 1985;
         Remarketing Agreement, dated as of December 1, 1985, among United
         Parcel Service of America, Inc., Penallen Corporation and Salomon
         Brothers Inc; Guarantee Agreement, dated as of December 1, 1985, between United Parcel Service of America, Inc. and Irving Trust
         Company; Guarantee by United Parcel Service of America, Inc. to
         Delaware County Industrial Development Authority, dated as of December
         1, 1985 (incorporated by reference to Exhibit 10(m) to 1985 Annual
         Report on Form 10-K).

  10.6   Receivables Purchase and Sale Agreement, dated as of November 24,
         1987, among United Parcel Service, Inc., an Ohio corporation, United
         Parcel Service, Inc., a New York corporation, United Parcel Service of
         America, Inc., Cooperative Receivables Corporation and Citicorp North
         America, Inc. (incorporated by reference to Exhibit 10(l) to 1987
         Annual Report on Form 10-K).

  10.7   Receivables Purchase and Sale Agreement, dated as of November 24,
         1987, among United Parcel Service, Inc., an Ohio corporation, United
         Parcel Service, Inc., a New York corporation, United Parcel Service of
         America, Inc., Citibank, N.A., and Citicorp North America, Inc.
         (incorporated by reference to Exhibit 10(m) to 1987 Annual Report on
         Form 10-K).

  10.8 Membership Agreement, dated as of November 24, 1987, by and between Cooperative Receivables Corporation and United Parcel Service of
         America, Inc. (incorporated by reference to Exhibit 10(n) to 1987
         Annual Report on Form 10-K).

  10.9   Amended and Restated Facility Lease Agreement, dated as of November 6,
         1990, among Overseas Partners Leasing, Inc., United Parcel Service
         General Services Co. and United Parcel Service of America, Inc.
         (incorporated by reference to Exhibit 10(r) to 1990 Annual Report on
         Form 10-K).

  10.10  Amended and Restated Facility Lease Agreement, dated as of November 6,
         1990, among Overseas Partners Leasing, Inc., United Parcel Service Co.
         and United Parcel Service of America, Inc. (incorporated by reference to Exhibit 10(s) to 1990 Annual Report on Form 10-K).

  10.11  Agreement of Sale, dated as of December 28, 1989, between Edison
         Corporation and Overseas Partners Leasing, Inc. (incorporated by reference to Exhibit 10(t) to 1989 Annual Report on Form 10-K).

  10.12 Assignment and Assumption Agreement, dated as of December 28, 1989, between and among Edison Corporation, Overseas Partners Leasing, Inc.,
         McBride Enterprises, Inc. and Ramapo Ridge-McBride Office Park
         (incorporated by reference to Exhibit 10(u) to 1989 Annual Report on
         Form 10-K).

  10.13  UPS Deferred Compensation Plan for Non-Employee Directors
         (incorporated by reference to Exhibit 10(v) to 1990 Annual Report on
         Form 10-K).

 Exhibit
   No.                                 Description
 -------                               -----------
  10.14  UPS Retirement Plan for Outside Directors (incorporated by reference to
         Exhibit 10(w) to 1990 Annual Report on Form 10-K).

  10.15  UPS Savings Plan, as Amended and Restated, including Amendment Nos. 1-5
         (incorporated by reference to Exhibit 10(x) to 1990 Annual Report on
         Form 10-K).
         (1) Amendment No. 6 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(1) to 1990 Annual Report on Form 10-
              K).
         (2) Amendment No. 7 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(2) to 1991 Annual Report on Form 10-
              K).
         (3) Amendment No. 8 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(3) to 1992 Annual Report on Form 10-
              K).
         (4) Amendment No. 9 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(4) to 1992 Annual Report on Form 10-
              K).
         (5)  Amendment No. 10 to the UPS Savings Plan (Incorporated by
              Reference to Exhibit 10(x)(5) to 1992 Annual Report on Form 10-
              K).
         (6) Amendment No. 11 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(6) to 1994 Annual Report on Form 10-
              K).
         (7) Amendment No. 12 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(7) to 1994 Annual Report on Form 10-
              K).
         (8) Amendment No. 13 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(8) to 1994 Annual Report on Form 10-
              K).
         (9) Amendment No. 14 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(9) to 1994 Annual Report on Form 10-
              K).
         (10) Amendment No. 15 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(10) to 1994 Annual Report on Form 10-
              K).
         (11) Restatement Amendment No. 1 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(11) to 1996 Annual Report on Form
              10-K).
         (12) Restatement Amendment No. 2 to the UPS Savings Plan (incorporated by reference to Exhibit 10(x)(12) to 1995 Annual Report on Form
              10-K).
         (13) Restatement Amendment No. 3 to the UPS Savings Plan (incorporated by reference to Exhibit 10(o)(13) to 1996 Annual Report on Form
              10-K).
         (14) Restatement Amendment No. 4 to the UPS Savings Plan (incorporated by reference to Exhibit 10(o)(14) to 1996 Annual Report on Form
              10-K).
         (15) Restatement Amendment No. 5 to the UPS Savings Plan (incorporated by reference to Exhibit 10(o)(15) to 1996 Annual Report on Form
              10-K).
         (16) Restatement Amendment No. 6 to the UPS Savings Plan (incorporated by reference to Exhibit 10(o)(16) to 1997 Annual Report on Form
              10-K).

  10.16  Credit Agreement (364-Day Facility) dated April 30, 1998 among United
         Parcel Service of America, Inc., the initial lenders named therein, CitiCorp Securities, Inc. as Co-Arranger and BancAmerica Robertson as
         Co-Arranger and Bank of America NT & SA., as Agent, and Citibank, N.A., as Agent (incorporated by reference to Exhibit 10(a) to Quarterly
         Report on Form 10-Q for the Quarter Ended March 30, 1998).

  10.17  Credit Agreement (Five-Year Facility) dated April 30, 1998 among United
         Parcel Service of America, Inc., the initial lenders named therein, Citicorp Securities, Inc. as Co-Arranger and BancAmerica Robertson as
         Co-Arranger and Bank of America NT & SA as Agent and Citibank, N.A., as
         Agent. (incorporated by reference to Exhibit 10(b) to the Quarterly
         Report on Form 10-Q for the Quarter Ended March 30, 1998).

  10.18  UPS 1991 Stock Option Plan (Amended and Restated as of February 20,
         1992) (incorporated by reference to Appendix A to Definitive Proxy
         Statement for 1995 Annual Meeting of Shareholders).

 Exhibit
   No.                              Description
 -------                            -----------
  10.19  UPS Excess Coordinating Benefit Plan to 1997 Annual Report on Form
         10-K (incorporated by reference to Exhibit 10(s) to 1997 Annual
         Report on Form 10-K).

  10.20 UPS 1997 Employees Stock Purchase Plan (incorporated by reference to Exhibit 99 to the Form S-8 Registration Statement No. 333-
         23971, as filed on March 26, 1997).

  10.21 UPS 1997 Managers Stock Purchase Plan (incorporated by reference to Exhibit 99 to the Form S-8 Registration Statement No. 333-
         23971, as filed on March 26, 1997).
         (1) First Amendment to the UPS 1997 Managers Stock Purchase Plan
             (incorporated by reference to Exhibit 10(u)(1) to 1998 Annual
             Report on Form 10-K).

  10.22 UPS 1996 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10(a) to Quarterly Report on Form 10-Q for the Quarter ended September 30, 1997).

  10.23  UPS Qualified Stock Ownership Plan and Trust Agreement
         (incorporated by reference to Exhibit 4.1 to Registration
         Statement No. 333-67479, filed November 18, 1998).

  10.24  Form of United Parcel Service, Inc. Incentive Compensation Plan
         (included as Annex C to the proxy statement/prospectus).

  21     Subsidiaries of the Registrant.

  23.1   Consents of Deloitte & Touche LLP.

  23.2 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1 hereto).

  23.3 Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 8.1 hereto).

  24.1   Powers of Attorney (previously filed).

  27     Financial Data Schedule (previously filed).

  99.1   Proxy cards and voting instructions.

   (b) Financial Statement Schedules

   Schedules are omitted because of the absence of conditions under which they are required under the pertinent portion of the instructions for Form S-4.

   (c) Opinion Materially Relating to the Transaction

   None.

Item 22. Undertakings.

   (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

   (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (4) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by a person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (5) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fulton, State of Georgia, on September 1, 1999.

                                          United Parcel Service, Inc.

                                                /s/ James P. Kelly*
                                          By: _________________________________
                                                       James P. Kelly
                                                 Chairman of the Board and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ John W. Alden*             Vice Chairman of the        September 1, 1999
______________________________________  Board, Senior Vice
            John W. Alden               President and Director

     /s/ William H. Brown III*         Director                    September 1, 1999
______________________________________
         William H. Brown III

       /s/ Robert J. Clanin*           Senior Vice President,      September 1, 1999
______________________________________  Chief Financial Officer,
           Robert J. Clanin             Treasurer and Director
                                        (Principal Financial and
                                        Accounting Officer)

       /s/ Michael L. Eskew*           Executive Vice President    September 1, 1999
______________________________________  and Director
           Michael L. Eskew

              Signature                          Title                   Date
              ---------                          -----                   ----
        /s/ James P. Kelly*            Chairman of the Board,      September 1, 1999
______________________________________  Chief Executive Officer
            James P. Kelly              and Director (Principal
                                        Executive Officer)

       /s/ Ann M. Livermore*           Director                    September 1, 1999
______________________________________
           Ann M. Livermore

      /s/ Gary E. MacDougal*           Director                    September 1, 1999
______________________________________
          Gary E. MacDougal

       /s/ Joseph R. Moderow           Senior Vice President,      September 1, 1999
______________________________________  Secretary and Director
          Joseph R. Moderow

        /s/ Kent C. Nelson*            Director                    September 1, 1999
______________________________________
            Kent C. Nelson

       /s/ Victor A. Pelson*           Director                    September 1, 1999
______________________________________
           Victor A. Pelson

        /s/ John W. Rogers*            Director                    September 1, 1999
______________________________________
            John W. Rogers

     /s/ Charles L. Schaffer*          Senior Vice President and   September 1, 1999
______________________________________  Director
         Charles L. Schaffer

        /s/ Lea N. Soupata*            Senior Vice President and   September 1, 1999
______________________________________  Director
            Lea N. Soupata

       /s/ Robert M. Teeter*           Director                    September 1, 1999
______________________________________
           Robert M. Teeter

     /s/ Thomas H. Weidemeyer*         Senior Vice President and   September 1, 1999
______________________________________  Director
         Thomas H. Weidemeyer


*By:  /s/ Joseph R. Moderow
    __________________________________
        Joseph R. Moderow
        Attorney-in-fact